Exhibit 10.1

EXECUTION VERSION

U.S.$250,000,000

CREDIT AGREEMENT

Dated as of December 20, 2012

among

TPC HOLDINGS, INC.,

as Holdings,

SAWGRASS MERGER SUB INC.,

(to be merged into TPC GROUP INC.)

as Lead Borrower,

TPC GROUP INC.,

THE SUBSIDIARIES OF TPC GROUP INC. PARTY HERETO,

as Borrowers

THE LENDERS PARTY HERETO,

BANK OF AMERICA, N.A.,

as Administrative Agent

BANK OF AMERICA, N.A.,

as Collateral Agent,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

JEFFERIES FINANCE LLC AND MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Lead Arrangers and Joint Bookrunners,

and

JEFFERIES FINANCE LLC AND MORGAN STANLEY SENIOR FUNDING, INC.,

as Syndication Agents

i

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Solvency Certificate
Exhibit C	Form of Note
Exhibit D	Form of United States Tax Compliance Certificate

Schedule I	Designated Borrower Subsidiaries
Schedule II
Part A	Security Documents to be Delivered on the Closing Date
Part B	Security Documents to be Delivered post-Closing Date
Schedule III	Closing Date Guarantors

Schedule 1.01(a) Schedule 1.01(b) Schedule 2.01	Bank Product Debt Business and Collateral Locations Commitments
Schedule 3.01	Organization and Good Standing
Schedule 3.04	Governmental Approvals
Schedule 3.07(d)	Condemnation Proceedings
Schedule 3.07(f)	Subsidiaries
Schedule 3.07(g)	Subscriptions
Schedule 3.08(a)	Litigation
Schedule 3.08(b)	Violations
Schedule 3.12	Taxes
Schedule 3.15	Environmental Matters
Schedule 3.19	Labor Matters
Schedule 3.20	Insurance
Schedule 5.10	Real Property
Schedule 5.14	Deposit Accounts

CREDIT AGREEMENT dated as of December 20, 2012 (as amended, amended and restated, supplemented or otherwise modified, this “Agreement”), among TPC HOLDINGS, INC., a Delaware corporation (“Holdings”), SAWGRASS MERGER SUB INC., a Delaware corporation and a wholly owned direct subsidiary of Holdings (the “Merger Sub”) and to be merged into TPC GROUP INC. on the Acquisition Closing Date, TPC GROUP INC., a Delaware corporation (the “Target”), the Designated Borrowers listed on Schedule I hereto (which shall become party hereto by executing this Agreement on the Closing Date) and the other Borrowers party hereto from time to time, the LENDERS party hereto from time to time, BANK OF AMERICA, N.A., as administrative agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”) for the Lenders, BANK OF AMERICA, N.A., as collateral agent (in such capacity, together with any successor collateral agent, the “Collateral Agent”) for the Lenders, JEFFERIES FINANCE LLC (“Jefferies Finance”) and MORGAN STANLEY SENIOR FUNDING, INC. (“Morgan Stanley”), as syndication agents (in such capacity, the “Syndication Agents”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and JEFFERIES FINANCE and MORGAN STANLEY, as joint lead arrangers and joint bookrunners (in such capacity, the “Joint Lead Arrangers”).

W I T N E S S E T H :

WHEREAS, an Affiliate (with such term and each other capitalized term used but not defined in this preamble having the meaning assigned thereto in Article I) of a fund managed by FRC Founders Corporation (formerly known as First Reserve Corporation) and SK Capital Partners III, L.P. (collectively, the “Sponsor”) will acquire of all of the equity interests of Target pursuant to an Agreement and Plan of Merger (as amended, restated or otherwise modified, the “Merger Agreement”) dated as of August 25, 2012, by and among the Target, Holdings and the Merger Sub. On the date of consummation of such merger (the “Acquisition Closing Date”) Merger Sub will merge with and into the Target, with the Target surviving such merger (the “Acquisition”) and from and after the Acquisition Closing Date Target shall become the Lead Borrower hereunder;

WHEREAS, the Lead Borrower intends to issue senior secured notes in an aggregate amount of up to U.S.$655.0 million (the “Senior Notes”) and use a portion of the proceeds of the Senior Notes to refinance all amounts owing under the Existing Facilities (the “Refinancing”).

WHEREAS, the Lead Borrower has requested that the Lenders extend credit in the form of Revolving Facility Loans and Revolving Letters of Credit at any time and from time to time prior to the Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $250.0 million;

NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Accounts” shall have the meaning specified in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

“Account Debtor” shall mean, a Person obligated under an Account, Chattel Paper or General Intangible.

“Acquired Debt” shall mean, with respect to any specified Person: (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” shall have the meaning specified in the recitals hereto.

“Acquisition Closing Date” shall have the meaning specified in the recitals hereto.

“Additional Agreement” shall have the meaning specified in Section 8.04.

“Additional Assets” shall mean (a) any properties or assets to be used by Holdings, a Borrower, or a Restricted Subsidiary in a Permitted Business; (b) capital expenditures by the Holdings, a Borrower, or a Restricted Subsidiary in a Permitted Business; or (c) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that, in the case of clause (c), such Restricted Subsidiary is primarily engaged in a Permitted Business.

“Administrative Agent” shall have the meaning specified in the introductory paragraph of this Agreement.

“Affiliate” of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent Fees” shall have the meaning specified in Section 2.12(d).

“Agent Parties” shall have the meaning specified in Section 9.17(c).

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall have the meaning specified in the introductory paragraph of this Agreement.

“Allocable Amount” shall have the meaning specified in Section 9.22.

“Alternate Base Rate” shall mean the greater of (i) the rate of interest per annum determined by the Administrative Agent from time to time as its prime commercial lending rate for U.S. Dollar loans in the United States for such day (the “Prime Rate”), (ii) the Federal Funds Rate plus 0.50% per annum and (iii) the LIBOR Rate determined by the Administrative Agent (with a term equivalent to one month), determined as of approximately 11:00 a.m. (London time) two Business Days prior to the date at which the Alternate Base Rate is being determined, plus 1%. The Prime Rate is not necessarily the lowest rate that the Administrative Agent is charging to any corporate customer.

“Applicable Commitment Fee Percentage” shall mean, for any day, the applicable percentage set forth below under the caption “Applicable Commitment Fee Percentage” based upon the Quarterly Average Unused Revolving Facility Balance as of the last day of the most recently ended fiscal quarter:

Quarterly Average Unused Revolving Facility Balance	Applicable Commitment Fee Percentage
Category 1 > 50% of the Total Commitments	0.50% per annum
Category 2 < 50% of the Total Commitment	0.375% per annum

(i) the Applicable Commitment Fee Percentage shall be calculated once each fiscal quarter, as of the last day of each such fiscal quarter, based upon the Quarterly Average Unused Revolving Facility Balance for such fiscal quarter, (ii) the Applicable Commitment Fee Percentage from the Closing Date through and including the last day of the first fiscal quarter to end following the Closing Date shall be the applicable percentage set forth in Category 1 above and thereafter shall be adjusted in accordance with the provisions hereof, (iii) in the event that the Borrowers fail to provide any Borrowing Base Certificate required hereunder with respect thereto for any period on the date required hereunder, effective as of the date on which such Borrowing Base Certificate was otherwise required, the Applicable Commitment Fee Percentage shall be deemed to be Category 1 above for all purposes until the date on which such required Borrowing Base Certificate is provided and (iv) at any time after the occurrence and during the continuance of an Event of Default under Section 7.01(b), (c), (i) or (j) is continuing the Applicable Commitment Fee Percentage shall be deemed to be Category 1 above.

In the event that the Borrowing Base Certificate delivered is inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Commitment Fee Percentage for any period (an “Applicable Period”) than the Applicable Commitment Fee Percentage applied for such Applicable Period, then (a) the Borrowers shall as promptly as practicable deliver to the Administrative Agent a corrected Borrowing Base Certificate for such Applicable Period, (b) the Applicable Commitment Fee Percentage shall be determined based on the corrected Borrowing Base Certificate for such Applicable Period, and (c) the Borrowers shall as promptly as practicable pay to the Administrative Agent (for the account of the Lenders during the Applicable Period or their successors and assigns) the accrued additional Commitment Fee owing as a result of such increased Applicable Commitment Fee Percentage for such Applicable Period. This paragraph shall not limit the rights of the Administrative Agent or the Lenders with respect to Section 2.13 and Article VII hereof, and shall survive the termination of this Agreement; provided that, notwithstanding the foregoing, so long as an Event of Default described in Section 7.01(i) or Section 7.01(j) has not occurred with respect to any Borrower, such shortfall shall be due and payable five (5) Business Days following the determination described above.

All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

“Applicable Margin” shall mean for any day with respect to any LIBOR Loan or any ABR Loan, the applicable margin per annum set forth below under the caption “LIBOR Loan Spread,” “ABR Loan Spread,” as the case may be, based upon the Quarterly Average Excess Availability Percentage as of the last day of the most recently ended fiscal quarter:

Quarterly Average Excess Availability Percentage	LIBOR Loan Spread	ABR Loan Spread
Category 1 < 33%	2.00%	1.00%
Category 2 > 33% < 66%	1.75%	0.75%
Category 3 > 66%	1.50%	0.50%

(i) the Applicable Margin shall be calculated and established once each fiscal quarter, as of the last day of each such fiscal quarter, and shall remain in effect until adjusted thereafter after the end of each such fiscal quarter, (ii) each adjustment of the Applicable Margin shall be effective as of the first day of a fiscal quarter based on the Quarterly Average Excess Availability Percentage for the immediately preceding fiscal quarter, (iii) the Applicable Margin from the Closing Date through and including the last day of the first fiscal quarter to end following the Closing Date shall be the applicable percentage set forth in Category 2 above and thereafter shall be adjusted in accordance with the provisions hereof, (iv) in the event that Borrower fails to provide any Borrowing Base Certificate required hereunder with respect thereto for any period on the date required hereunder, effective as of the date on which such Borrowing Base Certificate was otherwise required, the Applicable Margin shall be deemed to be Category 1 above for all purposes until the date on which such required Borrowing Base Certificate is provided and (v) at any time after the occurrence and during the continuance of an Event of Default under Section 7.01(b), (c), (i) or (j) is continuing the Applicable Margin shall be deemed to be Category 1 above.

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Borrowing Base Certificate delivered is inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any applicable period than the Applicable Margin applied for such applicable period, then (i) the Borrower shall as promptly as possible deliver to the Administrative Agent a corrected Borrowing Base Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined based on the corrected Borrowing Base Certificate for such Applicable Period, and (iii) the Borrower shall as promptly as possible pay to the Administrative Agent (for the account of the Lenders during the applicable period or their successors and assigns) the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period pursuant to Section 2.13. This paragraph shall not limit the rights of the Administrative Agent or the Lenders with respect to Section 2.13(d) and Article VII hereof, and shall survive the termination of this Agreement; provided that, notwithstanding the foregoing, so long as an Event of Default described in Section 7.01(i) or Section 7.01(j) has not occurred with respect to any Borrower, such shortfall shall be due and payable five (5) Business Days following the determination described above.

“Applicable Percentage” means, with respect to any Lender, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Total Commitments; provided that for purposes of Section 2.19 and otherwise herein, when there is a Defaulting Lender, any such Defaulting Lender’s Commitment shall be disregarded in any such calculations. If the Commitments have terminated or expired, the Applicable Percentages of each Lender shall be determined based on the Revolving Facility Credit Exposure of the applicable Lenders, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Period” shall have the meaning assigned to such term in the definition of “Applicable Commitment Fee Percentage”

“Approved Fund” shall have the meaning specified in Section 9.04(b).

“Asset Acquisition” shall mean:

(i) an investment by Holdings or any Restricted Subsidiary of Holdings in any other Person pursuant to which such Person shall become a Restricted Subsidiary of Holdings or any Restricted Subsidiary of Holdings or shall be merged with or into or consolidated with Holdings or any Restricted Subsidiary of Holdings; or

(ii) the acquisition by Holdings or any Restricted Subsidiary of Holdings of the assets of any person (other than a restricted subsidiary of Holdings) which constitute all or substantially all of the assets of such person or comprise any division or line of business of such person or any other properties or assets of such person.

“Asset Sale” shall mean:

(i) the sale, lease, conveyance or other disposition of any assets or rights of Holdings and its Restricted Subsidiaries (including by way of sale and leasback); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Holdings and its Restricted Subsidiaries taken as a whole will be subject to the provisions of Section 6.06 and not Section 6.03; and

(ii) the issuance or sale of Equity Interests in any of the Lead Borrower and its Restricted Subsidiaries (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 6.02, directors’ qualifying shares, or shares required by applicable law to be held by a Person other than the Lead Borrower or a Restricted Subsidiary).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(A) any single transaction or series of related transactions that involves assets or Equity Interests of any Restricted Subsidiary having a Fair Market Value of less than $20.0 million;

(B) a transfer of assets between or among Holdings and any Restricted Subsidiary; provided that any transfers from the Lead Borrower or a Guarantor to a Restricted Subsidiary that is not a Guarantor of assets that constitute Collateral do not result in the Lien on such Collateral being released;

(C) an issuance or sale of Equity Interests by a Restricted Subsidiary of Holdings to Holdings or to another Restricted Subsidiary of Holdings;

(D) the sale or lease of inventory, products or services or the lease, assignment or sub-lease of any real or personal property;

(E) the sale or discounting of accounts receivable in the ordinary course of business;

(F) any sale or other disposition of damaged, worn-out, obsolete or no longer useful assets or properties;

(G) any sale of assets received by Holdings or any of its Restricted Subsidiaries upon the foreclosure, condemnation or similar action on a Lien;

(H) the sale or other disposition of cash, Cash Equivalents or Marketable Securities;

(I) a Restricted Payment that does not violate the covenant described under Section 6.01 or a Permitted Investment;

(J) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(K) the granting of Liens not otherwise prohibited by this Agreement;

(L) the grant in the ordinary course of business of any license of patents, trademarks, know-how and any other intellectual property;

(M) the early termination or unwinding of any Hedging Obligations;

(N) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements or similar binding arrangements;

(O) the lapse, cancellation or abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Lead Borrower are not material to the conduct of the business of the Lead Borrower and the Restricted Subsidiaries taken as a whole;

(P) the sale of any property in a sale and leaseback transaction within six months of the acquisition of such property;

(Q) any disposition of (x) MTBE Assets, (y) Capital Stock of any MTBE Subsidiary or Permitted MTBE Joint Venture and (z) the real property upon which MTBE Assets disposed of pursuant to subclause (x) are located; provided that with respect to the disposition of real property the boundaries of the real property being disposed of shall have been described in a third-party survey;

(R) any transaction occurring as a result of the MLP Formation Transactions or any MLP Drop-Down; and

(S) any exchange of assets related to a Permitted Business of comparable market value, as determined in good faith by Holdings

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Sale and would also be a permitted Restricted Payment or Permitted Investment, the Lead Borrower, in its sole discretion, will be entitled to divide and classify such transaction (or any portion thereof) as an Asset Sale and/or one or more of the types of permitted Restricted Payments or Permitted Investments.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and Lead Borrower (if required pursuant to Section 9.04(b)), in substantially the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Availability” shall mean, as of any date of determination, the lesser of (a) the then existing current Total Commitments and (b) the Borrowing Base as most recently reported by the Lead Borrower on or prior to such date of determination.

“Availability Period” shall mean the period from the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Availability Reserve” shall mean the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the Bank Product Reserve, (d) the aggregate amount of liabilities (other than contingent liabilities for which no demand has been made) secured by Liens upon Revolving Facility Priority Collateral that are senior to the Collateral Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom, if applicable); and (e) such additional reserves, in such amounts and with respect to such matters, as the Administrative Agent in its Permitted Discretion may elect to impose from time to time.

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender, at any time of determination, an amount equal to the amount by which (a) the Commitment of such Revolving Facility Lender at such time exceeds (b) the Revolving Facility Credit Exposure of such Revolving Facility Lender at such time.

“Average Excess Availability Percentage” shall mean, as of any date of determination with respect to any period, an amount equal to the sum of the actual amount of Excess Availability on each day during such period, as determined by the Administrative Agent, divided by the number of days in such period.

“Average Unused Revolving Facility Balance” shall mean, as of any date of determination with respect to any period, an amount equal to the sum of (a) the Total Commitments less (b) Revolving Facility Credit Exposure on each day during such period, as determined by the Administrative Agent, divided by the number of days in such period.

“Bank Products” shall mean any of the following products, services or facilities extended to any Borrower or Subsidiary by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedge Agreements; (c) commercial credit card and merchant card services; and (d) other banking products or services as may be requested by any Borrower or Subsidiary, other than loans or letters of credit.

“Bank Product Debt” shall mean Indebtedness and other obligations (including Cash Management Obligations) of a Loan Party relating to Bank Products.

“Bank Product Reserve” shall mean the aggregate amount of reserves established by the Administrative Agent from time to time in its discretion in respect of Secured Bank Product Obligations, which shall in any event include the maximum amount of all Noticed Hedges.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended or any similar federal or state law for the relief of debtors.

“Bankruptcy Law” shall mean the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board Of Directors” shall mean:

(i) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(ii) with respect to a partnership, the Board of Directors or other governing body of the general partner of the partnership; and

(iii) with respect to a limited liability company, the Board of Directors or other governing body, and in the absence of same, the manager or board of managers or the managing member or members or any controlling committee thereof.

“Borrowers” shall mean, collectively, (a) as of the Closing Date, the Lead Borrower and the Designated Borrowers listed on Schedule I and (b) upon the designation of any other Designated Borrower, the Lead Borrower, the Designated Borrowers listed on Schedule I and such other Designated Borrower and “Borrower” shall mean any one of them, as the context may require.

“Borrowing” shall mean a group of Loans of a single Type and made on a single date to a Borrower and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Base” shall mean:

(a) Subject to clause (b) below, at any time, the amount equal at such time to:

(i) eighty-five percent (85%) of the Value of Eligible Accounts Receivable of each Borrower, plus

(ii) the lesser of eighty percent (80%) of the Value of Eligible Inventory of each Borrower and eighty-five percent (85%) of the Net Orderly Liquidation Value of Eligible Inventory of each Borrower; minus

(iii) the amount of any Availability Reserves established by the Administrative Agent pursuant to clause (b) below.

(b) The Administrative Agent at any time in the exercise of its Permitted Discretion shall be entitled, with prior written notice to the Lead Borrower, to (i) establish and increase or decrease any Availability Reserve against Eligible Accounts Receivable and Eligible Inventory and (ii) impose additional restrictions (or eliminate any such additional restrictions) to the standards of eligibility set forth in the respective definitions of “Eligible Accounts Receivable” and “Eligible Inventory”; provided, that, the establishment or increase of reserves and the modification of standards of eligibility after the Closing Date, shall require that such establishment or increase or modification be based on the analysis of facts or events first occurring or first discovered by the Administrative Agent after the Closing Date or that are materially different from facts or events occurring or known to the Administrative Agent on the Closing Date.

(c) For purposes of clause (a)(i) above, the Value of Eligible Accounts Receivable at any time shall be determined by the Administrative Agent based on the Borrowing Base Certificate most recently delivered pursuant to Section 5.14; provided, that without limiting the generality of clause (b) above, the Administrative Agent shall be entitled to increase or decrease any Availability Reserve against Eligible Accounts Receivable in its Permitted Discretion based on increases or decreases in Eligible Accounts Receivable disclosed in any Borrowing Base Certificate delivered pursuant to Section 5.14 (it being understood that in no event shall the Value of Eligible Accounts Receivable as determined from a weekly Borrowing Base Certificate be more than as determined from the most recently delivered monthly Borrowing Base Certificate.

“Borrowing Base Certificate” a certificate, in form and substance reasonably satisfactory to Agent, by which Borrowers certify calculation of the Borrowing Base.

“Borrowing Minimum” shall mean in the case of a Borrowing (other than a Swingline Borrowing), $1,000,000.

“Borrowing Multiple” shall mean in the case of a Borrowing (other than a Swingline Borrowing), $250,000.

“Borrowing Request” shall mean a request to be provided by the Lead Borrower to request a Borrowing of Revolving Facility Loans, in form satisfactory to the Administrative Agent.

“Business Day” shall mean any day of the year, other than a Saturday, Sunday or other day on which banks are required or authorized to close in New York, New York, and, where used in the context of LIBOR Loans, is also a day on which dealings are carried on in the London interbank market.

“Capital Lease Obligations” shall mean, at the time any determination is to be made, the amount of the liability in respect of a lease that would at that time be required to be capitalized on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that any obligations of Holdings or its Restricted Subsidiaries, or of a special purpose or other entity not consolidated with Holdings and its Restricted Subsidiaries, either existing on the Closing Date or created prior to any re-characterization described below (or any refinancings thereof) (i) that were not included on the consolidated balance sheet of Holdings as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with Holdings and its Restricted Subsidiaries, due to a change in accounting treatment or otherwise, shall for all purposes not be treated as Capital Lease Obligations or Indebtedness.

“Capital Stock” shall mean:

(i) in the case of a corporation, corporate stock;

(ii) in the case of an association or business entity that is not a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(iii) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Collateralize” or “cash collateralize” shall mean the delivery of cash or Cash Equivalents to the Administrative Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to Revolving L/C Exposure or Swingline Exposure, as applicable, 100% of the applicable aggregate Revolving L/C Exposure or Swingline Exposure, as applicable, and (b) with respect to any inchoate, contingent or other Obligations (including Secured Bank Product Obligations), the Administrative Agent’s and Lead Borrower’s good faith estimate of the amount that is due or could become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” or “cash collateralization” have a correlative meaning.

“Cash Dominion Period” means (a) the period from the date Excess Availability shall have been less than the greater of (i) 10.0% of Availability and (ii) $20 million for 5 consecutive Business Days to the date Excess Availability shall have been at least equal to the greater of (x) 10.0% of the Availability and (ii) $20 million for 30 consecutive calendar days or (b) upon the occurrence of a Specified Default, the period that such Specified Default shall be continuing, and in the case of each of clause (a) and (b), the Administrative Agent provides notice to the Lead Borrower of its intent to trigger a Cash Dominion Period.

“Cash Equivalents” shall mean:

(i) United States dollars;

(ii) securities issued or directly and fully guaranteed or insured by the government of the United States or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(iii) certificates of deposit, and time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender or with any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than U.S.$500.0 million, whose debt has a rating, at the time as of which any investment made therein is made of at least A-1 by S&P or at least P- 1 by Moody’s or having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(iv) repurchase obligations for underlying securities of the types described in (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in (iii) above;

(v) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(vi) securities issued or fully guaranteed by any state or commonwealth of the United States, or by any political subdivision or taxing authority thereof having one of the two highest ratings obtainable from Moody’s or S&P, and, in each case, maturing within one year after the date of acquisition;

(vii) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

(viii) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A-2” from Moody’s with maturities of 24 months or less from the date of acquisition.

“Cash Management Obligations” shall mean obligations owed by Holdings or any of its Subsidiaries to any Lender or Affiliate of a Lender in respect of any Cash Management Services, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor).

“Cash Management Services” shall mean any services provided from time to time by any Lender or any of its Affiliates to any Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts or similar cash management arrangements, including automated clearinghouse, e-Payables, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services

“Change in Control” shall be deemed to occur if:

(a) at any time prior to an initial public offering of Equity Interests of (x) Holdings, or (y) any other Person who, directly or indirectly, owns 80% or more of the issued and outstanding Equity Interests of Holdings (a “Parent Company”):

(i) fails to own, directly or indirectly, beneficially and of record 100% of the Lead Borrower,

(ii) a majority of the seats (other than vacant seats) on the board of directors of the Lead Borrower shall at any time be occupied by Persons who were not nominated by Holdings as shareholder; or

(iii) a “Change in Control” shall occur under any Junior Lien Indebtedness that is Material Indebtedness;

(b) at any time prior to an initial public offering of Equity Interests of Holdings or any Parent Company, any combination of Permitted Holders (or a single Permitted Holder) shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity Interests representing at least 51% of (i) the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Lead Borrower or (ii) the common economic interest represented by the issued and outstanding Equity Interests of the Lead Borrower; or

(c) at any time from and after an initial public offering of Equity Interests of Holdings or any Parent Company, any Person or group (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), other than any combination of the Permitted Holders (or a single Permitted Holder), shall own beneficially (as defined above), directly or indirectly, in the aggregate Equity Interests representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Lead Borrower, and any combination of the Permitted Holders (including a single Permitted Holder) own beneficially (as defined above), directly or indirectly, a smaller percentage of such ordinary voting power at such time than the Equity Interests owned by such other Person or group.

“Change in Law” shall mean the occurrence, after the date hereof, of (a) the adoption, of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law but if not having the force of law, then being one with which the relevant party would customarily be expected to comply) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

“Charges” shall have the meaning specified in Section 9.09.

“Class,” when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Revolving Facility Loans, Extended Revolving Facility Loans or a Swingline Loan.

“Closing Date” shall mean December 20, 2012, and “Closing” shall mean the satisfaction (or waiver) of the conditions precedent set forth in Section 4.02 and the consummation of the Refinancing.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” (or equivalent term of the same meaning) as defined in any Security Document.

“Collateral Agent” shall have the meaning specified in the introductory paragraph of this Agreement.

“Collateral Agent and Administrative Agent Appointment Deed” shall mean the Collateral Agent and Administrative Agent Appointment Deed, dated on or around the date hereof by and among the Collateral Agent, the Administrative Agent, the Loan Parties, the Lenders and the Notes Trustee.

“Collateral and Guarantee Requirement” shall mean the requirement that:

(a) on the Closing Date, the Collateral Agent shall have received from each applicable Loan Party a counterpart of each Security Document listed on Part A of Schedule II, duly executed and delivered on behalf of such Loan Party;

(b) on the Closing Date, the Collateral Agent shall be the beneficiary of a pledge of all the issued and outstanding Equity Interests of (i) the Lead Borrower, (ii) each Wholly Owned Domestic Subsidiary of Holdings and (iii) all other Equity Interests of any other Subsidiary (provided that in no event shall more than 65% of the issued and outstanding voting Equity Interests and 100% of the outstanding non-voting Equity Interests of (x) any “first tier” Foreign Subsidiary directly owned by such Loan Party or (y) any Disregarded Domestic Subsidiary directly owned by such Loan Party be pledged to secure Obligations of any Loan Party, and in no event shall any of the issued and outstanding Equity Interests of any Foreign Subsidiary that is not a “first tier” Foreign Subsidiary or a Domestic Subsidiary held by a Foreign Subsidiary be pledged to secure Obligations of any Loan Party); and the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank or a copy of a register of Equity Interests showing the registration of a security interest on the Equity Interests or shall have otherwise received a security interest over and have control (if control is required to perfect such security interest under applicable personal property security legislation) of such Equity Interests reasonably satisfactory to the Collateral Agent;

(c) on the Closing Date, the Collateral Agent shall have received from each of (i) Holdings, (ii) the Lead Borrower and (iii) each Subsidiary of Holdings listed on Schedule III (except as the Administrative Agent may agree, in its sole discretion (and any such excused Subsidiary will provide a counterpart of the Loan Document Guarantee pursuant to paragraph (e) below)) a counterpart of the Loan Document Guarantee, duly executed and delivered on behalf of such Loan Party, subject to the terms of such Guarantee;

(d) within 90 days following the Closing Date, the Collateral Agent shall have received from each applicable Loan Party a counterpart of each Security Document listed on Part B of Schedule II, duly executed and delivered on behalf of such Loan Party;

(e) in the case of any Person that becomes a Loan Party after the Closing Date, within the relevant time period set forth in Section 5.13, the Collateral Agent shall have received a supplement to the Loan Document Guarantee and the applicable Security Documents, in the form specified therein (or, if appropriate, new Security Documents in form substantially consistent with the existing Security Documents in the same jurisdiction with whatever amendments are required to reflect the different Collateral), duly executed and delivered on behalf of such Loan Party, subject, in each case, to the terms of such Guarantee or Security Document;

(f) after the Closing Date, within the relevant time period set forth in Section 5.13, all the outstanding Equity Interests directly owned by a Loan Party or any Person that becomes a Subsidiary Loan Party, shall have been pledged pursuant to the applicable Security Document to the extent required by the applicable Loan Documents, as applicable, (provided that in no event shall more than 65% of the issued and outstanding voting Equity Interests and 100% of the outstanding non-voting Equity Interests of (x) any “first tier” Foreign Subsidiary directly owned by such Loan Party or such Person or (y) any Disregarded Domestic Subsidiary directly owned by such Loan Party or such Person be pledged to secure Obligations of any Loan Party, and in no event shall any of the issued and outstanding Equity Interests of any Foreign Subsidiary that is not a “first tier” Foreign Subsidiary or a Domestic Subsidiary held by a Foreign Subsidiary be pledged to secure Obligations of any Loan Party), and the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank or shall have otherwise received a security interest over such Equity Interests;

(g) all Indebtedness of each Borrower and each Subsidiary of a Borrower having an aggregate principal amount in excess of U.S.$10.0 million (other than intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrowers and their Subsidiaries) that is owing to any Loan Party shall be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the applicable Security Document to the extent required by the applicable Loan Documents, and the Collateral Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank within the timeframe prescribed by the applicable Security Document;

(h) all documents and instruments, including UCC financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording concurrently with, or promptly following, the execution and delivery of each such Security Document or within the timeframe prescribed by each such Security Document;

(i) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and the performance of its obligations thereunder;

(j) within ninety (90) days (or such later date as Administrative Agent may agree in its reasonable discretion) of the Closing Date (or, with respect to any Deposit Account, other than Excluded Deposit Accounts, opened following the Closing Date, the date such Loan Party notifies the Administrative Agent of the opening of such Deposit Account or the date any Person becomes a Loan Party hereunder), (i) each Loan Party shall cause each bank or other depository institution at which any Deposit Account other than any Excluded Deposit Account is maintained, to enter into a Deposit Account Control Agreement that provides for such bank or other depository institution to transfer to a Dominion Account, on a daily basis, all balances in each Deposit Account other than any Excluded Deposit Account maintained by any Loan Party with such depository institution for application to the Obligations then outstanding following a Cash Dominion Event, (ii) the Borrowers shall establish the Dominion Account and obtain an agreement (in form satisfactory to the Administrative Agent) from the Dominion Account bank, establishing the Administrative Agent’s control over and Lien in the Dominion Account, which may be exercised by the Administrative Agent during any Cash Dominion Event, requiring immediate deposit of all remittances received to a Dominion Account, (iii) each Loan Party irrevocably appoints the Administrative Agent as such Loan Party’s attorney-in-fact to collect such balances during a Cash Dominion Event to the extent any such delivery is not so made and (iv) each Loan Party shall instruct each Account Debtor to make all payments with respect to Current Asset Collateral into Deposit Accounts subject to Deposit Account Control Agreements;

(k) within 45 days (or such later date as Administrative Agent may agree in its reasonable discretion) of the Closing Date, the Administrative Agent shall have received insurance certificates from the Lead Borrower’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.02 is in full force and effect and such certificates shall (i) name the Administrative Agent, as collateral agent on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Administrative Agent, that names the Administrative Agent, on behalf of Lenders as the loss payee thereunder;

(l) within one hundred and eighty (180) days of the Closing Date (or such longer period as the Administrative Agent shall agree), the Lead Borrower or a Loan Party, as applicable, shall grant to the Administrative Agent security interests and mortgages in the Mortgaged Property referred to in Schedule 5.10 owned on the Closing Date with a Fair Market Value in excess of $5,000,000 pursuant to a Mortgage and record or file the Mortgage in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens pursuant to the Mortgages and pay, all Taxes, fees and other charges payable in connection therewith. Unless otherwise waived by the Administrative Agent in its reasonable discretion, with respect to each such Mortgage, the Lead Borrower shall deliver to the Administrative Agent contemporaneously therewith (i) a policy or policies or marked-up unconditional binder of title insurance or foreign equivalent thereof, as applicable, incurring payment reasonably determined by the Lead Borrower and paid for by the Lead Borrower, issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 6.04, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request to the extent available at commercially reasonable rates, (ii) the legal opinions of local counsel in the state where such Mortgaged Property is located, in form and substance reasonably satisfactory to the Administrative Agent and (iii) the Flood Documentation; and

(m) with respect to each of the items identified in this definition of “Collateral and Guarantee Requirement” that are required to be delivered on a date after the Closing Date, the Administrative Agent, in each case, may (in its sole discretion) extend such date.

“Commitment” shall mean the amount in U.S. Dollars set opposite each Lender’s name under the heading “Commitment” in Schedule 2.01.

“Commitment Fee” shall have the meaning specified in Section 2.12(a).

“Commitment Letter” shall mean that certain Commitment Letter dated August 24, 2012, as amended and restated supplemental or otherwise modified, by and among the Lead Borrower, the Administrative Agent, amended, the Joint Lead Arrangers and the other parties thereto.

“Commitments” shall mean with respect to any Revolving Facility Lender, such Revolving Facility Lender’s Commitment set forth on Schedule 2.01.

“Communications” shall have the meaning specified in Section 9.17.

“Commodity Agreements” shall mean, in respect of any Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement and designed to protect such Person against fluctuation in commodity prices.

“Company Group” means the Company, its Restricted Subsidiaries and its MLP Subsidiaries treated as a single entity.

“Company Material Adverse Effect” shall mean any change, event, occurrence, effect or development that (x) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company (as defined in the Merger Agreement) and its Subsidiaries, taken as a whole or (y) prevents or materially impedes, materially interferes with or materially delays the consummation of the Transactions (as defined in the Merger Agreement), including the Merger (as defined in the Merger Agreement); provided, that, in the case of clause (x), none of the following, and no change, event, occurrence, effect or development to the extent arising out of or resulting from the following, shall constitute or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur:

(i) any changes, events, occurrences or effects generally affecting (A) the industries in which the Company (as defined in the Merger Agreement) and its Subsidiaries (as defined in the Merger Agreement) operate (including changes in commodity prices (including prices for butadiene, unleaded regular gasoline, butane and refinery grade propylene) and in general market prices), (B) changes in prices for feedstocks, including crude C4s, chemical grade propylene, high purity isobutylene, methanol and hydrogen or (C) general economic conditions, political conditions or credit, financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates; or

(ii) any changes, events, occurrences or effects arising out of, resulting from or attributable to (A) changes or proposed or prospective changes after the date hereof in

Applicable Laws (as defined in the Merger Agreement), applicable regulations of any Governmental Authority, generally accepted accounting principles or accounting rules or standards (including the accounting rules and regulations of the SEC), or any changes or proposed or prospective changes after the date hereof in the interpretation or enforcement of any of the foregoing, (B) the announcement of the Merger Agreement or the pendency or consummation of the Transactions (as defined in the Merger Agreement), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees (including the loss or departure of officers or other employees) or regulators, or any stockholder or other litigation (or settlement thereof) relating to the Merger Agreement or the Transactions (as defined in the Merger Agreement) (provided that the exceptions in this clause (ii)(B) shall not be deemed to apply to references to “Company Material Adverse Effect” in the representations and warranties set forth in Section 4.6 of the Merger Agreement and, to the extent related thereto, the condition in Section 7.2(a) of the Merger Agreement), (C) hostilities, acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such hostilities, acts of war (whether or not declared), sabotage or terrorism, (D) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (E) any action taken by the Company (as defined in the Merger Agreement) or its Subsidiaries at Parent’s (as defined in the Merger Agreement) or Merger Sub’s (as defined in the Merger Agreement) written request or compliance by the Company (as defined in the Merger Agreement) or its Subsidiaries with Sections 6.5(c), 6.13, and 6.18 of the Merger Agreement, (F) any change in the Company’s (as defined in the Merger Agreement) credit ratings, (G) any decline in the market price, or change in trading volume, of any capital stock of the Company (as defined in the Merger Agreement), or (H) any failure to meet any internal or public projections, forecasts or estimates of the Company’s (as defined in the Merger Agreement) revenue, earnings or other financial or operating performance or results of operations for any period;

provided, that (x) changes, events, occurrences or effects set forth in clauses (i)(A) through (C), (ii)A, (ii)(C) and (ii)(D) above may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect if and to the extent such changes, events, occurrences or effects have a disproportionate adverse effect on the Company (as defined in the Merger Agreement) and its Subsidiaries, taken as a whole, in relation to others in the industries in which the Company (as defined in the Merger Agreement) and its Subsidiaries (as defined in the Merger Agreement) operate, and (y) the underlying cause of any failure referred to in clause (ii)(F), (ii)(G) or (ii)(H) (if not otherwise falling within any of the other exceptions provided by clause (i) and clause (ii) above) may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect.

“Consolidated Adjusted EBITDA” shall mean, with respect to Holdings and its Restricted Subsidiaries, the Consolidated Net Income of Holdings and its Restricted Subsidiaries for such period (A) plus, without duplication to the extent the same was deducted in calculating Consolidated Net Income:

(i) provision for taxes based on income, profits or capital, including without limitation provincial, state, franchise, local, foreign and similar taxes, of Holdings and its Restricted Subsidiaries, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(ii) the Fixed Charges of Holdings and its Restricted Subsidiaries for such period (including net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, to the extent included in Fixed Charges), to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(iii) depreciation, amortization (including the amortization of goodwill and other intangibles, deferred financing fees and any amortization included in pension, OPEB or other employee benefit expenses, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including without limitation write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets (including pursuant to the application of ASC 350 and ASC 360 (formerly Financial Accounting Standards Board Statement Nos. 142 and 144, respectively)) and the impact of purchase accounting, but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of Holdings and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(iv) the amount of any restructuring charges (which, for the avoidance of doubt, shall include turnaround costs, retention, severance, integration, business optimization, systems establishment cost or excess pension, OPEB, curtailment or other excess charges); provided that add-backs for any cash charges under this clause (iv) shall not exceed 10% of Consolidated Adjusted EBITDA for any four-fiscal quarter period (calculated before giving effect to any such add-backs and adjustments) if such charges are not of the type that would be permitted to be included in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act; plus

(v) the minority expense relating to any partner in a joint venture which is consolidated with the Lead Borrower for accounting purposes and the minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties; plus

(vi) the amount of management, consulting, monitoring and advisory fees and related expenses paid to the Equity Investors or any other Permitted Holder (or any accruals related to such fees and related expenses) during such period; provided that such amount shall not exceed in any four quarter period the greater of (x) $2.5 million and (y) 1.0% of Consolidated Adjusted EBITDA of Holdings and its Restricted Subsidiaries for such period; plus

(vii) accretion of asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations, and any similar accounting in prior periods; plus

(viii) [reserved]; plus

(ix) to the extent not otherwise included, the proceeds of any business interruption insurance received during such period; minus

(B) the sum of (i) non-cash items increasing such Consolidated Net Income for such period (other than (x) any items which represent the reversal of any accrual of, or cash reserve for, anticipated charges in any prior period where such accrual or reserve is no longer required and (y) any items which represent the impact of purchase accounting) plus (ii) the minority interest income consisting of subsidiary losses attributable to the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary. Notwithstanding anything to the contrary contained herein, financial ratios and tests (including Fixed Charge Coverage Ratio, the Senior Secured Leverage Ratio or Total Assets (including component definitions thereof)) pursuant to this Agreement shall be calculated on a “pro forma basis.” “pro forma basis” or “pro forma effect” shall means that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Subject Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement with respect to any test or covenant for which such calculation is being made: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction, (i) in the case of a sale, transfer or other disposition of all Capital Stock of any subsidiary of the Borrowers or any division or product line of the Borrowers or any of their Subsidiaries or any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, shall be excluded, and (ii) in the case of a Permitted Acquisition, Permitted Investment or designation of an Unrestricted Subsidiary as a Restricted Subsidiary described in the definition of the term “Subject Transaction”, shall be included, (b) in the case of any incurrence, retirement or repayment by the Borrowers or any of their subsidiaries of Indebtedness with reference to or reliance upon the Fixed Charge Coverage Ratio or the Senior Secured Leverage Ratio (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence, retirement or repayment of other Indebtedness (and the discharge of any other Indebtedness retired or repaid with the proceeds of such incurred Indebtedness shall be calculated as if such discharge had occurred on the first day of the applicable period of measurement); provided that, in the case of this clause (b), if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), and (c) the acquisition of any Total Assets, whether pursuant to any Subject Transaction or any Person becoming a Subsidiary or merging, amalgamating or consolidating with or into the Borrowers or any of their Restricted Subsidiaries; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above (but without duplication thereof or in addition thereto), the foregoing pro forma adjustments described in clause (a) above may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of “Consolidated Adjusted EBITDA” and give effect to events (including operating expense reductions) that are consistent with the definition of the term “Pro Forma Adjustment”.

“Consolidated Capital Expenditures” shall mean, for any period, the aggregate of all expenditures of Holdings and its Restricted Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries; provided that Consolidated Capital Expenditures shall not include any expenditures that are Designated Project Phoenix Capital Expenditures.

“Consolidated Net Income” shall mean, with respect to Holdings and its Restricted Subsidiaries, the aggregate of the Net Income of Holdings and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(i) any net after-tax extraordinary, unusual or nonrecurring gains or losses or income or expense or charge (including, without limitation, income, expenses and charges from litigation and arbitration settlements, severance, relocation and other restructuring costs), any severance or relocation expense, pre operating expenses that are expensed and not capitalized, and fees, expenses or charges related to any offering of Equity Interests of such Person, any Investment, acquisition, disposition or incurrence or repayment of Indebtedness or other obligations permitted to be incurred hereunder (in each case, whether or not successful), including all fees, expenses and charges, and any financing charges, including penalty interest and bank charges, related to any Indebtedness or other obligations, in each case shall be excluded; provided that, solely for purposes of calculating the Fixed Charge Coverage Ratio, the aggregate amount of actual cash portion of such exclusion incurred during such period shall not to exceed 10.0% of Consolidated Net Income for such period (calculated before giving effect to any such items);

(ii) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(iii) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by Holdings) shall be excluded;

(iv) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness and Hedging Obligations or other derivative instruments shall be excluded;

(v) (A) the Net Income for such period of any Person that is not a Subsidiary, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments in respect of equity that are actually paid in cash (or to the extent converted into cash) by the referent Person to Holdings or a Restricted Subsidiary thereof in respect of such period and (B) the Net Income for such period shall include any dividend, distribution or other payments in respect of equity paid in cash by such Person to Holdings or a Restricted Subsidiary thereof in excess of the amount included in clause (A);

(vi) any increase in depreciation, or amortization or any one-time non-cash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with any acquisition that is consummated prior to or after the Closing Date shall be excluded;

(vii) accruals and reserves that are established within twelve months after an acquisition’s closing date and that are so required to be established as a result of such transaction in accordance with GAAP or as a result of a modification of accounting policies shall be excluded;

(viii) any impairment charges resulting from the application of ASC 350 and ASC 360 (formerly Financial Accounting Standards Board Statement Nos. 142 and 144, respectively) and the amortization of intangibles pursuant to ASC 805 (formerly Financial Accounting Standards Board Statement No. 141) or asset write-offs shall be excluded;

(ix) any long-term incentive plan accruals and any compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of Holdings or any of its Restricted Subsidiaries shall be excluded;

(x) any asset impairment writedowns under GAAP or SEC guidelines shall be excluded;

(xi) (A) any unrealized non-cash gains or losses or charges in respect of Hedging Obligations (including those resulting from the application of Statement of Financial Accounting Standard No. 133), (B) any foreign exchange gains and losses and (C) any adjustments for financial instruments, derivatives or Hedging Obligations required by GAAP shall be excluded except for any realized exchange gains or losses on derivative instruments which are included as offsets to operating items as part of a designated hedging relationship;

(xii) the cumulative effect of a change in accounting principles will be excluded; and

(xiii) any non-cash compensation expense realized from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded.

“Consolidated Total Indebtedness” shall mean, as at any date of determination, an amount equal to the sum of (a) the aggregate amount of all outstanding Indebtedness of Holdings and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money and debt obligations evidenced by promissory notes and similar instruments, as determined in accordance with GAAP (excluding for the avoidance of doubt all undrawn amounts under revolving credit facilities and letters of credit, all Hedging Obligations and all Capital Lease Obligations) and (b) the aggregate amount of all outstanding Disqualified Stock of the Holdings and its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined reasonably and in good faith by Holdings. The U.S. dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. dollar-equivalent principal amount of such Indebtedness.

“Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing any performance, leases, dividends, taxes or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(i) to purchase any such primary obligation or any property constituting direct or indirect security thereof,

(ii) to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor; or

(iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the Primary Obligor to make payment of such obligation against loss in respect thereof.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Collateral Agent, by and among Collateral Agent, the applicable Loan Party and any financial institution, securities intermediary, commodity intermediary or other Person who has custody, control or possession of any receipts on Accounts, deposits or investment property of such Loan Party, pursuant to which such financial institution, securities intermediary, commodity intermediary or such other Person acknowledges that such financial institution, securities intermediary, commodity intermediary or other Person has custody, control or possession of such receipts, deposits or investment property on behalf of Collateral Agent, that it will comply with entitlement orders originated by Collateral Agent with respect to such receipts, deposits or investment property, or other instructions of Collateral Agent, or (as the case may be) apply any amounts distributed on account of such assets as directed by Collateral Agent, in each case, without the further consent of such Loan Party and including such other terms and conditions as Collateral Agent may reasonably require not inconsistent with the terms of this Agreement.

“Credit Event” shall have the meaning specified in Article IV.

“CST” shall mean the time in the Central Time Zone of the United States.

“Cure Amount” shall have the meaning specified in Section 7.02(a).

“Cure Right” shall have the meaning specified in Section 7.02(a).

“Currency Agreement” shall mean in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Deposit Account” means a demand, concentration, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union, trust company or like organization, other than an account evidenced by a negotiable certificate of deposit or other instrument.

“Designated Borrower” shall mean each Subsidiary of Holdings listed on Schedule I hereto or that becomes a party hereto pursuant to Section 2.21.

“Designated Non-cash Consideration” shall mean the Fair Market Value of non-cash consideration received by Holdings or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as “Designated Non-cash Consideration” pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Project Phoenix Capital Expenditures” shall mean capital expenditures in connection with any MTBE Asset not to exceed in the aggregate $85.0 million.

“Designated Project Phoenix Cash” shall mean the cash and Cash Equivalents of Holdings and its Restricted Subsidiaries that is reserved for Designated Project Phoenix Capital Expenditures. The amount of Designated Project Phoenix Cash on the Closing Date is $85.0 million.

“Disqualified Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock will not constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Holdings to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Holdings and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Disregarded Domestic Subsidiary” shall mean any direct or indirect (other than through a Foreign Subsidiary) Domestic Subsidiary of which substantially all of its assets consist of Equity Interests and/or of one or more indirect Foreign Subsidiaries.

“Dividend Restricted Payment Conditions” means (a) there is no Default or Event of Default existing immediately before or after such transaction, (b) each of (x) the quotient obtained by dividing (i) the sum of each day’s Excess Availability during the 30-consecutive day period immediately preceding the proposed transaction by (ii) 30 (such quotient, the “30 Day Excess Availability”) and (y) Excess Availability on the date of the proposed transaction (in each case, calculated on a pro forma basis for such Restricted Payment and/or draw under the Revolving Facility) is equal to or greater than the greater of (A) $50 million and (B) 20% of Availability, (c) the Fixed Charge Coverage Ratio is at least 1.00 to 1.00; provided that if each of (x) pro forma 30 Day Excess Availability and (y) pro forma Excess Availability (in each case, calculated on a pro forma basis for such Restricted Payment and/or draw under the Revolving Facility) is greater than 25% of Availability at such time clause (c) shall not apply and (d) the Lead Borrower shall have delivered a customary officer’s certificate to the Administrative Agent certifying as to compliance with the requirements of clauses (a) through (c) (if applicable).

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the Laws of the United States of America, any State thereof or the District of Columbia.

“Dominion Accounts” shall have the meaning specified in Section 2.26.

“Eligible Accounts Receivable” shall mean an Account owing to any Borrower which is acceptable to the Administrative Agent in its Permitted Discretion, and shall exclude any such Account that the Collateral Agent determines in its Permitted Discretion to be ineligible pursuant to the definition of “Borrowing Base.” Without limiting the Administrative Agent’s Permitted Discretion, the Collateral Agent shall, in general, consider an Account to be an Eligible Accounts Receivable if it meets, and so long as it continues to meet, the following requirements (and unless otherwise approved in writing by the Administrative Agent, any Account that fails to meet such requirements shall not be an Eligible Account Receivable):

(i) it is genuine and in all respects what it purports to be;

(ii) it is owned by a Borrower, such Borrower has the right to subject it to a security interest in favor of Collateral Agent or assign it to Collateral Agent and it is subject to a first priority perfected security interest in favor of Collateral Agent and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

(iii) it arises from (A) the performance of services by a Borrower in the ordinary course of such Borrower’s business, and such services have been fully performed and acknowledged and accepted by the account debtor thereunder; or (B) the sale or lease of goods by a Borrower in the ordinary course of such Borrower’s business, and (x) such goods have been completed in accordance with the account debtor’s specifications (if any) and delivered or shipped to the account debtor, (y) such account debtor has not refused to accept, returned or offered to return, any of the goods which are the subject of such Account, and (z) if applicable, such Borrower has possession of, or such Borrower has delivered to the Collateral Agent (at the Administrative Agent’s request) shipping and delivery receipts evidencing delivery of such goods;

(iv) it is evidenced by an invoice rendered to the account debtor thereunder (or the goods have been shipped and title passed prior to invoice, with an invoice to be rendered within 30 days thereafter and, in any event, no later than the 15th of the month following the month such goods have been shipped), that is due and payable within sixty days after the date of the invoice and does not remain unpaid sixty days past the due date thereof (forty-five days past the date of the invoice in the case of an Account eligible pursuant to clause (x)(2) below); provided, however, that if more than fifty percent (50%) of the aggregate dollar amount of invoices owing by a particular account debtor remain unpaid sixty days after the respective due dates thereof, then all Accounts owing by that account debtor shall be deemed ineligible;

(v) it is a valid, legally enforceable and unconditional obligation of the account debtor thereunder, and is not subject to setoff, counterclaim, credit, allowance or adjustment by such account debtor, or to any claim by such account debtor denying liability thereunder in whole or in part;

(vi) it does not arise out of a contract or order which fails in any material respect to comply with the requirements of applicable law;

(vii) the account debtor thereunder is not an Affiliate of a Loan Party;

(viii) it is not an Account with respect to which the account debtor is the United States of America or any state or local government, or any department, agency or instrumentality thereof, unless such Borrower assigns its right to payment of such Account to Collateral Agent pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended, or any comparable state or local law, as applicable;

(ix) it is not an Account with respect to which the account debtor is located in a state which requires such Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (A) receive a certificate of authority to do business and be in good standing in such state; or (B) file a notice of business activities report or similar report with such state’s taxing authority, unless (x) such Borrower has taken one of the actions described in clauses (A) or (B); (y) the failure to take one of the actions described in either clause (A) or (B) may be cured retroactively by such Borrower at its election; or (z) such Borrower has proven, to the Administrative Agent’s satisfaction, that it is exempt from any such requirements under any such state’s laws;

(x) the Account is payable in U.S. Dollars and the account debtor is located either (A) within the United States of America or Canada or (B) within a foreign country (other than Canada) and either (i) the Account is supported or secured by an irrevocable letter of credit which is in form and substance satisfactory to the Administrative Agent and issued by a financial institution acceptable to the Administrative Agent and the Collateral Agent has a first priority perfected security interest in such letter of credit and the related Letter-of-credit rights and Supporting obligations (each as defined in the UCC or (ii) the amount of such Account when aggregated with all other Accounts the account debtors of which are located within a foreign country other than Canada and which do not meet the requirements of clause (i) above does not exceed $5,000,000);

(xi) it is not an Account with respect to which the account debtor’s obligation to pay is subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;

(xii) it is not an Account (A) with respect to which any representation or warranty contained in this Agreement is untrue; or (B) which violates any of the covenants of the Borrowers contained in this Agreement;

(xiii) it is not an Account which, when aggregated with all other Accounts of such account debtor (and any Affiliate thereof), exceeds 20 percent (20%), in face value of all Accounts of the Borrowers combined then outstanding, to the extent of such excess; provided that Accounts insured in a manner satisfactory to the Administrative Agent, guaranteed by a guarantor reasonably acceptable to the Administrative Agent or supported or secured by an irrevocable letter of credit in form and substance satisfactory to the Administrative Agent and issued by a financial institution satisfactory to the Administrative Agent and the Collateral Agent has a first priority perfected security interest in such letter of credit and related Letter-of-Credit Rights and Supporting Obligations (each as defined in the UCC), shall be excluded for the purposes of such calculation to the extent of the face amount of such letter of credit or, in the case of insurance or guarantees, as determined by the Administrative Agent in its Permitted Discretion;

(xiv) it is not an account the account debtor of which has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction over the account debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or if any other petition or other application for relief under the federal bankruptcy laws has been filed by or against the account debtor, or if the Administrative Agent in its Permitted Discretion determined that such a filing may occur or if the account debtor has filed a certificate of dissolution under applicable state law or shall be liquidated, dissolved or wound-up, or shall authorize or commence any action or proceeding for dissolution, winding-up or liquidation, or if the account debtor has failed, suspended business, declared itself to be insolvent, is generally not paying its debts as they become due or has consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs (any such act or event an “Act of Bankruptcy”), unless the payment of Accounts from such account debtor is secured by assets of, or guaranteed by, in either case in a manner satisfactory to the Administrative Agent, a Person with respect to which an Act of Bankruptcy has not occurred and that is acceptable to the Administrative Agent or, if the Account from such account debtor arises subsequent to a decree or order for relief with respect to such account debtor under the federal bankruptcy laws, as now or hereafter in effect, the Administrative Agent shall have determined that the timely payment and collection of such Account will not be impaired; and

(xv) the goods giving rise to such Account are not Eligible Inventory of a Borrower included in the same Borrowing Base calculation.

“Eligible Inventory” shall mean Inventory of a Borrower which is acceptable to the Administrative Agent in its Permitted Discretion and shall exclude any Inventory that the Administrative Agent determines in its Permitted Discretion to be ineligible pursuant to the definition of “Borrowing Base.” Without limiting the Administrative Agent’s Permitted Discretion, the Administrative Agent shall, in general, consider Inventory to be Eligible Inventory if it meets, and so long as it continues to meet, the following requirements (and unless otherwise approved in writing by the Administrative Agent any Inventory that fails to meet such requirements shall not be Eligible Inventory):

(i) it is owned by a Borrower, such Borrower has the right to subject it to a security interest in favor of Collateral Agent and it is subject to a first priority perfected security interest in favor of Collateral Agent and to no other claim, lien, security interest or encumbrance whatsoever, in each case other than Permitted Liens;

(ii) it is located on one or more of the premises listed on Schedule 1.01(b) to this Agreement (or other locations of which the Administrative Agent has been advised in writing) and is not in transit (except for (A) Inventory in transit to or from one of such locations listed on Schedule 1.01(b) to this Agreement (or of which the Administrative Agent has been notified in writing) to another location in the United States and (B) foreign in-transit Inventory not exceeding $5,000,000 and which is subject to customary protections in favor of the Administrative Agent in its Permitted Discretion);

(iii) if held for sale or lease or furnishing under contracts of service, it is (except as the Administrative Agent may otherwise consent in writing) new and unused and free from defects which would, in the Administrative Agent’s Permitted Discretion, adversely affect its market value;

(iv) it is not stored with a bailee, consignee, warehouseman, processor or similar party unless such Borrower has caused any such bailee, consignee, warehouseman, processor or similar party to issue and deliver to Collateral Agent, in form and substance reasonably acceptable to Collateral Agent, such Uniform Commercial Code financing statements, warehouse receipts, Lien Waivers and other documents as

Collateral Agent shall reasonably require or a 3 month reserve of rent or charges is maintained with respect thereto as determined in the Permitted Discretion of the Administrative Agent;

(v) the Administrative Agent has determined, in its Permitted Discretion and in the customary business practices of the Administrative Agent, that it is not unacceptable due to age, type, category or quantity;

(vi) Inventory subject to an Eligible Positive Exchange Balance not exceeding $10,000,000; and

(v) it is not Inventory (A) with respect to which any of the representations and warranties contained in this Agreement are untrue; or (B) which violates any of the covenants of the Borrowers contained in this Agreement.

“Eligible Positive Exchange Balance” means, at any date of determination, the amount of the positive balance of the Inventory that a Borrower has a right to receive from a trading partner under an exchange agreement or money owing to such Borrower in connection with such exchange of Inventory under an exchange agreement, net of any offsets or counterclaims, and only to the extent such Borrower’s rights in such Inventory are subject to a valid, first priority (subject only to Liens permitted by this Agreement that by operation of law have priority), perfected security interest in favor of the Administrative Agent as security for the Obligations; provided that the value of the eligible positive exchange agreement balance shall be subject to Availability Reserves as determined by the Administrative Agent in its Permitted Discretion.

“Enforcement Action” any action to enforce any Secured Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, exercise of any right to act in an Loan Party’s bankruptcy, insolvency, receivership or similar proceeding or to credit bid Secured Obligations, or otherwise).

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment, natural resources such as flora and fauna or as otherwise defined as “environment” or “natural environment” in any Environmental Law.

“Environmental Claim” shall mean any and all actions, suits, demands, demand letters, claims, liens, notices of non- compliance or violation, notices of liability or potential liability, investigations, charge, indictments, proceedings, orders or consent agreements relating in any way to any Environmental Law or any Hazardous Material.

“Environmental Law” shall mean, collectively, all federal, state, provincial, local or foreign laws, including rules of common law and equity, statutes, ordinances, regulations, rules, codes, orders, judgments or other requirements or rules of law that relate to (a) the prevention, abatement or elimination of pollution, or the protection of the Environment, natural resources or human health, or natural resource damages, and (b) the use, generation, handling, treatment, storage, disposal, Release, transportation or regulation of or exposure to Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Endangered Species Act, 16 U.S.C. §§ 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq., each as amended, and their foreign, state, provincial or local counterparts or equivalents.

“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Investors” shall mean each of FR XII Alpha AIV, L.P., FR XII-A Alpha AIV, L.P., FR XII Charlie AIV, L.P., FR XII-A Charlie AIV, L.P. and SK Capital Partners III, L.P., and their respective Affiliates.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Borrower or any Subsidiary of a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event; (b) the existence with respect to any Plan, of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by a Borrower, any Subsidiary of a Borrower or any ERISA Affiliate of any liability under Title IV of ERISA; (e) the receipt by a Borrower, any Subsidiary of a Borrower or any ERISA Affiliate from the PBGC or a plan administrator, of any notice relating to an intention to terminate any Plan, or to appoint a trustee to administer any Plan under Section 4042 of ERISA, or the occurrence of any event or condition which could be reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the incurrence by any Borrower, any Subsidiary of a Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by any Borrower, any Subsidiary of a Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Borrower, a Subsidiary of a Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to a Borrower or Subsidiary of a Borrower.

“Event of Default” shall have the meaning specified in Section 7.01.

“Excess Availability” shall mean, at any time, an amount equal to (a) the then effective Availability minus (b) Revolving Facility Credit Exposure then outstanding.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Deposit Accounts” shall mean any payroll, trust and tax withholding accounts used exclusively for such purposes and so long as no other funds are comingled in such payroll, trust and tax withholding accounts.

“Excluded Indebtedness” shall mean all Indebtedness permitted to be incurred under Section 6.02.

“Excluded Subsidiary” shall mean, any (a) Unrestricted Subsidiary, (b) Immaterial Subsidiary, (c) any Subsidiary that is not a Wholly Owned Domestic Subsidiary, (d) any Subsidiary of the Borrower that is a direct or indirect Domestic Subsidiary of a Foreign Subsidiary (e) any Domestic Subsidiary that is a disregarded entity for U.S. federal income tax purposes substantially all of whose assets consist of capital stock and/or indebtedness of one or more foreign subsidiaries and any assets incidental thereto, (f) any subsidiary that is a captive insurance company, (g) any not-for-profit Subsidiary, (h) any Subsidiary that is prohibited by applicable law or regulation from providing a Guarantee of the Obligations (for so long as such restrictions or any replacement or renewal thereof is in effect), (i) any Subsidiary that is prohibited by an enforceable contractual obligation existing on the Closing Date (or applicable date of acquisition or formation) from providing a Guarantee of the Obligations and (j) any Subsidiary to the extent providing a Guarantee of the Obligations would result in material adverse tax consequences to Holdings or any Subsidiary as reasonably determined by the Parent Borrower in consultation with the Administrative Agent.

“Excluded Taxes” shall mean, with respect to any Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) income, franchise and similar taxes, in each case imposed on (or measured by) net income or net profits by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or any jurisdiction in which such recipient has a present or former connection (other than any such connection arising solely from any Loan Document and any transaction contemplated therein) or, in the case of any Lender or Issuing Bank, in which its applicable lending office is located, in each case, including any political subdivision of any such jurisdiction, (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above, (c) other than in the case of an assignee pursuant to a request by a Loan Party under Section 2.19(b), any withholding tax imposed on any payment made to a Non-Qualifying Lender, except to the extent that (i) a Lender or Issuing Bank becomes a Non-Qualifying Lender as a result of any Change in Law after such Lender or Issuing Bank became a party hereto or (ii) a Lender or Issuing Bank (or its assignor, if any) was entitled, immediately prior to designation of a new lending office (or assignment), to receive additional amounts from a Loan Party with respect to such withholding tax pursuant to Section 2.17(a) or Section 2.17(c), (d) any withholding taxes attributable to such Lender’s or such other recipient’s failure (other than as a result of a Change in Law) to comply with Section 2.17(e), and (e) any U.S. federal withholding Taxes imposed as a result of FATCA.

“Existing Commitment” shall have the meaning specified in Section 2.23.

“Existing Revolving Facility Loans” shall have the meaning specified in Section 2.23.

“Extended Commitments” shall have the meaning specified in Section 2.23.

“Extended Revolving Facility Loans” shall have the meaning specified in Section 2.23.

“Extended Revolving Facility Yield Differential” shall have the meaning specified in Section 2.23.

“Extension Agreement” shall have the meaning specified in Section 2.23.

“Extraordinary Expenses” shall mean, all costs, expenses or advances that the Agents may incur during a Default or Event of Default, or during the pendency of an insolvency proceeding of a Loan Party, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against any Agent, any Lender, any Loan Party, any representative of creditors of a Loan Party or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Collateral Agent’s Liens with respect to any Collateral), Loan Documents, Revolving Letters of Credit or Secured Obligations, including any lender liability or other claims; (c) the exercise, protection or enforcement of any rights or remedies of the Agents in, or the monitoring of, any insolvency proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Secured Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Loan Party or independent contractors in liquidating any Collateral, and travel expenses.

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that as of the date of this Agreement there is one Facility i.e., the Revolving Facility.

“Fair Market Value” shall mean the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by (i) the principal financial officer or manager of Holdings or the Lead Borrower for transactions less than $25.0 million and (ii) the Board of Directors of Holdings or the Lead Borrower (unless otherwise provided in this Agreement) for transactions valued at, or in excess of, $25.0 million.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor provisions thereto that are substantially comparable), including any current or future regulations promulgated thereunder or official interpretations thereof issued after the date of this Agreement and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upward, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upward, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean that certain Fee Letter, dated August 24, 2012, by and among the Lead Borrower, the Administrative Agent and the Joint Lead Arrangers and any other fee letter entered into between the Lead Borrower, the Administrative Agent and the Collateral Agent.

“Fees” shall mean the Commitment Fees, the Revolving L/C Participation Fees, the Issuing Bank Fees and the Agent Fees.

“Finance Parties” shall mean the Agents, the Lenders, any Issuing Bank and any Swingline Lender.

“Financial Officer” of any Person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such Person.

“Financial Performance Covenant” shall mean the covenant of Holdings set forth in Section 7.02.

“Fixed Charge Coverage Ratio” shall mean with respect to any specified Person for any period, the ratio of (a) Consolidated Adjusted EBITDA for such period minus (i) Consolidated Capital Expenditures (except such expenditures that are financed with Indebtedness for borrowed money other than Revolving Facility Loans) during such period and (ii) the aggregate amount of federal, state, local and foreign income taxes paid or payable currently in cash for such period to (b) the Fixed Charges of such Person for such period.

“Fixed Charges” shall mean, with respect to any specified Person for any period, the sum, without duplication, of:

(i) the consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period less any interest income for such period received or (without duplication) to be received currently in cash ; plus

(ii) regularly scheduled principal payments on funded Indebtedness paid or payable currently in cash for such period (other than payments made by the Borrowers and their Restricted Subsidiaries to the Borrowers and their Subsidiaries); plus

(iii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(iv) all cash dividend payments or other cash distributions.

“Flood Documentation” means, with respect to each Mortgaged Property subject to the applicable federal flood insurance laws located in the United States or any territory thereof, (i) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination (together with a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the applicable Loan Party relating thereto) and (ii) to the extent such Mortgaged Property is identified as being located in a Special Flood Hazard Area, a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 5.02 hereof and the applicable provisions of the Security Documents, each of which shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (B) name the Administrative Agent, on behalf of the Secured Parties, as additional insured and loss payee/mortgagee and (C) identify the address or location of each property located in a Special Flood Hazard Area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto and (iv) be otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” shall mean, a Defaulting Lender’s pro rata share of Revolving L/C Exposure or Swingline Loans, as applicable, except to the extent allocated to other Lenders under Section 2.19.

“Full Payment” with respect to Secured Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during any bankruptcy, insolvency, receivership or similar proceeding (whether or not allowed in the proceeding); and (b) if such Obligations are Revolving L/C Exposure or inchoate or contingent in nature, other than with respect to contingent indemnification obligations not then due, Cash Collateralization thereof (or delivery of a standby letter of credit reasonably acceptable to the Administrative Agent, in the amount of required Cash Collateral). No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

“GAAP” shall have the meaning specified in Section 1.02.

“Governmental Authority” shall mean any federal, state, provincial, municipal, local or foreign court, tribunal, board or governmental agency, authority, instrumentality or regulatory or legislative body.

“Group Member” means a member of the Company Group.

“Guarantee” of or by any Person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.

“Guarantor” shall mean Holdings, each Borrower and each Wholly Owned Domestic Subsidiary of Holdings that is a Material Subsidiary and is not a Subsidiary of a Foreign Subsidiary which is or becomes party to the Loan Document Guarantee.

“Guarantor Payment” shall have the meaning specified in Section 9.22.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature, in each case subject to regulation or which can give rise to liability under any Environmental Law.

“Hedge Agreement” shall mean one or more of Interest Rate Agreements, Currency Agreements or Commodity Agreements.

“Hedging Obligations” shall mean with respect to any specified Person, the obligations of such Person under Hedge Agreements.

“Holdings” shall have the meaning specified in the introductory paragraph of this Agreement.

“Immaterial Subsidiary” shall mean any Subsidiary that is not a Material Subsidiary.

“Increased Amount Date” shall have the meaning specified in Section 2.20.

“Incremental Facility” shall have the meaning specified in Section 2.20.

“Indebtedness” shall mean, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(i) in respect of borrowed money;

(ii) evidenced by (A) bonds, notes, debentures or similar instruments or (B) letters of credit (or reimbursement agreements in respect thereof) provided that the underlying obligation in respect of which the letter of credit was issued would, under one or more of paragraphs (i) above or (iii) to (vii) below, be treated as being Indebtedness;

(iii) in respect of banker’s acceptances;

(iv) representing Capital Lease Obligations;

(v) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(vi) to the extent not otherwise included in this definition, net obligations of such Person under Commodity Agreements, Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time), if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (i) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided, however, that the amount of such Indebtedness shall be the lesser of (x) the Fair Market Value of such asset as such date of determination and (y) the amount of such Indebtedness of such other Person; and (ii) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

Notwithstanding the foregoing, “Indebtedness” shall not include (a) accrued expenses, royalties and trade payables; (b) Contingent Obligations incurred in the ordinary course of business; (c) asset retirement obligations and obligations in respect of reclamation and workers’ compensation (including pensions and retiree medical care) that are not overdue by more than 90 days; or (d) any obligations under Currency Agreements, Commodity Agreements and Interest Rate Agreements; provided that such Agreements are entered into for bona fide hedging purposes of Holdings or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of Holdings or the Lead Borrower, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of Currency Agreements or Commodity Agreements, such Currency Agreements or Commodity Agreements are related to business transactions of Holdings or its Restricted Subsidiaries entered into in the ordinary course of business and, in the case of Interest Rate Agreements, such Interest Rate Agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of Holdings or its Restricted Subsidiaries Incurred without violation of this Agreement.

“Indemnified Taxes” shall mean all Taxes, which arise from the transactions contemplated in this Agreement, other than Excluded Taxes.

“Indemnitee” shall have the meaning specified in Section 9.05(b).

“Initial Lenders” shall mean the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders.

“Intellectual Property” shall mean, all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated the date hereof, by and among the Loan Parties, the Administrative Agent, the Collateral Agent, the Notes Trustee and any other agent or secured party that may be party thereto from time to time.

“Interest Election Request” shall mean an Interest Election Request to be provided by the Lead Borrower to request a conversion or continuation of any Revolving Facility Loans as LIBOR Loans, in form satisfactory to the Administrative Agent.

“Interest Expense” shall mean, with respect to any Person for any period, the sum of (a) gross interest expense of such Person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Hedge Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, other than fees and breakage costs incurred in connection with the repayment of the Existing Credit Facilities, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, and (iv) redeemable preferred stock dividend expenses, and (b) capitalized interest of such Person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by Holdings, a Borrower and its Restricted Subsidiaries with respect to Hedge Agreements.

“Interest Payment Date” shall mean (a) with respect to any LIBOR, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and (b) with respect to any ABR Loan, the first day of April, July, October and January of each year.

“Interest Period” shall mean, as to any Borrowing consisting of a LIBOR Loan, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 9 or 12 months or shorter, if at the time of the relevant Borrowing, all Lenders make interest periods of such length available), as the Lead Borrower may elect, or the date on which any LIBOR Borrowing is repaid or prepaid in accordance with Sections 2.09, 2.10 or 2.11; provided that, if any Interest Period for a LIBOR Loan would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interest Rate Agreement” shall mean with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Inventory” means, inclusively, all inventory as defined in the UCC from time to time and all goods, merchandise and other personal property wherever located, now owned or hereafter acquired by Borrowers or any of their Subsidiaries of every kind or description which are held for sale or lease or are furnished or to be furnished under a contract of service or are raw materials, work-in-process or materials used or consumed or to be used or consumed in Borrowers’ or any of their Subsidiaries’ business.

“Inventory Reserve” shall mean reserves established by the Administrative Agent to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

“Investment Grade Securities” shall mean:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition;

(2) investments in any fund that invests exclusively in investments of the type described in clause (1) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(3) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” shall mean with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Issuing Bank” shall mean Bank of America, N.A. and each other Issuing Bank designated pursuant to Section 2.05(e), in each case in its capacity as an issuer of Revolving Letters of Credit hereunder.

“Issuing Bank Fees” shall have the meaning specified in Section 2.12(d).

“Issuing Bank Indemnitees” shall mean Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys

“Jefferies Finance” shall have the meaning specified in the introductory paragraph of this Agreement.

“Joint Lead Arrangers” shall have the meaning specified in the introductory paragraph of this Agreement.

“Junior Lien Indebtedness” shall mean Indebtedness which is permitted to be secured by the Collateral on a junior basis to the Liens granted to the Collateral Agent pursuant to the Security Documents and is subject to the terms of the Junior Lien Intercreditor Agreement.

“Junior Lien Intercreditor Agreement” shall mean an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and the Lead Borrower providing that the Junior Lien Indebtedness is secured by the Collateral on a third lien and on a silent subordinated basis to the Secured Obligations and the obligations under and in respect of the Senior Notes.

“Last Cure Date” shall have the meaning specified in Section 7.02(a).

“LC Application” an application by the Lead Borrower to an Issuing Bank for issuance of a Revolving Letter of Credit, in form and substance reasonably satisfactory to such Issuing Bank.

“LC Conditions” shall mean the following conditions necessary for issuance of a Revolving Letter of Credit: (a) each of the conditions set forth in Section 4.01; (b) after giving effect to such issuance, Revolving L/C Exposure does not exceed the Revolving L/C Commitments and no Overadvance exists; (c) the expiration date of such Revolving Letter of Credit is no more than 365 days from issuance, in the case of standby Revolving Letters of Credit, and (ii) no more than 120 days from issuance (or such longer period as the Issuing Bank may agree) and (d) the Revolving Letter of Credit and payments thereunder are denominated in U.S. Dollars.

“LC Documents” all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to Issuing Bank or the Administrative Agent in connection with any Revolving Letter of Credit.

“LC Request” a request for issuance of a Revolving Letter of Credit, to be provided by Lead Borrower to Issuing Bank, in form reasonably satisfactory to the Administrative Agent and Issuing Bank.

“Lead Borrower” shall mean, (a) prior to the Acquisition Closing Date, the Merger Sub and (b) from and after the Acquisition Closing Date, the Target; provided that after a Qualifying MLP IPO, the term “Lead Borrower” shall refer to the MLP and, in each case, not to any of its respective Subsidiaries.

“Lender” shall mean each financial institution listed on Schedule 2.01 (and any foreign branch of such Lender), as well as any Person that becomes a “Lender” hereunder pursuant to Section 9.04 (and any foreign branch of such Person).

“Lender Default” shall mean (a) the refusal (which has not been retracted) of a Lender to make available as required its portion of any Borrowing, to acquire participations in a Swingline Loan pursuant to Section 2.04 or to fund its portion of any unreimbursed payment under Section 2.05, (b) a Lender having notified Holdings and/or the Administrative Agent in writing that it does not intend to comply with its obligations under 2.04, 2.05 or 2.06, or (c) a Lender has (i) been (or has a parent company that has been) adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, receiver-manager, administrative receiver, trustee, administrator, assignee for the benefit of creditors, liquidator, liquidation custodian, sequestrator or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless in the case of any Lender referred to in this clause (c) the Borrowers, the Administrative Agent, the Swingline Lender and each Issuing Bank shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder; unless, in the case of clauses (a) and (b) above, such Lender has notified the Administrative Agent in writing that such failure is the result of such Lender’s reasonable determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied. For the avoidance of doubt, a Lender Default shall not be deemed to exist solely by virtue of the ownership or acquisition of any Equity Interest in any Lender or its parent by a Governmental Authority.

“LIBOR Borrowing” shall mean a Borrowing by a Borrower under the Revolving Facility comprised of LIBOR Loans to such Borrower.

“LIBOR Loan” shall mean the Revolving Facility Loan denominated in U.S. Dollars that bears interest at a rate determined by reference to the LIBOR Rate in accordance with the provisions of Article II.

“LIBOR Rate” shall mean, for any Interest Period for LIBOR Loans, the British Bankers Association Interest Settlement Rate displayed on the appropriate page of the Reuters screen for the relevant currency two Business Days prior to the commencement of such Interest Period, or, if for any reason such rate is not available, the rate at which the relevant currency deposits for a maturity comparable to such Interest Period are offered by the principal office of the applicable Administrative Agent in same day funds to first-class banks in the London interbank market at approximately 10:00 a.m., London time two Business Days prior to the commencement of such Interest Period.

“Licensor” shall mean, any Person from whom a Loan Party obtains the right to use any Intellectual Property.

“Lien” shall mean, with respect to any asset, any mortgage, lien, hypothecation, deemed trust, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Lien Waiver” shall mean, an agreement, in form and substance reasonably satisfactory to the Administrative Agent, by which (a) for any leased premises where Revolving Facility Priority Collateral with a Value in excess of $250,000 is located, the lessor waives or subordinates any Lien it may have on the Revolving Facility Priority Collateral, and agrees to permit the Administrative Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Revolving Facility Priority Collateral; (b) for any portion of Revolving Facility Priority Collateral with a Value in excess of $250,000 held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Revolving Facility Priority Collateral, agrees to hold any Documents in its possession relating to the Revolving Facility Priority Collateral as agent for the Administrative Agent, and agrees to deliver the Revolving Facility Priority Collateral to the Administrative Agent upon request; and (c) for any portion of Revolving Facility Priority Collateral with a Value in excess of $250,000 held by a repairman, mechanic or bailee, such Person acknowledges the Administrative Agent’s Lien, waives or subordinates any Lien it may have on the Revolving Facility Priority Collateral, and agrees to deliver the Collateral to Agent upon request.

“Liquidity Event” shall mean any time during which Excess Availability is less than the greater of (a) 12.5% of Availability and (b) $25.0 million.

“Loan Account” shall have the meaning specified in Section 2.26(a).

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Intercreditor Agreement, any Junior Lien Intercreditor Agreement, the Collateral Agent and Administrative Agent Appointment Deed, the Security Documents, the Loan Document Guarantee and any promissory note issued under Section 2.09(f).

“Loan Document Guarantee” shall mean the Guarantee, dated as of the date of this Agreement, entered into by the Loan Parties in favor of the Administrative Agent.

“Loan Parties” shall mean Holdings, the Borrowers and each Subsidiary Loan Party.

“Loans” shall mean, in respect of a Borrower, any loans made under this Agreement (including the Revolving Facility Loans and the Swingline Loans and any Loans under the New Commitments) made to such Borrower.

“Majority Lenders” of any Facility shall mean, at any time, Lenders under such Facility having Loans (and, in the case of the Revolving Facility, Revolving L/C Exposure) and unused Commitments representing more than 50% of the sum of all Loans (and, in the case of the Revolving Facility, the Revolving L/C Exposure) outstanding under such Facility and unused Commitments under such Facility at such time. The Loans and Commitments of any Defaulting Lender shall be disregarded in determining Majority Lenders at any time.

“Management Group” shall mean the group consisting of the directors, executive officers and other management personnel of the Borrower, or any of its Subsidiaries, as the case may be, on the Closing Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Borrower or any of its Subsidiaries, as the case may be, was approved by a vote of a majority of the directors of the Borrower or any of its Subsidiaries, as the case may be, then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Borrower or any of its Subsidiaries, as the case may be hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of the Borrower or any of its Subsidiaries, as the case may be.

“Margin Stock” shall have the meaning specified in Regulation U.

“Marketable Securities” shall mean with respect to any Asset Sale, any readily marketable equity securities that are (i) traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market; and (ii) issued by a corporation having a total equity market capitalization of not less than $250.0 million; provided that the excess of (A) the aggregate amount of securities of any one such corporation held by Holdings and any Restricted Subsidiary over (B) ten times the average daily trading volume of such securities during the 20 immediately preceding trading days shall be deemed not to be Marketable Securities, as determined on the date of the contract relating to such Asset Sale.

“Material Adverse Effect” shall mean the existence of events, conditions and/or contingencies that have had or are reasonably likely to have (i) a materially adverse effect on the business, operations, properties, assets or financial condition of the Holdings and its Subsidiaries, taken as a whole, or (ii) a material impairment of the validity or enforceability of, or a material impairment of the material rights, remedies or benefits available to the Lenders, any Issuing Bank, the Administrative Agent or the Collateral Agent under, any Loan Document.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any Loan Party in an aggregate principal amount exceeding $25.0 million.

“Material Subsidiary” shall mean any Subsidiary of the Lead Borrower whose gross assets or earnings before interest, tax, depreciation or amortization on a consolidated basis (calculated on a basis consistent with the calculations used in preparing the Lead Borrower’s consolidated financial statements) (excluding intra-group items) are equal to or exceed 5% of the Total Assets or Consolidated Adjusted EBITDA of the Lead Borrower and its Restricted Subsidiaries; provided that any Subsidiary shall be deemed a Material Subsidiary if either (a) the Total Assets of such Subsidiary would cause the Total Assets of all Subsidiaries which are not Material Subsidiaries to exceed 10% of the Total Assets or (b) the Consolidated Adjusted EBITDA of such Subsidiary would cause the Consolidated Adjusted EBITDA of all Subsidiaries which are not Material Subsidiaries to exceed 10% of the Consolidated Adjusted EBITDA.

“Maturity Date” shall mean the date that is five years after the Closing Date (or if such date is not a Business Day, the next succeeding Business Day, unless such Business Day is in the next calendar month, in which case the next preceding Business Day) (or any maturity date related to any Extended Revolving Facility Loans).

“Maximum Incremental Amount” shall have the meaning specified in Section 2.20(a).

“Maximum Rate” shall have the meaning specified in Section 9.09.

“Merger Agreement” shall have the meaning specified in the recitals hereto.

“Merger Sub” shall have the meaning specified in the introductory paragraph of this Agreement.

“MLP” means an entity formed to acquire, directly or indirectly, substantially all of the Equity Interests of the Lead Borrower, in order to undertake an initial public offering of its assets and/or Capital Stock and that, immediately following consummation of such offering, will be treated as a partnership for U.S. federal income tax purposes.

“MLP Drop-Down” means any contribution of assets by a Group Member to an MLP Subsidiary if such contribution is made to increase the long-term operating capacity or net income of the Company Group from the long-term operating capacity or net income of the Company Group existing immediately prior to such contribution.

“MLP Formation Transactions” means (i) the legal formation of the MLP, (ii) the acquisition, directly or indirectly, of the Lead Borrower by the MLP, (iii) the borrowing of an amount not to exceed the anticipated gross proceeds of a Qualifying MLP IPO and the distribution of that amount to the Equity Investors immediately prior to such Qualifying MLP IPO, (iv) transactions related to a Qualifying MLP IPO and (v) transactions reasonably related thereto.

“MLP Subsidiary” means, with respect to any Person (a) a corporation of which more than 50% of the voting power of shares are entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more MLP Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or an

MLP Subsidiary (as defined, but excluding subsection (d) of this definition) of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more MLP Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person, or a combination thereof, (c) any other Person (other than a corporation or a partnership) in which such Person, one or more MLP Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interests or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person or (d) any other Person in which such Person, one or more MLP Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) less than a majority ownership interest or (ii) less than the power to elect or direct the election of a majority of the directors or other governing body of such Person, provided that (A) such Person, one or more MLP Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of the determination, has at least a 20% ownership interest in such other Person, (B) such Person accounts for such other Person (under GAAP, as in effect on the later of the date of investment in such other Person or material expansion of the operations of such other Person) on a consolidated or equity accounting basis, (C) such Person has directly or indirectly material negative control rights regarding such other Person including over such other Person’s ability to materially expand its operations beyond that contemplated at the date of investment in such other Person, and (D) such other Person is obligated under its constituent documents, or as a result of a unanimous agreement of its owners, to distribute to its owners all of its available cash on at least an annual basis (less any cash reserves that are approved by such Person).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Morgan Stanley” shall have the meaning specified in the introductory paragraph of this Agreement.

“Mortgaged Properties” shall mean the owned properties listed on Schedule 5.10 to be encumbered by a Mortgage pursuant to Section 5.10.

“Mortgage” shall have the meaning assigned to such term in Section 5.10.

“MTBE” shall mean methyl tertiary butyl ether.

“MTBE Assets” means the assets of the Lead Borrower and its Subsidiaries consisting of (a) two dehydrogenation units and the MTBE processing unit associated therewith, all situated on real property in Houston, Harris County, Texas, (b) the MTBE processing units situated on real property in Port Neches, Jefferson County, Texas, (c) the related structures, fixtures, buildings, equipment, easements, pipelines, piping, vehicles, rolling stock, trailers, MTBE product inventory and other tangible personal property reasonably related to such dehydrogenation or MTBE processing units and the manufacture, purchase, sale or transportation of MTBE and (d) the Capital Stock in any Permitted MBTE Joint Venture, but excluding cash and Cash Equivalents and excluding any Capital Stock in an MTBE Subsidiary.

“MTBE Subsidiaries” means (x) Port Neches Fuels, LLC, a Delaware limited liability company and (y) any other Subsidiary of the Lead Borrower that owns MTBE Assets, in each case so long as such Person owns no material assets other than MTBE Assets.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA subject to the provisions of Title IV of ERISA and in respect of which any Borrower, any Subsidiary of a Borrower or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Net Income” shall mean, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests, excluding, however, (a) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (1) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (2) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (b) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

“Net Orderly Liquidation Value” shall mean (a) the “net orderly liquidation value” determined by a valuation company reasonably acceptable to the Administrative Agent after performance of an Inventory valuation to be done at the Administrative Agent’s request and the Borrowers’ expense, less the amount estimated by such valuation company for marshalling, reconditioning, carrying, and sales expenses designed to maximize the resale value of such Inventory and assuming that the time required to dispose of such Inventory is customary with respect to such Inventory; or (b) if no such Inventory valuation has been requested by the Administrative Agent, the value customarily attributed to Inventory in the appraisal industry for Inventory of similar quality and quantity, and similarly dispersed (under similar and relevant circumstances under standard asset-based lending procedures), at the time of the valuation, less the amount customarily estimated in the appraisal industry at the time of any determination for marshalling, recondition, carrying, and sales expenses designed to maximize the resale value of such Inventory and assuming that the time required to dispose of such Inventory is customary with respect to such Inventory.

“Net Proceeds” shall mean the aggregate cash proceeds received by Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any non-cash form), net of the direct costs relating to such Asset Sale and the sale of such Designated Non-cash Consideration, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures or to holders of royalty or similar interests as a result of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, including without limitation, pension and post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“New Revolving Facility Commitments” shall have the meaning specified in Section 2.20.

“New Revolving Facility Lender” shall have the meaning specified in Section 2.20.

“Non-Consenting Lender” shall have the meaning specified in Section 2.19(c).

“Non-Recourse Debt” shall mean Indebtedness:

(i) as to which neither Holdings nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a pledge of the Equity Interests of any Unrestricted Subsidiaries, (b) is directly or indirectly liable (as a guarantor or otherwise) other than by virtue of a pledge of the Equity Interests of any Unrestricted Subsidiaries, or (c) constitutes the lender; and

(ii) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time or both, any holder of any other Indebtedness (other than the notes offered hereby) of Holdings or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

“Non-Qualifying Lender” shall mean any Lender or Issuing Bank that is not a Qualifying Lender.

“Non-U.S. Lender” shall mean any Lender or Issuing Bank that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Note Guarantee” shall mean the Guarantee by each Note Guarantor of the Lead Borrower’s obligations under the Senior Notes.

“Note Guarantor” shall mean each of the Lead Borrower’s Subsidiaries that provides a Note Guarantee.

“Notes Priority Collateral” shall have the meaning assigned to it in the Intercreditor Agreement.

“Notes Trustee” shall mean Wells Fargo Bank, National Association, as trustee for the holders of the Senior Notes pursuant to the Senior Notes Indenture, and any successor thereto.

“Noticed Hedge” shall mean Secured Bank Product Obligations arising under a Hedge Agreement, in the case of any Secured Bank Product Provider (other than Bank of America and its Affiliates so long as Bank of America is the Administrative Agent) reasonably specified by such provider in writing to the Administrative Agent, which amount may be established or increased (by further written notice to the Administrative Agent from time to time) as long as no Event of Default exists and no Overadvance would result from establishment of a Bank Product Reserve for such amount and all other Secured Bank Product Obligations.

“Obligations” shall mean for purposes of the Loan Documents, all obligations of every nature of each Loan Party from time to time owed to the Agents (including former Agents) or the Lenders, under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any such Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), Revolving L/C Exposure, fees, expenses, indemnification or otherwise. For the avoidance of doubt, Revolver Facility Loans made pursuant to any Incremental Facility incurred under Section 2.20 shall constitute Obligations.

“Officer” shall mean, with respect to any Person, the Chairman of the Board, any Manager, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller or the Secretary, Assistant Secretary or any Vice President of such Person.

“Officers’ Certificate” shall mean a certificate signed on behalf of Holdings and its Restricted Subsidiaries by an Officer duly appointed for such purpose.

“Other Debt Covenant Charges” shall mean, with respect to the Lead Borrower and its Restricted Subsidiaries for any period, the sum, without duplication, of: (i) the consolidated interest expense of the Lead Borrower and its Restricted Subsidiaries for such period, whether paid or accrued, excluding amortization of deferred financing fees, debt issuance costs and commissions, fees and expenses and the expensing of any bridge, commitment or other financing fees, commissions, discounts, yield and other fees and charges (including any interest expense) related to any receivables facility but including original issue discount, non-cash interest payments, the interest component of any deferred payment obligations (classified as Indebtedness under the indenture), the interest component of all payments associated with Capital Lease Obligations and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus (ii) the consolidated interest expense of the Lead Borrower and its Restricted Subsidiaries that was capitalized during such period; provided that for purposes of calculating consolidated interest expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under Standards Codification No. 815—Derivatives and Hedging (formerly SFAS 133) and related interpretations as a result of the terms of the Indebtedness to which such consolidated interest expense relate; plus (iii) all cash dividend payment or other cash distributions on any series of preferred equity of the Lead Borrower and all other dividend payments or other distributions on the Disqualified Stock of the Lead Borrower; less (iv) interest income; less (v) non-cash interest expense attributable to movement in mark to market valuation of Hedging Obligations or other derivatives under GAAP; less (vi) accretion or accrual of discounted liabilities not constituting Indebtedness; and less (vii) any expense resulting from the discounting of Indebtedness in connection with the application of purchase accounting in connection with any acquisition.

“Other Debt Covenant EBITDA” shall mean, with respect to the Lead Borrower and its Restricted Subsidiaries for any period, the Consolidated Net Income of the Lead Borrower and its Restricted Subsidiaries for such period (A) plus, without duplication to the extent the same was deducted in calculating Consolidated Net Income: (i) provision for taxes based on income, profits or capital, including without limitation provincial, state, franchise, local, foreign and similar taxes, of the Lead Borrower and its Restricted Subsidiaries, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus (ii) the Other Debt Covenant Charges of the Lead Borrower and its Restricted Subsidiaries for such period (including net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, to the extent included in Other Debt Covenant Charges), to the extent that such Other Debt Covenant Charges were deducted in computing such Consolidated Net Income; plus (iii) depreciation, amortization (including the amortization of turnaround costs, goodwill and other intangibles, deferred financing fees and any amortization included in pension, OPEB or other employee benefit expenses, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including without limitation write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets (including pursuant to the application of ASC 350 and ASC 360 (formerly Financial Accounting Standards Board Statement Nos. 142 and 144, respectively)) and the impact of purchase accounting, but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Lead Borrower and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus (iv) the amount of any restructuring charges (which, for the avoidance of doubt, shall include retention, severance, integration, business optimization, systems establishment cost or excess pension, OPEB, curtailment or other excess charges); plus (v) the minority expense relating to any partner in a joint venture which is consolidated with the Lead Borrower for accounting purposes and the minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties; plus (vi) the amount of management, consulting, monitoring and advisory fees and related expenses paid to the Equity Investors or any other Permitted Holder (or any accruals related to such fees and related expenses) during such period; provided that such amount shall not exceed in any four quarter period the greater of (x) $2.5 million and (y) 1.0% of Other Debt Covenant EBITDA of the Lead Borrower and its Restricted Subsidiaries for such period; plus (vii) accretion of asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations, and any similar accounting in prior periods; plus (viii) to the extent not otherwise included, the proceeds of any business interruption insurance received during such period; plus (ix) any adjustments that result from timing differences between the purchase of crude C4 in one period and the sale of finished butadiene in a later period, caused by monthly butadiene price changes, to the extent such adjustments are calculated in a manner consistent with the calculation of such adjustments as presented in the offering memorandum dated December 11, 2012 for the Senior Notes; plus (x) any adjustments related to any impact from supplier plant shut downs, other than in the ordinary course of business; minus (B) (i) non-cash items increasing such

Consolidated Net Income for such period, other than (x) any items which represent the reversal of any accrual of, or cash reserve for, anticipated charges in any prior period where such accrual or reserve is no longer required and (y) any items which represent the impact of purchase accounting; and (i) the minority interest income consisting of subsidiary losses attributable to the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary.

“Other Debt Covenant Ratio” means with respect to any specified Person for any period, the ratio of the Other Debt Covenant EBITDA of such Person for such period to the Other Debt Covenant Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than (i) ordinary working capital borrowings and (ii) in the case of revolving credit borrowings or revolving advances under any other wise permitted receivables financing, in which case interest expense will be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems preferred equity subsequent to the commencement of the period for which the Other Debt Covenant Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Other Debt Covenant Ratio is made (the “Calculation Date”), then the Other Debt Covenant Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred equity, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of calculating the Other Debt Covenant Ratio, Asset Acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), and any related financing transactions, that the specified Person or any of its Restricted Subsidiaries has both determined to make and made after the Closing Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Asset Acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change of any associated Other Debt Covenant Charges and the change in Other Debt Covenant EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period, including any pro forma expense and cost reductions and other operating improvements that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer of the Lead Borrower (regardless of whether these cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto). Any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period, and if, since the beginning of the four-quarter reference period, any Person that subsequently became a Restricted Subsidiary or was merged with or into the Lead Borrower any of its other Restricted Subsidiaries since the beginning of such period shall have made any acquisition, Investment, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Other Debt Covenant Ratio shall be adjusted giving pro forma effect thereto for such period as if such Asset Acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter reference period. Any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted

Subsidiary at any time during such four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Lead Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Lead Borrower to be the rate of interest implicit in such Capital Lease Obligation. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Lead Borrower may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Lead Borrower as set forth in an Officer’s Certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.

“Other Payment Conditions” means (a) there is no Default or Event of Default existing immediately before or after such transaction, (b) each of (x) 30 Day Excess Availability and (y) Excess Availability on the date of the proposed transaction (in each case, calculated on a pro forma basis for such transaction, including any Restricted Payment, Unrestricted Subsidiary designation or redesignation and/or draw under the Revolving Facility) is equal to or greater than the greater of (x) $37.5 million and (y) 17.5% of Availability, (c) the Fixed Charge Coverage Ratio is at least 1.00 to 1.00; provided that if each of (x) pro forma 30 Day Excess Availability and (y) pro forma Excess Availability (in each case, calculated on a pro forma basis for such Restricted Payment and/or draw under the Revolving Facility) is greater than 22.5% of Availability at such time clause (c) shall not apply and (d) the Lead Borrower shall have delivered a customary officer’s certificate to the Administrative Agent certifying as to compliance with the requirements of clauses (a) through (c) (if applicable).

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property, intangible or mortgage recording taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents.

“Overadvance” shall have the meaning specified in Section 2.25.

“Overadvance Loan” shall mean a ABR Loan made when an Overadvance exists or is caused by the funding thereof.

“Parent Company” shall have the meaning specified in clause (a) of the definition of “Change in Control” in this Section 1.01.

“Participant” shall have the meaning specified in Section 9.04(c).

“Participant Register” shall have the meaning specified in Section 9.04(c).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Business” shall mean the businesses of Holdings and its Subsidiaries engaged in on the Closing Date and any other activities that are similar, ancillary or reasonably related to, or a reasonable extension, expansion or development of, such businesses or ancillary thereto.

“Permitted Cure Securities” shall mean (A)(i) a common equity security of Holdings or, if the proceeds of such security are contributed to Holdings, a Parent Company or (ii) any other equity security of Holdings or, if the proceeds of such security are contributed to Holdings, a Parent Company, having no mandatory redemption, repurchase or similar requirements prior to 91 days after the Maturity Date, and upon which all dividends or distributions (if any) shall be payable solely in additional shares of such equity security and (B) any Indebtedness issued or incurred by Holdings that (a) is unsecured, (b) is expressly subordinated to the prior payment in full in cash of the Obligations under the Loan Documents of Holdings on terms reasonably satisfactory to the Agent, (c) has a maturity date no earlier than, and provides for no scheduled payments of principal or mandatory redemption obligations prior to, 91 days after the Maturity Date, and (d) provides for payments of interest solely in-kind prior to the date that is 91 days after the Maturity Date.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Employee Stock Purchase Loans” shall mean loans, in an aggregate amount outstanding at any time not to exceed U.S. $25.0 million, whether made by Holdings or any third party (other than any Affiliate of Holdings), to employees of Holdings and its Subsidiaries who become participants in Holdings’ stock purchase program to enable such employees to purchase Equity Interests in Holdings or any of its parent entities.

“Permitted Holder” shall mean each of (i) the Sponsor and the Sponsor Affiliates and (ii) with respect to not more than 30% of direct or indirect the total voting power of the Equity Interests of Holdings, the Management Group.

“Permitted Investments” shall mean:

(i) any Investment in Holdings or in a Restricted Subsidiary of Holdings; provided that neither Holdings nor any Restricted Subsidiary shall transfer any Collateral to any Person under this clause (i) that is not a Loan Party unless the Other Payment Conditions are satisfied on a pro forma basis both before and after giving effect to such Investments;

(ii) any Investment in cash, Cash Equivalents, Marketable Securities or Investment Grade Securities;

(iii) any Investment by Holdings or any Restricted Subsidiary in a Person, if as a result of such Investment:

(A) such Person becomes a Restricted Subsidiary of Holdings; or

(B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Holdings or a Restricted Subsidiary of Holdings;

and, in each case, any Investment held by any such Person; provided that neither Holdings nor any Restricted Subsidiary shall transfer any Collateral to any Person that is not a Loan Party unless the Other Payment Conditions are satisfied on a pro forma basis both before and after giving effect to such Investments;

(iv) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 6.03;

(v) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Holdings or a direct or indirect parent company of Holdings;

(vi) any Investments received (i) in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Holdings or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes; or (ii) as a result of a foreclosure by Holdings or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(vii) Investments represented by Hedging Obligations in compliance with Section 6.02(b)(vii);

(viii) loans or advances to officers, directors and employees made in the ordinary course of business or consistent with the past practice of Holdings or any Restricted Subsidiary of Holdings and Permitted Employee Stock Purchase Loans or guarantees thereof;

(ix) repurchases of the Senior Notes (and any Permitted Refinancing Indebtedness in respect thereof) so long as the Other Payment Conditions are satisfied on a pro forma basis both before and after giving effect to such Investments;

(x) Investments in Permitted Businesses, joint ventures or Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (x) that are at that time outstanding, not to exceed the greater of (x) $40.0 million and (y) 5.0% of Total Assets; provided, however, that if any Investment pursuant to this clause (x) is made in a Person that is not a Restricted Subsidiary of the Lead Borrower at the date of the making of such investment and such Person becomes a Restricted Subsidiary of the Lead Borrower after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and shall cease to have been made pursuant to this clause (x) for so long as such Person continues to be a Restricted Subsidiary;

(xi) (A) Guarantees issued in accordance Section 6.02 and (B) Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course of business or consistent with past practice;

(xii) any Investment existing on the Closing Date and any Investment that replaces, refinances or refunds an existing Investment; provided, that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and is made in the same Person as the Investment replaced, refinanced or refunded;

(xiii) Investments consisting of purchases and acquisitions of parts, buildings, inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property, in each case in the ordinary course of business;

(xiv) Additional Investments by the Lead Borrower or any Restricted Subsidiary having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this paragraph (xiv) that are at the time outstanding not to exceed the greater of (x) $40.0 million and (y) 5.0% of Total Assets; provided, however, that if any Investment pursuant to this paragraph (xiv) is made in a Person that is not a Restricted Subsidiary of the Lead Borrower at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Lead Borrower after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and shall cease to have been made pursuant to this paragraph (xiv) for so long as such Person continues to be a Restricted Subsidiary;

(xv) all other Investments in each case that are at any time outstanding; provided, however that Investments in a Person under this clause that is not a Loan Party shall only be permitted if the Other Payment Conditions are satisfied on a pro forma basis both before and after giving effect to such Investments;

(xvi) Investments consisting of contributions or other dispositions to any Person (including any Unrestricted Subsidiary or Permitted MTBE Joint Venture) of any MTBE Assets or Capital Stock of any MTBE Subsidiary or Permitted MTBE Joint Venture and (ii) Investments in any MTBE Subsidiary that is a Restricted Subsidiary of the Lead Borrower on the Issue Date but is designated as an Unrestricted Subsidiary after the Issue Date to the extent such Investments are in existence immediately prior to the time such MTBE Subsidiary is designated as an Unrestricted Subsidiary;

(xvii) any Investment made in connection with MLP Formation Transactions;

(xviii) Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Lead Borrower or any of its Restricted Subsidiaries;

(xix) pledges or deposits made in the ordinary course of business; and

(xx) any Investment to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 6.07 (except for transactions described in clauses (vi), (viii), (x) and (xii) of such Section);

provided, however, that with respect to any Investment, the Lead Borrower may, in its sole discretion, allocate all or any portion of any Investment to one or more of the above clauses (i) through (xx) so that the entire Investment would be a Permitted Investment.

“Permitted Liens” shall mean:

(i) Liens (a) created pursuant to the Security Documents and (b) securing the Senior Notes, the related Note Guarantees, subject to the terms of the Intercreditor Agreement;

(ii) Liens in favor of Holdings or any of its Restricted Subsidiaries;

(iii) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Holdings or any Subsidiary of Holdings; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Holdings or the Subsidiary;

(iv) Liens on property (including Capital Stock) existing at the time of acquisition of the property by Holdings or any Subsidiary of Holdings; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(v) Liens or deposits to secure the performance of statutory or regulatory obligations, or surety, appeal, indemnity or performance bonds, warranty and contractual requirements or other obligations of a like nature incurred in the ordinary course of business and Liens over cash deposits in connection with an acquisition, lease, disposition or investment;

(vi) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof and any cash cover relating to a letter of credit or bank guarantee;

(vii) Liens to secure Indebtedness (including Capital Lease Obligations) permitted to be incurred pursuant to Section 6.02(b)(iii) covering only the assets acquired with or financed by such Indebtedness;

(viii) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.02(b)(xii); provided that such Liens are pari passu or junior to the Liens securing the Senior Notes or junior to Liens securing the Revolving Facility and, if such Indebtedness is for borrowed money, the holders of such Indebtedness enter into the Intercreditor Agreement or Junior Lien Intercreditor Agreement, as applicable;

(ix) Liens existing on the Closing Date;

(x) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(xi) Liens incurred or deposits made in the ordinary course of business to secure payment of workers’ compensation or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(xii) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, lessor’s, suppliers, banks, repairmen’s and mechanics’ Liens, and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default, in each case, incurred in the ordinary course of business;

(xiii) leases or subleases granted to others that do not materially interfere with the ordinary conduct of business of Holdings or any of its Restricted Subsidiaries;

(xiv) (A) survey exceptions, easements, rights of way, zoning and similar restrictions, reservations or encumbrances in respect of real property or title defects that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties (as such properties are used by Holdings or its Subsidiaries) or materially impair their use in the operation of the business of Holdings and its Subsidiaries and (B) access agreements, easements, leases, licenses, use agreements, utility agreements, service agreements, and other like encumbrances granted by the Lead Borrower or a Restricted Subsidiary of the Lead Borrower to an MTBE Subsidiary, Permitted MTBE Joint Venture or any other third party in connection with the disposition of the MTBE Assets to, or the use or ownership of the MTBE Assets by, such MTBE Subsidiary, Permitted MTBE Joint Venture or third party so long as such encumbrances do not in the aggregate materially adversely affect the value of said properties (as such properties are used by the Lead Borrower or its Subsidiaries) or materially impair their use in the operation of the business of the Lead Borrower and its Subsidiaries;

(xv) Liens to secure any Permitted Refinancing Indebtedness; provided, however, that:

(A) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(xvi) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(xvii) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such legal proceedings may be initiated shall not have expired;

(xviii) Liens securing Indebtedness or other obligations of the Lead Borrower or any Subsidiary of the Lead Borrower with respect to obligations that do not exceed the greater of (x) $50.0 million and (y) 5.0% of Total Assets at any one time outstanding; provided that such Liens are pari passu or junior to the Liens securing the Senior Notes or junior to Liens securing the Revolving Facility and, if such Indebtedness is for borrowed money, the holders of such Indebtedness enter into the Intercreditor Agreement or Junior Lien Intercreditor Agreement, as applicable;

(xix) licenses of Intellectual Property in the ordinary course of business;

(xx) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(xxi) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of Holdings and its Restricted Subsidiaries;

(xxii) Liens to secure a defeasance trust that do not extend to any Revolving Facility Priority Collateral or are secured in a junior basis to the Liens securing the Revolving Facility or are on a pari passu or junior basis to the Liens securing the Senior Notes;

(xxiii) Liens on equipment of Holdings or any Restricted Subsidiary granted in the ordinary course of business to clients of which such equipment is located;

(xxiv) Liens securing insurance premium financing arrangements, provided that such Lien is limited to the applicable insurance contracts;

(xxv) Liens securing the aggregate amount of Indebtedness (including Acquired Debt) incurred in connection with (or at any time following the consummation of) an Asset Acquisition made in accordance with the Senior Notes Indenture equal to, at the time of incurrence, the net increase in inventory, accounts receivable and net property, reserves, plant and equipment attributable to such Asset Acquisition from the amounts reflected on the Lead Borrower’s historical consolidated balance sheet as of the end of the full fiscal quarter ending on or prior to the date of such Asset Acquisition calculated after giving effect on a pro forma basis to such Asset Acquisition (which amount may, but need not, be incurred in whole or in part under this Agreement) less the amount of Indebtedness incurred in connection with such Asset Acquisition secured by Liens pursuant to clauses (iv) or (vii) above; provided that such Liens are pari passu or junior to the Liens securing the Senior Notes or junior to Liens securing the Revolving Facility and, if such Indebtedness is for borrowed money, the holders of such Indebtedness enter into the Intercreditor Agreement or Junior Lien Intercreditor Agreement, as applicable;

(xxvi) Liens arising under retention of title, hire purchase or conditional sale arrangements arising under provisions in a supplier’s standard conditions of supply in respect of goods or services supplied to Holdings or any Restricted Subsidiary in the ordinary course of business and on arm’s length terms;

(xxvii) Liens arising by way of set-off or pledge (in favor of the account holding bank) arising by operation of law or pursuant to standard banking terms or conditions, provided that the relevant bank account has not been set up nor has the relevant credit balance arisen in order to implement a secured financing;

(xxviii) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xxix) Liens securing Hedging Obligations; provided that Liens securing Hedging Obligations that are not Bank Product Debt shall only extend to Notes Priority Collateral or shall be junior to Liens securing the Revolving Facility;

(xxx) any (a) interest or title of a lessor or sublessor under any lease, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics’ liens, tax liens, and easements); (c) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (b) or (d) Liens over rental deposits with a lessor pursuant to a property lease entered into in the ordinary course of business;

(xxxi) Liens incurred under or in connection with lease and sale and leaseback transactions and novations and any refinancings thereof (and Liens securing obligations under lease transaction documents relating thereto), including, without limitation, Liens over the assets which are the subject of such sale and leaseback transactions, novations and/or refinancings, assets and contract rights related thereto (including, without limitation, the rights to receive rental rebates or deferred sale payments), sub-lease rights, insurances relating thereto and rental deposits;

(xxxii) Liens either not on Revolving Facility Priority Collateral or secured by Revolving Facility Priority Collateral on a basis that is junior to the Liens securing the Revolving Facility securing Indebtedness and that is permitted to be incurred pursuant to Section 6.02; provided that (x) at the time such Liens are put in place, no Event of Default has occurred and is continuing, (y) the holders of such Indebtedness, if such Indebtedness is for borrowed money, enter into the Intercreditor Agreement or Junior Lien Intercreditor Agreement, as applicable and (z) the Senior Secured Leverage Ratio on a pro forma basis shall be no greater than 4.50:1.00; and

(xxxiii) Liens arising under the Senior Notes Indenture in favor of the trustee thereunder for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under Section 6.02, provided, however, that such Liens are solely for the benefit of such trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness and such Liens are pari passu or junior to the Liens securing the Senior Notes or junior to Liens securing the Revolving Facility;

provided, however, that no reference herein to Liens permitted hereunder (including Permitted Liens), including any statement or provision as to the acceptability of any Liens (including Permitted Liens), shall, solely by virtue of being permitted hereunder, in any way constitute or be construed as to provide for a contractual subordination of any rights of payment of any Secured Party in favor of such Liens.

“Permitted MTBE Joint Venture” means a Person (together with its Subsidiaries, if any) organized by the Lead Borrower or an MTBE Subsidiary and one or more third parties for the purpose, among other things, of utilizing the MTBE Assets regardless of whether such Person is a joint venture or a minority-owned Person; provided that such Person shall not be a Subsidiary.

“Permitted Payments to Parent” shall mean, without duplication as to amounts:

(i) payments to any parent companies of Holdings in amounts equal to the amounts required for any direct payment of Holdings to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to officers and employees of any direct parent of Holdings and general corporate overhead expenses of any direct parent of Holdings to the extent such fees and expenses are attributable to the ownership or operation of Holdings and its Subsidiaries;

(ii) for so long as Holdings is a member of a group filing a consolidated or combined tax return in which a direct or indirect parent company of Holdings is the common parent, payments (directly or indirectly through any intermediary parent) to such parent company in respect of an allocable portion of the tax liabilities of such group that is attributable to Holdings and its Subsidiaries (“Tax Payments”). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that Holdings would owe if Holdings were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Holdings and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that such parent companies actually owe to the appropriate taxing authority, which, in each case of clause (i) and (ii), is reduced by any such taxes paid by Holdings to the appropriate taxing authority. Any Tax Payments received from Holdings shall be paid over to the appropriate taxing authority within 30 days of such parent companies’ receipt of such Tax Payments or refunded to Holdings; and

(iii) dividends or distributions paid to such parent companies, if applicable, in amounts equal to amounts required for such parent companies, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to Holdings or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, Holdings incurred in accordance with the covenant described under Section 6.02.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness of Holdings or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Holdings or any of Holdings’ Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus any premium required to be paid on the Indebtedness being so renewed, refunded, replaced, defeased or discharged, plus the amount of all fees and expenses incurred in connection therewith);

(ii) such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; provided that this clause (ii) shall not apply to debt incurred under the Revolving Facility;

(iii) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(iv) such Refinancing Indebtedness shall not include Indebtedness of Holdings or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity; provided that when Person is used to refer to the Company, it shall refer (i) prior to a Qualifying MLP IPO, TPC Group Inc. and (ii) after a Qualifying MLP IPO, to the MLP.

“Plan” shall mean with respect to any Person resident in the United States, any employee pension benefit plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and in respect of which any Borrower, any Subsidiary of a Borrower or any ERISA Affiliate is (or if such plan were terminated would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning specified in Section 9.17(b).

“Pledge and Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, between the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties.

“Primary Obligor” shall have the meaning specified in the definition of the term “Guarantee.”

“Prior Liens” shall mean Liens that, pursuant to the provisions of any Security Document, are or may be superior to the Lien of such Security Document.

“Pro Forma Adjustment” means, for any period, the pro forma increase or decrease in Consolidated Adjusted EBITDA, as certified to the Administrative Agent by the chief financial officer or other equivalent officer of the Lead Borrower, which pro forma increase or decrease shall be based on the Lead Borrower’s good faith projections and reasonable assumptions as a result of (i) actions taken, prior to or during such period, for the purposes of realizing reasonably identifiable and factually supportable (in the good faith determination of the Lead Borrower) operating expense reductions and other operating improvements, restructurings and cost savings that are reasonably expected to be realized within 18 months following such action) and (ii) any additional costs incurred during such 18 month period in connection with such actions; provided that (A) so long as such actions are taken prior to or during such period or such costs are incurred prior to or during such period it may be assumed, for purposes of projecting such pro forma increase or decrease to Consolidated Adjusted EBITDA, that such cost savings will be realizable during the entirety of such period, or such additional costs will be incurred during the entirety of such period, and (B) any such pro forma increase or decrease to Consolidated Adjusted EBITDA shall be without duplication of cost savings or additional costs already included in Consolidated Adjusted EBITDA for such period.

“Projections” shall mean any projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of Holdings or any of its Subsidiaries prior to the Closing Date.

“Protective Advances” shall have the meaning specified in Section 2.24.

“Qualifying Lender” shall mean a Lender or Issuing Bank that is exempt from U.S. federal withholding tax on any payment received by such Lender or Issuing Bank.

“Qualifying MLP IPO” means an initial offer and sale of common units of the MLP in an underwritten public offering for cash pursuant to a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-4 or Form S-8 or otherwise relating to Equity Interests of the MLP issuable under any employee benefit plan); provided, however, that (i) immediately after such offering, the MLP is treated as a partnership for U.S. federal income tax purposes and qualifies for the exception contained in Section 7704(c) of the Code for partnerships with “qualifying income” (as defined in Section 7704(d) of the Code) and (ii) the Lead Borrower and/or selling shareholders receive aggregate gross proceeds (including in any combination of primary and secondary offerings) of at least $75.0 million from such sale(s).

“Quarterly Average Excess Availability Percentage” means, at any time, the Average Excess Availability Percentage for the immediately preceding fiscal quarter.

“Quarterly Average Unused Revolving Facility Balance” means, at any time, the Average Unused Revolving Facility Balance for the immediately preceding fiscal quarter.

“Real Property” shall mean, collectively, all right, title and interest of a Borrower or any other Loan Party in and to any and all parcels of real property owned or leased by a Borrower or any other Loan Party together with all improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Refinance” shall have the meaning specified in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Refinancing” shall mean, collectively, (i) the indebtedness consisting of the $175 million Amended and Restated Revolving Credit Facility dated as of April 29, 2010 among the Target, Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent and the other parties from time to time part thereto, as amended on September 22, 2010 (the “Existing ABL Credit Agreement”), will be repaid in full and all commitments thereunder will be terminated, on or prior to the Closing Date, (ii) the Lead Borrower will either, at its option (a) redeem or satisfy and discharge in full its outstanding 8 1/4% Senior Secured Notes due October 1, 2017 issued under the Indenture dated as of October 5, 2010 among the Target, as issuer, Wilmington Trust Company, as trustee, and the other parties from time to time party thereto (the “Existing Notes” and together with the Existing ABL Credit Agreement, the “Existing Facilities”) or (b) undertake the Debt Offer (as defined in the Merger Agreement) and (iii) after giving effect to the Transactions, neither Holdings nor any of its Restricted Subsidiaries shall have any material third party indebtedness for borrowed money (other than under this Agreement and the Senior Notes and, if applicable, any Existing Notes outstanding after the Closing Date to the extent that have been fully satisfied and discharged).

“Register” shall have the meaning specified in Section 9.04(b).

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any placing, spilling, adding, releasing, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or depositing in, into or onto the Environment.

“Rent and Charges Reserve” shall mean the aggregate of (a) all past due rent and other amounts owing by any Loan Party to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Revolving Facility Priority Collateral or could assert a Lien on any Revolving Facility Priority Collateral; and (b) a reserve at least equal to three months’ rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver, if required pursuant to the definition thereof.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period has been waived, with respect to a Plan.

“Reporting Failure” shall mean the failure of Holdings to make available, post or otherwise deliver to the Administrative Agent, within the time periods specified in Section 5.04 the periodic reports, information, documents or other reports which Holdings or a Loan Party may be required to make available, post or otherwise deliver pursuant to such provision.

“Required Lenders” shall mean, at any time, Lenders having (a) Loans (other than Swingline Loans) outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures and (d) Available Unused Commitments, that taken together, represent more than 50% of the sum of (w) all Loans (other than Swingline Loans) outstanding, (x) Revolving L/C Exposures, (y) Swingline Exposures, and (z) the total Available Unused Commitments at such time. The Loans, Revolving L/C Exposures, Swingline Exposures and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Reservations” shall mean (a) the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set- off or counterclaim and similar principles or limitations under laws of applicable jurisdictions; and (b) general principles, reservations or qualifications in each case as to matters of law contained in the legal opinions delivered to the Administrative Agent in connection with any Loan Document; provided that where any such legal opinion has been delivered in relation to a particular Loan Party and/or a particular document, the said general principles, reservations or qualifications shall only be deemed to apply to such Loan Party and/or document (other than in the case where the definition is used in respect of a person and/or a document in respect of which a legal opinion has not been rendered under this Agreement where the said general principles, reservations or qualifications shall, to the extent applicable, be deemed to apply to such person and/or document).

“Responsible Officer” of any Person shall mean any executive officer, Financial Officer or director of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person shall mean any Subsidiary of that Person that is not an Unrestricted Subsidiary.

“Revolving Facility” shall mean the Commitments and the extensions of credit made hereunder by the Revolving Facility Lenders.

“Revolving Facility Borrowing” shall mean a Borrowing by a Borrower comprised of Revolving Facility Loans to such Borrower.

“Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the Revolving Facility Loans outstanding at such time, (b) the Swingline Exposure at such time and (c) the Revolving L/C Exposure at such time. The Revolving Facility Credit Exposure of any Revolving Facility Lender at any time shall be the sum of (a) the aggregate principal amount of such Revolving Facility Lender’s Revolving Facility Loans outstanding at such time and (b) such Revolving Facility Lender’s Revolving Facility Percentage of the Swingline Exposure and Revolving L/C Exposure at such time. For purposes of calculating Applicable Commitment Fee Percentage, Swingline Exposure shall not be included in the definition of Revolving Facility Credit Exposure.

“Revolving Facility Lender” shall mean a Lender with a Commitment or with outstanding Revolving Facility Loans (including any New Revolving Facility Lender).

“Revolving Facility Loan” shall mean, in respect of a Borrower, a Loan made to such Borrower by a Revolving Facility Lender or a loan made by a New Revolving Facility Lender under any New Revolving Facility Commitments pursuant to Section 2.20. Each Revolving Facility Revolving Loan shall be a LIBOR Loan.

“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Revolving Facility Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Revolving Facility Priority Collateral” shall have the meaning set forth in the Intercreditor Agreement.

“Revolving L/C Commitment” shall mean, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Revolving Letters of Credit pursuant to Section 2.05, expressed as a U.S. Dollar amount, as such commitment may be (a) increased from time to time by agreement between such Issuing Bank and Holdings (by notice to the Administrative Agent) and (b) reduced or increased from time to time pursuant to assignments by or to such Issuing Bank under Section 9.04. The amount of each Issuing Banks’ Revolving L/C Commitment as of the Closing Date is set forth in Schedule 2.01. The amount of each Issuing Bank which assumes or provides a Revolving L/C Commitment after the Closing Date will be set forth in a notice to the Administrative Agent or in the Assignment and Acceptance pursuant to which such Issuing Bank shall have assumed its Revolving L/C Commitment, as applicable. In the event that any Issuing Bank increases its Revolving L/C Commitment by agreement between such Issuing Bank and Holdings, it will inform the Administrative Agent promptly in writing of the amount of such increased Revolving L/C Commitment. In no event will the aggregate amount of all Revolving L/C Commitments exceed $50.0 million at any time.

“Revolving L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Revolving Letter of Credit, including, for the avoidance of doubt, a payment or disbursement made by an Issuing Bank pursuant to a Revolving Letter of Credit upon or following the reinstatement of such Revolving Letter of Credit.

“Revolving L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all Revolving Letters of Credit outstanding at such time and (b) the aggregate principal amount of all Revolving L/C Disbursements that have not yet been reimbursed at such time. The Revolving L/C Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Revolving L/C Exposure at such time.

“Revolving L/C Participation Fees” shall have the meaning specified in Section 2.12(b).

“Revolving L/C Reimbursement Obligation” shall mean the Borrowers’ obligation to repay Revolving L/C Disbursements.

“Revolving Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.05.

“S&P” shall mean Standard & Poor’s Ratings Services, Inc., a division of The McGraw-Hill Companies, Inc.

“Sanctions” shall have the meaning specified in Section 3.08(c).

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Bank Product Obligations” shall mean Bank Product Debt, including, without limitation, the Bank Product Debt set forth in Schedule 1.01(a) as of the date hereof owing to a Secured Bank Product Provider, up to the maximum amount (in the case of any Secured Bank Product Provider other than Bank of America and its Affiliates so long as Bank of America is the Administrative Agent) reasonably specified by such provider in writing to the Administrative Agent, which amount may be established or increased (by further written notice to the Administrative Agent from time to time) as long as no Event of Default exists and no Overadvance would result from establishment of a Bank Product Reserve for such amount and all other Secured Bank Product Obligations.

“Secured Bank Product Provider” (a) Bank of America or any of its Affiliates; and (b) any other Person that is a Lender or Affiliate of a Lender at the time it provides a Bank Product, provided such provider delivers written notice to the Administrative Agent, within 20 Business Days (or such later date as the Administrative Agent shall reasonably agree) following the later of the Closing Date or creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 8.11; provided further that no Person shall be deemed a Secured Bank Product Provider until such time as the Administrative Agent shall have received a written notice from such Person in form and manner as specified in the preceding proviso.

“Secured Obligations” shall mean the Obligations and the Secured Bank Product Obligations.

“Secured Parties,” with respect to a Security Document, shall have the meaning ascribed to such term (or equivalent term) in such Security Document, and collectively shall mean all such parties. The Secured Parties shall include the Finance Parties and may also include any Lender or Affiliate of a Lender to whom Secured Bank Product Obligations are owed (in its capacity as such).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean each of the security agreements and other instruments and documents executed and delivered pursuant to the Collateral and Guarantee Requirement (other than the Loan Document Guarantee) or pursuant to Section 5.10, including the Pledge and Security Agreement. Each Security Document shall secure the Secured Obligations.

“Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) the Consolidated Total Indebtedness of the Lead Borrower and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which financial statements are available that is secured by Liens on a pari passu basis with the Revolving and/or the Senior Notes, less an amount equal to the sum of all cash and Cash Equivalents of Holdings and its Restricted Subsidiaries as of such date, to (b) the Other Debt Covenant EBITDA for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.

“Senior Notes” shall have the meaning specified in the recital hereto.

“Senior Notes Indenture” shall mean the indenture, dated as of December 20, 2012 by and among the Lead Borrower (in its capacity as issuer of the Senior Notes), the Note Guarantors and the Notes Trustee.

“Settlement Report” shall mean a report summarizing Revolving Facility and participations in Revolving L/C Exposure outstanding as of a given settlement date, allocated to Revolving Facility Lenders on a pro rata basis in accordance with their Commitments.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1934, as such Regulation is in effect on the Closing Date.

“Significant Asset Sale” shall mean any single or series of related Asset Sale transactions involving assets or Equity Interests having Fair Market Value in excess of $20 million.

“Specified Acquisition Agreement Representations” shall mean the representations and warranties made by or with respect to the Target and its subsidiaries in the Merger Agreement that are material to the interests of the Lenders (but only to the extent that the Merger Sub or any of Merger Sub’s affiliates have the right to terminate their obligations under the Merger Agreement or a right not to consummate the Acquisition as a result of a breach of such representations and warranties).

“Specified Default” shall mean (a) any Event of Default arising from a breach of the cash management provisions under this Agreement or any other Loan Document, (b) an Event of Default due to a representation contained in any Borrowing Base Certificate proving to have been incorrect in any respect in a manner materially adverse to the interest of the Revolving Facility Lenders when made or deemed made, (c) an Event of Default due to a failure to deliver a Borrowing Base certificate (after expiration of any applicable cure periods) and (d) any payment, bankruptcy or financial covenant Event of Default, in each case is continuing.

“Specified Existing Commitment Class” shall have the meaning specified in Section 2.23.

“Specified Representations” mean the representations and warranties of the Borrowers and the Guarantors set forth in Sections 3.01(a), 3.01(d) (solely as it relates to execution and delivery and performance of the applicable Loan Documents), 3.02(a), 3.02(b)(i)(A) (solely with respect to no conflicts of the Loan Documents with charter documents or except to the extent such conflict has not resulted in a company Material Adverse Effect, applicable laws), 3.03, 3.08(d), 3.08(e), 3.09(b)(ii), 3.10, 3.17 and 3.18.

“Sponsor” shall have the meaning specified in the recitals hereto.

“Sponsor Affiliate” shall mean (i) each Affiliate of a Sponsor that is neither a portfolio company nor a company controlled by a portfolio company and (ii) each general partner of a Sponsor or Sponsor Affiliate who is a partner or employee of the Sponsor.

“Stated Maturity” shall mean, with respect to any installment of principal on any series of Indebtedness, the date on which the final payment of principal was scheduled to be paid in the documentation governing such Indebtedness as of the Closing Date, and will not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subject Transaction” means, with respect to any period, (a) the Transactions, (b) any Permitted Acquisition or the making of other Investments not prohibited by this Agreement, (c) any disposition transfer, sale, incurrence, issuance, refinancing, provision of incremental commitments, or prepayment of Indebtedness) not prohibited by this Agreement, (d) the designation of a subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Subsidiary in accordance with Section 6.09 hereof or (e) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“Subsidiary” shall mean, with respect to any specified Person: (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Loan Party” shall mean each direct Wholly Owned Subsidiary of any Borrower that is a Borrower or a Guarantor (or is required pursuant to the Collateral and Guarantee Requirement or the requirements of Section 5.10, Section 5.12 or Section 5.13 to become a Guarantor).

“Super-Majority Lenders” shall mean, at any time, those Revolving Lenders (other than Defaulting Lenders) having more than 66.67% of the aggregate amount of the Commitments (excluding the Commitments of Defaulting Lenders) or, if the Commitments shall have expired or been terminated, Revolving Lenders (other than Defaulting Lenders) having more than 66.67% of the aggregate amount of the outstanding Revolving Facility Exposures (excluding the Revolving Facility Exposures of Defaulting Lenders).

“Swingline Borrowing” means a borrowing of a Swingline Loan pursuant to Section 2.04.

“Swingline Exposure” shall mean at any time the aggregate principal amount of all outstanding Swingline Borrowings at such time. The Swingline Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean Bank of America, N.A., in its capacity as a lender of Swingline Loans and/or any other Revolving Facility Lender designated as such by the Borrower after the Closing Date that is reasonably satisfactory to the Borrower and the Administrative Agent and executes a counterpart to this Agreement as a Swingline Lender.

“Swingline Loan” has the meaning specified in Section 2.04(a). Each Swingline Loan shall be an ABR Loan.

“Syndication Agent” shall have the meaning specified in the introductory paragraph of this Agreement.

“Target” shall mean TPC Group Inc., a Delaware corporation.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Test Period” shall mean, at any date of determination, the most recently completed four consecutive fiscal quarters of Holdings ending on or prior to such date.

“Total Assets” shall mean the total consolidated assets of Holdings and its Restricted Subsidiaries, as shown on the most recent balance sheet of Holdings.

“Total Non-Guarantor Assets” means the total assets of the Restricted Subsidiaries of the Holdings that are not Guarantors, as shown on the most recent balance sheet of Holdings.

“Total Commitments” shall mean the aggregate of the Commitments.

“Transactions” shall mean, collectively, (a) the consummation of the Refinancing, (b) the execution and delivery of the Loan Documents and the satisfaction of the conditions precedent to initial borrowings hereunder and (c) the payment of all fees and expenses owing in connection with the foregoing.

“Type,” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Alternate Base Rate and the LIBOR Rate.

“UCC” shall mean (a) the Uniform Commercial Code as in effect in the applicable jurisdiction and (b) certificate of title or other similar statutes relating to “rolling stock” or barges as in effect in the applicable jurisdiction.

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“U.S. Borrower” shall mean that a Borrower that is a United States person within the meaning of Section 7701(a)(30) of the Code.

“U.S. Dollars” or “U.S.$” shall mean the lawful currency of the United States of America.

“U.S. Person” shall have the meaning specified in Section 7701(a)(30) of the Code.

“U.S.A. PATRIOT Act” shall have the meaning specified in Section 9.19.

“Unrestricted Subsidiary” shall mean:

(i) any Subsidiary of the Lead Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of Holdings or the Lead Borrower in the manner provided below; and

(ii) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of Holdings or the Borrower may designate any Subsidiary of Holdings (including any newly acquired or newly formed Subsidiary of Holdings) other than a Borrower to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, Holdings or any other Subsidiary of Holdings that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter incur Non-recourse Debt (other than guarantees of performance of the Unrestricted Subsidiary in the ordinary course of business, excluding guarantees of Indebtedness for borrowed money); provided, further, however, that both immediately before and after giving effect to any such designation the Other Payment Conditions are met.

The Board of Directors of Holdings or the Lead Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, both immediately before and after giving effect to any such designation the Other Payment Conditions are met.

Any such designation by the Board of Directors of Holdings or the Lead Borrower shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the applicable Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Value” shall mean, (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its face amount, net of any rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Domestic Subsidiary” shall mean a Wholly Owned Subsidiary that is a Domestic Subsidiary.

“Wholly Owned Subsidiary” of any Person shall mean a Subsidiary of such Person, all of the Equity Interests of which (other than exchangeable shares held by members of the Management Group, directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned, directly or indirectly, by such Person or any other Wholly Owned Subsidiary of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02. Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with generally accepted accounting principles in the U.S. (“GAAP”) and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided that, if, the Lead Borrower requests an amendment to Section 6.10 (or any defined term which has an effect on the provisions of Section 6.10 (but only to the extent of such effect and not for purposes of the other provisions hereof)) to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision or in the adoption by the Lead Borrower of a different GAAP (or if the Administrative Agent notifies the Lead Borrower that the Required Lenders request an amendment to Section 6.10 (or any defined term which has an effect on the provisions of Section 6.10 (but only to the extent of such effect and not for purposes of the other provisions hereof) for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided further that, notwithstanding the foregoing, upon and following the acquisition of any business or new Subsidiary by the Lead Borrower in accordance with this Agreement, in each case that would not constitute a “significant subsidiary” for purposes of Regulation S-X, financial items and information with respect to such newly acquired business or Subsidiary that are required to be included in determining any financial calculations and other financial ratios contained herein for any period prior to such acquisition shall not be required to be in accordance with GAAP so long as the Lead Borrower is able to reasonably estimate pro forma adjustments in respect of such acquisition for such period periods, and in each case such estimates are made in good faith and are factually supportable. If the Lead Borrower notifies the Administrative Agent that it is required to report under IFRS or has elected to do so through an early adoption policy, “GAAP” shall mean international financial reporting standards pursuant to IFRS (provided that after such conversion, the Lead Borrower cannot elect to report under GAAP). Notwithstanding anything to the contrary herein, (i) financial ratios and tests (including the Fixed Charge Coverage Ratio, the Senior Secured Leverage Ratio and the amount of Total Assets) contained in this Agreement that are calculated with respect to any test period during which any Subject Transaction occurs shall be calculated with respect to such test period and such Subject Transaction on a Pro Forma Basis and (ii) the calculation of financial measures with respect to the Lead Borrower will (i) prior to a Qualified MLP IPO, be based on the consolidated financial statements of TPC Group Inc. and (ii) after a Qualified MLP IPO, be based on the consolidated financial statements of the MLP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Borrower or any Subsidiary at “fair value”, as defined therein, and(ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

Section 1.03. Effectuation of Transfers. Each of the representations and warranties of each Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions (other than those referred in clause (b) of the definition thereof which are indicated to be concluded after the Closing Date), unless the context otherwise requires.

Section 1.04. Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”

ARTICLE II

THE CREDITS

Section 2.01. Commitments. Subject to and upon the terms and conditions set forth herein, each Revolving Facility Lender having a Commitment severally agrees to make Revolving Facility Loans to the Borrowers in U.S. Dollars from time to time on any Business Day during the Availability Period which in the aggregate will not exceed such Lender’s Commitment at such time; provided that the Revolving Facility Credit Exposure at any time shall not exceed Availability at such time. Such Revolving Facility Loans may at the option of the Borrowers be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans, provided that all Revolving Facility Loans made by each of the Revolving Facility Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Facility Loans of the same Type. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Facility Loans. On the Maturity Date, all then unpaid Revolving Facility Loans shall be repaid in full in U.S. Dollars.

Section 2.02. Loans and Borrowings. The Revolving Facility Loans shall be made by the Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Percentages on the date such Revolving Facility Loans are made hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Borrowings of more than one Type and under more than one Facility may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Interest Periods in respect of Borrowings outstanding under the Revolving Facility. Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03. Requests for Borrowings. The Borrowers shall give the Administrative Agent at the Administrative Agent’s Office (i) prior to 11:00 a.m. (CST) at least two Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) in the case of a Borrowing of Revolving Facility Loans if such Revolving Facility Loans are to be LIBOR Loans and (iii) prior to 11:00 a.m. (CST) written notice (or telephonic notice promptly confirmed in writing) on the requested date of the Borrower in the case of a Borrowing of Revolving Facility Loans if such Revolving Facility Loans are to be ABR Loans. Such notice (a “Notice of Borrowing”) shall specify (i) the identity of the Borrower, (ii) the aggregate principal amount of the Revolving Facility Loans to be made, (iii) the date of the Borrowing (which shall be a Business Day) and (iv) whether the Revolving Facility Loans shall consist of ABR Loans and/or LIBOR Loans and, if the Revolving Facility Loans are to include LIBOR Loans, the Interest Period to be initially applicable thereto. If no Interest Period is specified with respect to any requested LIBOR Borrowing, then the Borrower requesting such LIBOR Borrowing shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of the proposed Borrowing of Revolving Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing. Without in any way limiting the obligation of any Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from a Responsible Officer of the Lead Borrower.

Section 2.04. Swingline Loans.

(a) General. The Administrative Agent shall subject to the terms hereof, advance Swingline Loans to the Borrowers, up to an aggregate outstanding amount of $10,000,000. Each Swingline Loan shall constitute a Revolving Facility Loan for all purposes, except that payments thereon shall be made to the Administrative Agent for its own account. The obligation of the Borrowers to repay Swingline Loans shall be evidenced by the records of the Administrative Agent and need not be evidenced by any promissory note. The Borrowers acknowledge that in the event that a reallocation of the Swingline Exposure of a Defaulting Lender pursuant to Section 2.19 does not fully cover the Swingline Exposure of such Defaulting Lender, the Administrative Agent may require the Borrowers to, at its option, prepay or Cash Collateralize such remaining Swingline Exposure in respect of each outstanding Swingline Loan and will have no obligation to issue new Swingline Loans, or to extend, renew or amend existing Swingline Loans to the extent such Swingline Exposure would exceed the commitments of the non-Defaulting Lenders, unless such remaining Swingline Exposure is Cash Collateralized.

(b) Settlement. Settlement among the Revolving Facility Lenders and the Administrative Agent with respect to Swingline Loans and other Revolving Facility Loans shall take place on a date determined from time to time by the Administrative Agent (but at least weekly), in accordance with the Settlement Report delivered by the Administrative Agent to the Revolving Facility Lenders. Between settlement dates, the Administrative Agent may in its discretion apply payments on Revolving Facility Loans to Swingline Loans, regardless of any designation by the Borrowers or any provision herein to the contrary. Each Revolving Facility Lender’s obligation to make settlements with the Administrative Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Total

Commitments have terminated, an Overadvance exists or the conditions in Section 4.01 are satisfied. If, due to any bankruptcy, insolvency, receivership or similar proceeding with respect to a Borrower or otherwise, any Swingline Loan may not be settled among the Revolving Facility Lenders hereunder, then each Revolving Facility Lender shall be deemed to have purchased from the Administrative Agent a pro rata participation in each unpaid Swingline Loan and shall transfer the amount of such participation to the Administrative Agent, in immediately available funds, within one Business Day after the Administrative Agent’s request therefor. Swingline Loans shall be comprised entirely of ABR Loans.

(c) Provisions Related to Incremental Facility and Extended Commitments with Respect to Swingline Loans. If the maturity date in respect of any tranche of Commitments occurs at a time when another tranche or tranches of Commitments is or are in effect with a longer maturity date, then on the earliest occurring maturity date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such maturity date); provided, however, that if on the occurrence of such earliest maturity date (after giving effect to any repayments of Revolving Facility Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.05), there shall exist sufficient unutilized Extended Commitments or New Revolving Facility Commitments so that the respective outstanding Swingline Loans could be incurred pursuant the Extended Commitments or New Revolving Facility Commitments which will remain in effect after the occurrence of such maturity date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and the same shall be deemed to have been incurred solely pursuant to the relevant Extended Commitments or New Revolving Facility Commitments, and such Swingline Loans shall not be so required to be repaid in full on such earliest maturity date.

Section 2.05. Revolving Letters of Credit.

(a) General. Issuing Banks shall issue Revolving Letters of Credit from time to time until 5 Business Days prior to the Maturity Date, on the terms set forth herein, including the following:

(i) Each Borrower acknowledges that Issuing Bank’s issuance of any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Revolving Letter of Credit, as well as such other instruments and agreements as an Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Banks shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, such Defaulting Lender or Borrowers have entered into arrangements satisfactory to Agent and Issuing Bank to eliminate any Fronting Exposure (if any) associated with such Defaulting Lender. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(ii) Revolving Letters of Credit may be requested by a Borrower to support obligations incurred to the extent not prohibited by this Agreement. The renewal or extension of any Revolving Letter of Credit shall be treated as the issuance of a new Revolving Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Issuing Bank.

(iii) Borrowers assume all risks of the acts, omissions or misuses of any Revolving Letter of Credit by the beneficiary. In connection with issuance of any Revolving Letter of Credit, none of the Administrative Agent, Issuing Bank or any Revolving Facility Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Revolving Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Revolving Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, the Administrative Agent or any Revolving Facility Lender, including any act or omission of a Governmental Authority. The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Revolving Letter of Credit (to the extent so discharged).

(iv) In connection with its administration of and enforcement of rights or remedies under any Revolving Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and except in the case of it or its Affiliates’ gross negligence, willful misconduct or material breach of a Loan Document, shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Revolving Letters of Credit or LC Documents, and except in the case of it or its Affiliates’ gross negligence, willful misconduct or material breach of a Loan Document, shall not be liable for the negligence or misconduct of agents and attorneys-in-fact.

(b) Reimbursement; Participations:

(i) If Issuing Bank honors any request for payment under a Revolving Letter of Credit, Borrowers shall pay to Issuing Bank, within one Business Day

(“Reimbursement Date”), the amount paid by Issuing Bank under such Revolving Letter of Credit, together with interest at the interest rate for ABR Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Revolving Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Revolving Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Lead Borrower submits a Borrowing Request, the Borrowers shall be deemed to have requested an ABR Loan in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Revolving Facility Lender agrees to fund its pro rata share of such ABR Loan whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Article IV are satisfied.

(ii) Upon issuance of a Revolving Letter of Credit, each Revolving Facility Lender shall be deemed to have irrevocably and unconditionally purchased from Issuing Bank, without recourse or warranty, an undivided pro rata interest and participation in all Revolving L/C Exposure relating to the Revolving Letter of Credit. If Issuing Bank makes any payment under a Revolving Letter of Credit and Borrowers do not reimburse such payment on the Reimbursement Date, the Administrative Agent shall promptly notify the Revolving Facility Lenders and each Revolving Facility Lender shall promptly (within one Business Day) and unconditionally pay to the Administrative Agent, for the benefit of Issuing Bank, the Revolving Facility Lender’s pro rata share of such payment. Upon request by a Revolving Facility Lender, Issuing Bank shall furnish copies of any Revolving Letters of Credit and LC Documents in its possession at such time.

(iii) The obligation of each Revolving Facility Lender to make payments to the Administrative Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Revolving Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Revolving Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Loan Party may have with respect to any Obligations. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make to Revolving Facility Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Loan Party. Issuing Bank shall not be responsible to any Revolving Facility Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Loan Party.

(iv) No Issuing Bank Indemnitee shall be liable to any Revolving Facility Lender for any action taken or omitted to be taken in connection with any Revolving Letter of Credit or LC Document except as a result of its gross negligence or willful misconduct. Issuing Bank may refrain from taking any action with respect to a Revolving Letter of Credit until it receives written instructions from Required Lenders.

(c) Cash Collateral. If any Revolving L/C Exposure, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Availability is less than zero, or (c) after the Maturity Date, then Borrowers shall, at Issuing Bank’s or the Administrative Agent’s request, Cash Collateralize the stated amount of all outstanding Revolving Letters of Credit and pay to Issuing Bank the amount of all other Revolving L/C Exposure. Borrowers shall, on demand by Issuing Bank or the Administrative Agent from time to time, Cash Collateralize the Fronting Exposure of any Defaulting Lender. If Borrowers fail to provide any Cash Collateral as required hereunder, Revolving Facility Lenders may (and shall upon direction of the Administrative Agent) advance, as Revolving Facility Loans, the amount of the Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Article IV are satisfied).

(d) Resignation/Replacement of an Issuing Bank.

(i) Bank of America, N.A. in its capacity as Issuing Bank may resign at any time if it has resigned in its capacity as Administrative Agent. On and after the effective date of such resignation, Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Revolving Letter of Credit, but shall continue to have all rights and other obligations of an Issuing Bank hereunder relating to any Revolving Letter of Credit issued by it prior to such date.

(ii) An Issuing Bank may be replaced at any time by written agreement among the Lead Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the applicable Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Revolving Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Revolving Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Revolving Letters of Credit.

(e) Additional Issuing Banks. From time to time, the Lead Borrower may by notice to the Administrative Agent designate up to four Lenders that agree (in their sole discretion) to act in such capacity and are reasonably satisfactory to the Administrative Agent as Issuing Banks. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.

(f) Reporting. Each Issuing Bank shall (i) provide to the Administrative Agent copies of any LC Request no later than the next Business Day after receipt thereof, (ii) provide the Administrative Agent with a copy of the Revolving Letter of Credit, or the amendment, renewal or extension of the Revolving Letter of Credit, as applicable, on the Business Day on which such Issuing Bank issues, amends, renews or extends any Revolving Letter of Credit, (iii) on each Business Day on which such Issuing Bank makes any Revolving L/C Disbursement, advise the Administrative Agent of the date of such Revolving L/C Disbursement and the amount of such Revolving L/C Disbursement and (iv) on any other Business Day, furnish the Administrative Agent with such other information as the Administrative Agent shall reasonably request. If requested by any Lender, the Administrative Agent shall provide copies to such Lender of the documents referred to in clause (ii) of the preceding sentence.

Section 2.06. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it to the Borrowers hereunder on the proposed date thereof by wire transfer of immediately available funds at the time specified by the Administrative Agent. Swingline Loans shall not be governed by this Section 2.06 but shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to such account of the Lead Borrower as is designated in the Borrowing Request; provided that (i) Loans (other than Swingline Loans) made to finance the reimbursement of a Revolving L/C Disbursement and reimbursements as provided in Section 2.05 shall be remitted by the Administrative Agent to the applicable Issuing Bank and (ii) Swingline Loans made to finance the reimbursement of a Revolving L/C Disbursement and reimbursements as provided in Section 2.05 shall be remitted by the Swingline Lender to the applicable Issuing Bank, and the Issuing Bank shall promptly confirm receipt to the Administrative Agent.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers the interest rate applicable to LIBOR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Lead Borrower may elect, in the case of a LIBOR Borrowing, Interest Periods therefor, all as provided in this Section 2.07.

(b) To make an election pursuant to this Section 2.07, the Lead Borrower shall notify the Administrative Agent of such election in writing (by hand delivery or telecopy) by the time that a Borrowing Request would be required under Section 2.03 if the Lead Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and signed by such Borrower.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and

(iii) the Interest Period to be applicable thereto after giving effect to such election.

If any such Interest Election Request made by the Lead Borrower does not specify an Interest Period, then the Lead Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Lead Borrower fails to deliver a timely Interest Election Request with respect to one of its LIBOR Borrowings prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Loan. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrowers, then, so long as such Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a LIBOR Borrowing and (ii) unless repaid, each LIBOR Borrowing shall be converted to an ABR Loan at the end of the Interest Period applicable thereto.

Section 2.08. Termination and Reduction of Commitments.

(a) Unless previously terminated, the Commitments shall terminate on the Maturity Date. Revolver Facility Loans shall be due and payable in full on the Maturity Date, unless payment is sooner required hereunder. Revolving Facility Loans may be prepaid from time to time, without penalty or premium.

(b) The Borrowers may at any time terminate, or from time to time reduce, the Commitments under any Facility; provided that (i) each reduction of the Commitments under any Facility shall be in an amount that is an integral multiple of U.S.$500,000 and not less than U.S.$2.0 million (or, if less, the remaining amount of the Commitments), and (ii) the Borrowers shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11, the Revolving Facility Credit Exposure would exceed the total Commitments.

(c) The Lead Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.08 at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Lead Borrower pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Lead Borrower may state that such notice is conditioned upon the effectiveness of other Indebtedness or credit facilities, in which case such notice may be revoked by the Lead Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments under any Facility shall be made ratably among the Lenders in accordance with their respective Commitments under such Facility.

Section 2.09. Repayment of Loans; Evidence of Debt.

(a) The Borrowers hereby, jointly and severally, unconditionally promise to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount (and other amounts owing hereunder, including interest, in respect) of each Revolving Facility Loan to the Borrowers on the Maturity Date, and (ii) to the Swingline Lender the then unpaid principal amount (and other amounts owing hereunder, including interest, in respect) of each Swingline Loan made to such Borrower in accordance with Section 2.04.

(b) The Borrowers hereby, jointly and severally, unconditionally promise to pay to the Administrative Agent for the account of the applicable Lenders on the relevant maturity date for any Extended Revolving Facility Loans, all then outstanding Extended Revolving Facility Loans.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent (or its agents or sub-agent appointed by it) shall maintain the Register, as set forth in Section 9.04(b)(iii), in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, and (iii) any amount received by such Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section 2.09 shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans made to the Borrowers in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it to the Borrowers be evidenced by a promissory note substantially in the form of Exhibit C. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including, to the extent requested by any assignee, after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.10. Application of Payment in the Dominion Accounts. Upon delivery of a written notice to the Lead Borrower from the Administrative Agent that specifies that “cash dominion” is being instituted, the ledger balance in the Dominion Account as of the end of a Business Day shall be applied to reduce the outstanding Secured Obligations at the beginning of the next Business Day during a Cash Dominion Event. If, as a result of such application, a credit balance exists, the balance shall accrue interest in favor of the Borrowers and shall be made available to the Borrowers as long as no Event of Default under Section 7.01(b), (c), (i) or (j) is continuing. During a Cash Dominion Event, each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds in the Dominion Account or any Deposit Account subject to a Deposit Account Control Agreement, and agrees that the Administrative Agent shall have the continuing, exclusive right to apply and reapply the same against the outstanding Secured Obligations, in accordance with the terms of this Agreement and the other Loan Documents.

Section 2.11. Prepayment of Loans.

(a) The Borrowers shall have the right at any time and from time to time to prepay Borrowings by such Borrower in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, in accordance with Section 2.08.

(b) If at any time, the sum of aggregate principal amount of all Revolving Facility Loans plus the aggregate principal amount of all Revolving Letters of Credit then outstanding has exceeded Availability, the Borrowers shall, as soon as practicable and in any event within one Business Day, prepay the outstanding principal amount of any Revolving Facility Loans owing by the Borrowers such that the aggregate amount so prepaid by the Borrowers and cash collateral deposited in an account with the Administrative Agent (or an account in the name of the Administrative Agent with another institution designated by the Administrative Agent) pursuant to Section 2.05(c) shall be sufficient to reduce such sum to an amount not to exceed 100% of Availability on such date together with any interest accrued to the date of such prepayment on the aggregate principal amount of Revolving Facility Loans prepaid. The Administrative Agent shall give prompt notice of any prepayment required under this Section 2.11(b) to the Lead Borrower and the Lenders.

(c) If during the Cash Dominion Period, Holdings or a Borrower receives proceeds of any business interruption insurance, the Borrowers shall, as soon as practicable and in any event within one Business Day of receipt, prepay with any net cash proceeds of such business interruption insurance, Revolving Facility Loans owing by the Borrowers without any permanent reduction in commitments under the Revolving Facility.

(d) [reserved].

(e) In the event of any termination of all the Commitments, the Borrowers shall, on the date of such termination, repay or prepay all its outstanding Revolving Loans and all outstanding Swingline Loans and terminate all its outstanding Revolving Letters of Credit and/or Cash Collateralize such Revolving Letters of Credit in accordance with Section 2.05(c). If as a result of any partial reduction of the Commitments, the aggregate Revolving Facility Exposure would exceed the aggregate Commitments of all Revolving Facility Lenders after giving effect thereto, then the Borrowers shall, on the date of such reduction, repay or prepay their respective Borrowings under Revolving Loans or Swingline Loans (or a combination thereof) and/or Cash Collateralize Revolving Letters of Credit in an amount sufficient to eliminate such excess.

Section 2.12. Fees.

(a) The Borrowers agree to pay to each Lender, without duplication of any other amounts paid to such Lender, (other than any Defaulting Lender), through the Administrative Agent, in arrears, on the first day of each January, April, July and October and on the date on which the Commitments of all the Lenders shall be terminated, a commitment fee (a “Commitment Fee”) for the immediately preceding fiscal quarter, in an amount equal to the product of (i) the Applicable Commitment Fee Percentage and (ii) Quarterly Average Unused Facility Balance for such immediately preceding fiscal quarter.

All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Lender’s Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s Commitment Fee is calculated shall be deemed to be zero. The Commitment Fee due to each Lender shall begin to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein.

(b) The Borrowers from time to time agree to pay to each Revolving Facility Lender, (other than any Defaulting Lender), through the Administrative Agent, in arrears, on the first day of each January, April, July and October and on the date on which the Commitments of all the Lenders shall be terminated, a fee (a “Revolving L/C Participation Fee”) for the immediately preceding fiscal quarter, on such Lender’s Revolving Facility Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed Revolving L/C Disbursements), during the preceding quarter (or shorter period commencing with the Closing Date and ending with the Maturity Date or the date on which the Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for LIBOR Revolving Facility Borrowings effective for each day in such period.

(c) The Borrowers from time to time agree to pay to each Issuing Bank, for its own account, (x) on the first day of each January, April, July and October for the immediately preceding fiscal quarter and on the date on which the Commitments of all the Lenders shall be terminated, a fronting fee in an amount equal to 0.125% per annum of the daily average stated amount of such Revolving Letter of Credit for the immediately preceding fiscal quarter (or such other amount as the Lead Borrower and any Issuing Bank shall, in their sole discretion, agree in writing), in respect of each Revolving Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Revolving Letter of Credit to and including the termination of such Revolving Letter of Credit, plus (y) in connection with the issuance, amendment or transfer of any such Revolving Letter of Credit or any Revolving L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing charges (collectively, “Issuing Bank Fees”). All Revolving L/C Participation Fees and Issuing Bank Fees that are payable pursuant to (ii) above on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days. Issuing Bank Fees that are customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit shall be paid as and when incurred on demand.

(d) The Borrowers agree to pay to the Administrative Agent and the Collateral Agent, for the account of the Administrative Agent and the Collateral Agent, the fees set forth in the Fee Letter, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the “Agent Fees”).

(e) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.13. Interest.

(a) The Borrowers shall pay interest on the unpaid principal amount of each ABR Loan made to the Borrowers at the Alternate Base Rate plus the Applicable Margin.

(b) The Borrowers shall pay interest on the unpaid principal amount of each LIBOR Loan made to the Borrowers at the LIBOR Rate for the Interest Period in effect for such LIBOR Loan plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, the Borrowers shall pay interest on such overdue amount, after as well as before judgment, at a rate per annum equal to (x) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (y) in the case of any other amount, 2% plus the rate applicable to ABR Loans; provided that this paragraph (c) shall not apply to any Default or Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(d) Accrued interest on each Loan shall be payable by the Borrowers in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Facility Loans, upon termination of the Commitments; provided that interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on demand. In the event of any repayment or prepayment of any Loan (other than Swingline Loans), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(e) All computations of interest shall be made by the Administrative Agent taking into account the actual number of days occurring in the period for which such interest is payable pursuant to this Section 2.13, on the basis of a year of 360 days (or in the case of any interest payable in respect of the Alternate Base Rate (other than clause (iii) thereof), 365 or 366 days, as applicable).

Section 2.14. Alternate Rate of Interest.

(a) If prior to the commencement of any Interest Period for a LIBOR Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders or the Majority Lenders under the Revolving Facility that the LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Lead Borrower and the Lenders by telephone (confirmed by telecopy) as promptly as practicable thereafter and, until the Administrative Agent notifies the Lead Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, the rate of interest per annum on each Lender’s share of the affected Borrowings shall be the rate per annum which is the aggregate of (x) the Applicable Margin and (y) the rate notified to the Administrative Agent by such Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage per annum the cost to that Lender of funding its participation in that Borrowing from whatever source it may reasonably select.

(b) If any of the circumstances described in paragraph (a) occur and the Administrative Agent or the Lead Borrower so requests, the Administrative Agent and the Lead Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing on a substitute basis for determining the appropriate rate of interest applicable to affected Borrowings. Any alternative basis agreed pursuant to the foregoing sentence will, subject to the consent of the Majority Lenders under each affected Facility, be binding on all Lenders and the Loan Parties.

Section 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBOR) or Issuing Bank; or

(ii) impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or LIBOR Loans made by such Lender or any Revolving Letter of Credit or participation therein (except, in each case (A) for Indemnified Taxes and Excluded Taxes (B) for changes in the rate of tax on the overall rate of net income of such Lender);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan) to a Borrower or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Revolving Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise) (except, in each case (A) for Indemnified Taxes and Excluded Taxes and (B) for changes in the rate of tax on the overall rate of net income of such Lender), then the Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or any of the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section 2.15 shall be delivered to the Lead Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Lead Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any LIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a LIBOR Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a LIBOR Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the U.S. Dollar Equivalent of a comparable amount and period from other banks in the LIBOR market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Lead Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17. Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes unless required by applicable law. If a Loan Party or other applicable withholding agent shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) any Administrative Agent, Lender or Issuing Bank, as applicable, receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes and Other Taxes been made, (ii) such Loan Party or other applicable withholding agent shall make such deductions and (iii) such Loan Party or other applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, each Loan Party shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party shall indemnify each Administrative Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (other than any penalty resulting from gross negligence or willful misconduct of such Administrative Agent, Lender or Issuing Bank and without duplication of any amounts indemnified under Section 2.17(a)) paid or payable by such Administrative Agent, Lender or Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that a certificate as to the amount of such payment or liability and setting forth in reasonable detail the basis and calculation for such payment or liability is delivered to the Lead Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf, on behalf of another Administrative Agent or on behalf of a Lender or an Issuing Bank, which certificate shall be conclusive absent manifest error of the Lender, the Issuing Bank or the Administrative Agent.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender or Issuing Bank shall, at such times as are reasonably requested by the Lead Borrower or the Administrative Agent, provide the Lead Borrower and the Administrative Agent with any documentation prescribed by law or reasonably requested by the Lead Borrower or the Administrative Agent certifying as to any entitlement of such Lender or Issuing Bank to an exemption from, or reduction in, withholding tax with respect to any payments to be made to such Lender or Issuing Bank under the Loan Documents. Each such Lender or Issuing Bank shall, whenever a lapse in time or change in circumstances renders such documentation obsolete, expired or inaccurate in any material respect, deliver promptly to the Lead Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Lead Borrower or the Administrative Agent) or promptly notify the Lead Borrower and the Administrative Agent of its inability to do so.

(i) Without limiting the foregoing:

(A) Each Lender or Issuing Bank that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Lead Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 certifying that such Lender or Issuing Bank is exempt from U.S. federal backup withholding.

(B) Each Non-U.S. Lender shall deliver to the Lead Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Lead Borrower or the Administrative Agent) whichever of the following is applicable:

(1)	two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(2)	two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(3)	in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit D (any such certificate a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN (or any successor forms),

(4)	to the extent a Non-U.S. Lender is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Non-U.S. Lender, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or any successor forms) or any other required information from each beneficial owner, as applicable (provided that, if one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Non-U.S. Lender on behalf of such beneficial owner), or

(5)	two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding tax on any payments to such Lender under the Loan Documents.

(C) If a payment made to a Lender or Issuing Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or Issuing Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Issuing Bank shall deliver to the Lead Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Lead Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lead Borrower or the Administrative Agent as may be necessary for the Lead Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or Issuing Bank has complied with such Lender’s or Issuing Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each applicable Lender or Issuing Bank shall deliver to the Lead Borrower and the Administrative Agent two further original copies of any previously delivered form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or inaccurate and promptly after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Lead Borrower or the Administrative Agent, or promptly notify the Lead Borrower and the Administrative Agent that it is unable to do so. Each applicable Lender or Issuing Bank shall promptly notify the Lead Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form or certification to the Lead Borrower or the Administrative Agent,

Notwithstanding any other provision of this Section 2.17(e), a Lender or Issuing Bank shall not be required to deliver any form that such Lender or Issuing Bank is not legally eligible to deliver.

(f) If the Administrative Agent, Lender or Issuing Bank determines, in good faith and in its sole discretion, that it has received a refund of Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, Lender or Issuing Bank (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent, Lender or Issuing Bank in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative

Agent, Lender or Issuing Bank, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, Lender or Issuing Bank in the event such Administrative Agent, Lender or Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent, Lender or Issuing Bank be required to pay any amount to any Loan Party pursuant to this paragraph (f), the payment of which would place the Administrative Agent, Lender or Issuing Bank in a less favorable net after-Tax position than the Loan Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Administrative Agent, Lender or Issuing Bank to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other Person.

Section 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Unless otherwise specified, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of Revolving L/C Disbursements, or of amounts payable under Sections 2.15, 2.16 or 2.17, or otherwise) prior to the time reasonably specified by the Administrative Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrowers by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the applicable Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.17, 2.17 and 9.05 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of (i) principal or interest in respect of any Loan or (ii) Revolving L/C Reimbursement Obligations shall in each case be made in the currency in which such Loan was made or such Revolving Letter of Credit was issued. All payments of other amounts due hereunder or under any other Loan Document shall be made in U.S. Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if such Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrowers to pay fully all amounts of principal, unreimbursed Revolving L/C Disbursements, interest and fees then due from such Borrower hereunder, such funds shall be applied (i) first, towards payment of any Agent Fees then due from the Borrowers hereunder, ratably among the parties entitled thereto, (ii) second towards payment of interest and fees then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, towards payment of principal and unreimbursed Revolving L/C Disbursements then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed Revolving L/C Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off, consolidation, banker’s lien or counterclaim, through the application of any proceeds of Collateral or otherwise, obtain payment in respect of any principal of or Revolving Facility Loans or participations in Revolving L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Facility Loans and participations in Revolving L/C Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Facility Loans and participations in Revolving L/C Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Facility Loans and participations in Revolving L/C Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Revolving L/C Disbursements to any assignee or participant, other than to a Borrower or any Loan Party (as to which the provisions of this paragraph (c) shall apply). The Borrower consent to the foregoing and agree, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrower have not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04, 2.05 or (e), 2.06 or 2.18, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19. Mitigation Obligations; Replacement of Lenders; Defaulting Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, or is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04, all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment)); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Revolving L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Loan Party (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.19 shall be deemed to prejudice any rights that any Loan Party may have against any Lender that is a Defaulting Lender.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrowers shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non- Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that: (i) all Obligations of the Borrowers under the Loan

Documents owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (ii) the replacement Lender shall purchase the foregoing by paying to such Non- Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest or fees thereon. In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04.

(d) If any Swingline Loans or LC Exposure exists or Protective Advance is outstanding at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Swingline Loans, Revolving L/C Exposure, Protective Advances and Overadvance shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Facility Credit Exposures plus the amount of the Applicable Percentage of the Defaulting Lender (determined immediately prior to its being a Defaulting Lender) of Swingline Loans, Overadvance and Protective Advances that it has funded and are outstanding as of the date that it became a Defaulting Lender plus the Defaulting Lender’s Revolving L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments; or

(ii) if the reallocation described in paragraph (i) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any other right or remedy available to them hereunder or under law, within two Business Days following notice by the Administrative Agent, cash collateralize 100.0% of such Defaulting Lender’s Revolving L/C Exposure and any obligations of such Defaulting Lender to fund participations in any Swingline Loan, Overadvance or Protective Advance (after giving effect to any partial reallocation pursuant to paragraph (i) above and any cash collateral provided by the Defaulting Lender) or make other arrangements reasonably satisfactory to the Administrative Agent and to the applicable Issuing Bank and/or Swingline Lender with respect to such Revolving L/C Exposure and obligations to fund participations. Cash collateral (or the appropriate portion thereof) provided to reduce Revolving L/C Exposure or other obligations shall be released promptly following (A) the elimination of the applicable Revolving L/C Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with clauses (a), (b) and (c) of this Section 2.19)) or (B) the Administrative Agent’s good faith determination that there exists excess cash collateral.

(iii) if the Revolving L/C Exposure of the non-Defaulting Lenders are reallocated pursuant to this Section 2.19(d), then the fees payable to the Lenders pursuant to Sections 2.12, as the case may be, shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or

(iv) if any Defaulting Lender’s Revolving L/C Exposure is not cash collateralized, prepaid or reallocated pursuant to this Section 2.19(d), then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.12 with respect to such Defaulting Lender’s Revolving L/C Exposure shall be payable to the applicable Issuing Bank until such Defaulting Lender’s Revolving L/C Exposure is Cash collateralized.

(e) So long as any Lender is Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, extend, create, incur, amend or increase any Revolving Letter of Credit unless it is reasonably satisfied that the related exposure will be 100.0% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.19(d), and participating interests in any such newly issued, extended or created Revolving Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(d)(i) (and Defaulting Lenders shall not participate therein).

(f) In the event that the Administrative Agent, the Borrowers, the Issuing Banks and the Swingline Lender each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Applicable Percentage of Swingline Loans, Overadvance and Protective Advances and Revolving L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) or participations in Loans as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans or participations in accordance with its Applicable Percentage; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.20. Increase in Commitments.

(a) New Commitments. At any time following the Closing Date, the Lead Borrower may by written notice to the Administrative Agent elect to request an increase to the existing Commitments (any such increase, whether or not implemented through a separate tranche, a “Incremental Facility” and commitments thereunder, the “New Revolving Facility Commitments”), by an amount not in excess of $150,000,000 in the aggregate (the “Maximum Incremental Amount”) or a lesser amount in integral multiples of $5,000,000. Such notice shall specify the date (an “Increased Amount Date”) on which the Lead Borrower proposes that the New Revolving Facility Commitments shall be made available, which shall be a date not less than 5 Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period as reasonably approved by the Administrative Agent). The New Revolving Facility Commitments shall be provided by Revolving Facility Lenders, or other financial institution reasonably acceptable to the Administrative Agent (each, a “New Revolving Facility Lender”) to whom the New Revolving Facility Commitments have been (in accordance with the prior sentence) allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the New Revolving Facility Commitments may elect or decline, in its sole discretion, to provide a New Revolving Facility Commitment. Such New Revolving Facility Commitments shall become effective as of such Increased Amount Date;

provided that (i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Revolving Facility Commitments and Loans; (ii) the representations and warranties contained in Article III and the other Loan Documents shall be true and correct in all material respects on and as of the Increased Amount Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date; (iii) the New Revolving Facility Commitments if drawn shall count against the Borrowing Base; (iv) any Incremental Facility will mature no earlier than, and will require no scheduled amortization or differing mandatory commitment reduction prior to, the then maturity of the Revolving Facility, (v) any Incremental Facility shall be on terms and pursuant to documentation applicable to and consistent with the Revolving Facility, (vi) no Incremental Facility shall be secured by any of the Collateral other than on a basis pari passu with or junior to the Revolving Facility, (vii) the guarantors under any Incremental Facility shall be limited to the Guarantors under the Revolving Facility and (viii) such increase in the Commitments shall be evidenced by one or more joinder agreements executed and delivered to Administrative Agent by each New Revolving Facility Lender; provided that, to the extent such terms and documentation are not consistent with the Revolving Facility (except to the extent permitted by the proviso below), such other terms shall be reasonably satisfactory to the Administrative Agent; provided, further, that in the event that the interest rate margins for any Incremental Facility are more than 0.50% per annum greater than the applicable interest rate margin under the Revolving Facility, the applicable interest rate margin under the Revolving Facility shall be increased to the extent necessary so that the interest rate margins under the Revolving Facility are equal to the interest rate margins for such Incremental Facility minus 0.50% per annum.

(b) On any Increased Amount Date on which New Revolving Facility Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the existing Revolving Facility Lenders shall assign to each of the New Revolving Facility Lenders, and each of the New Revolving Facility Lenders shall purchase from each of the existing Revolving Facility Lenders, at the principal amount thereof, such interests in the outstanding Revolving Facility Loans and participations in Revolving Letters of Credit and Swingline Loans outstanding on such Increased Amount Date that will result in, after giving effect to all such assignments and purchases, such Revolving Facility Loans and participations in Revolving Letters of Credit and Swingline Loans being held by existing Revolving Facility Lenders and New Revolving Facility Lenders ratably in accordance with their Revolving Facility Commitments after giving effect to the addition of such New Revolving Facility Commitments to the Revolving Facility Commitments, (ii) each New Revolving Facility Commitment shall be deemed for all purposes a Revolving Facility Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Facility Loan and have the same terms as any existing Revolving Facility Loan and (iii) each New Revolving Facility Lender shall become a Lender with respect to the Revolving Facility Commitments and all matters relating thereto.

(c) The Administrative Agent shall notify the Revolving Facility Lenders promptly upon receipt of the Lead Borrower’s notice of an Increased Amount Date and, in respect thereof, the New Revolving Facility Commitments and the New Revolving Facility Lenders.

Section 2.21. Designated Borrowers; Lead Borrower.

(a) (i) The Subsidiaries of the Lead Borrower listed on Schedule I (effective as of the Closing Date) and (ii) any other Wholly Owned Domestic Subsidiary of the Lead Borrower that executes a counterpart to this Agreement and to any other Loan Document as a Borrower, shall be “Designated Borrowers” hereunder.

(b) Each Borrower hereby designates the Lead Borrower as its representative and agent for all purposes under the Loan Documents, including requests for Revolver Facility Loans, Swingline Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent, the Issuing Bank or any Revolving Facility Lender. The Lead Borrower hereby accepts such appointment. The Administrative Agent and the Lenders shall be entitled to rely upon, any notice or communication (including any Borrowing Request) delivered by the Lead Borrower on behalf of any Borrower. The Administrative Agent and the Lenders may give any notice or communication with a Borrower hereunder to the Lead Borrower on behalf of such Borrower. Each of the Administrative Agent, the Issuing Bank and the Lenders shall have the right, in its discretion, to deal exclusively with the Lead Borrower for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Lead Borrower shall be binding upon and enforceable against it.

Section 2.22. Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any LIBOR Loans, then, on notice thereof by such Lender to the Lead Borrower through the Administrative Agent, any obligations of such Lender to make or continue LIBOR Loans, as the case may be, shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender, prepay all such LIBOR Borrowings of such Lender on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment, the Borrowers shall also pay accrued interest on the amount so prepaid.

Section 2.23. Extensions of Revolving Facility Loans and Commitments.

(a) The Lead Borrower may at any time and from time to time request that all or a portion of the Commitments (and, in each case, including any previously extended Commitments) existing at the time of such request (each, an “Existing Commitment” and any related revolving credit loans under any such facility, “Existing Revolving Facility Loans”) be exchanged to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing Revolving Facility Loans related to such Existing Commitments (any such Existing Commitments which have been so extended, “Extended Commitments” and any related revolving credit loans, “Extended Revolving Facility Loans”) and to provide for other terms consistent with this Section 2.23. Prior to entering into any Extension Agreement with respect to any Extended Commitments, the Lead Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Commitments) setting forth the proposed terms of the Extended Commitments to be established thereunder, which terms shall be identical to those applicable to the Existing Commitments from which they are to be extended (the “Specified Existing Commitment Class”) except (x) all or any of the final maturity dates of such Extended Commitments may be delayed to later dates than the final maturity dates of the Existing Commitments of the Specified Existing Commitment Class, (y) the all-in pricing (including, without limitation, margins, fees and premiums) with respect to the Extended Commitments may be higher or lower than the all-in pricing (including, without limitation, margins, fees and premiums) for the Existing Commitments of the Specified Existing Commitment Class; and (z) the revolving credit commitment fee rate with respect to the Extended Commitments may be higher or lower than the revolving credit commitment fee rate for Existing Commitments of the Specified Existing Commitment, in each case, to the extent provided in the applicable Extension Agreement; provided that, notwithstanding anything to the contrary in this Section 2.23 or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of the Extended Revolving Facility Loans under any Extended Commitments shall be made on a pro rata basis with any borrowings and repayments of the Existing Revolving Facility Loans (the mechanics for which may be implemented through the applicable Extension Agreement and may include technical changes related to the borrowing and repayment procedures of the Revolving Credit Facility), (2) assignments and participations of Extended Commitments and Extended Revolving Facility Loans shall be governed by the assignment and participation provisions set forth in Section 9.04 and (3) no termination of Extended Commitments and no repayment of Extended Revolving Facility Loans accompanied by a corresponding permanent reduction in Extended Commitments shall be permitted unless such termination or repayment (and corresponding reduction) is accompanied by at least a pro rata termination or permanent repayment (and corresponding pro rata permanent reduction), as applicable, of the Existing Revolving Facility Loans and Existing Commitments of the Specified Existing Commitment Class (or all Existing Commitments of such Class and related Existing Revolving Facility Loans shall have otherwise been terminated and repaid in full). Any Extended Revolving Facility Loans shall constitute a separate Class of revolving credit commitments from Existing Commitments of the Specified Existing Commitment Class and from any other Existing Commitments (together with any other Extended Revolving Facility Loans so established on such date); provided that in no event shall there be more than three Classes of revolving credit commitments outstanding at any one time.

(b) Extended Loans/Commitments shall be established pursuant to an amendment (an “Extension Agreement”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.23(b) and notwithstanding anything to the contrary set forth in Section 9.08, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Loans/Commitments established thereby) executed by the Loan Parties, the Administrative Agent and the Extending Lenders. Notwithstanding anything to the contrary in this Section 2.25 and without limiting the generality or applicability of Section 9.08 to any Section 2.25 Additional Agreements, any Extension Agreement may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.25 Additional Agreement”) to this Agreement and the other Loan Documents; provided that such Section 2.25 Additional

Agreements do not become effective prior to the time that such Section 2.25 Additional Agreements have been contested to (including, without limitation, pursuant to (1) consents applicable to holders of Term Loans and Additional/Replacement Revolving Credit Commitment and (2) consents applicable to holders of any Extended Loans/Commitments provided for in any Extension Agreement) by such of the Lenders. Loan Parties and other parties (if any) as may be required in order for such Section 2.25 Additional Agreements to become effective in accordance with Section 9.08. In connection with any Extension Agreement, the Lead Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent (i) as to the enforceability of such Extension Agreement, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby (in the case of such other Loan Documents as contemplated by the immediately preceding sentence), (ii) to the effect that such Extension Agreement, including without limitation, the Extended Loans/Commitments provided for therein, does not conflict with or violate the terms and provisions of Section 9.08 and (iii) as to any other matter reasonably requested by the Administrative Agent.

Section 2.24. Protective Advances. The Administrative Agent shall be authorized, in its discretion, following notice to and consultation with the Lead Borrower, at any time, to make ABR Loans (“Protective Advances”) (a) in an aggregate amount, together with the aggregate amount of all Overadvance Loans, not to exceed, at the time made, 10% of Availability, if the Administrative Agent deems such Protective Advances necessary or desirable to preserve and protect the Collateral, or to enhance the collectability or repayment of the Obligations; or (b) to pay any other amounts chargeable to Loan Parties under any Loan Documents, including costs, fees and expenses; provided that, the aggregate amount of outstanding Protective Advances plus the outstanding amount of Revolving Facility Loans and Revolving L/C Exposure shall not exceed the aggregate Total Commitments. Each Revolving Facility Lender shall participate in each Protective Advance on a pro rata basis. Required Lenders may at any time revoke the Administrative Agent’s authority to make further Protective Advances under clause (a) by written notice to the Administrative Agent. Absent such revocation, the Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. The Administrative Agent may use the proceeds of such Protective Advances to (i) protect, insure, maintain or realize upon any Collateral; or (ii) defend or maintain the validity or priority of the Collateral Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien; provided that the Administrative Agent shall use reasonable efforts to notify the Lead Borrower after paying any such amount or taking any such action and, unless an Event of Default exists, shall not make payment of any item that is being properly contested.

Section 2.25. Overadvances. If the aggregate Revolver Facility Loans and Revolving L/C Exposure outstanding exceed the Borrowing Base (an “Overadvance”) at any time, the excess amount shall be payable by the Borrowers on demand by the Administrative Agent, but all such Revolver Facility Loans and Revolving L/C Exposure shall nevertheless constitute Secured Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. The Administrative Agent may require the Lenders to honor requests for Overadvance Loans and to forbear from requiring the Borrowers to cure an Overadvance, (a) when no other Event of Default is known to the Administrative Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the aggregate amount of all Overadvances and Protective Advances not known by the Administrative Agent to exceed 10% of Availability and (b) regardless of whether an Event of Default exists, if the Administrative Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $5 million and (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause the aggregate outstanding Revolver Facility Loans and Revolving L/C Exposure to exceed the aggregate Total Commitments. The making of any Overadvance shall not create nor constitute a Default or Event of Default; it being understood that the making or continuance of an Overadvance shall not constitute a waiver by the Administrative Agent or the Lenders of the then existing Event of Default. In no event shall any Borrower or other Loan Party be permitted to require any Overadvance Loan to be made.

Section 2.26. Application of Payment in the Dominion Accounts.

(a) During the existence of a Cash Dominion Period, the Collateral Agent shall give notice to any depositary bank or securities intermediary that is party to a Control Agreement that it is exercising sole dominion over the account subject to such Control Agreement (such accounts, the “Dominion Accounts”) (it being agreed that, if no Cash Dominion Period exists, Collateral Agent shall not give such notice and each Loan Party may direct the utilization of funds in each of its Deposit Accounts, Securities Accounts, investment accounts, other bank accounts and commodities accounts) and each Borrower agrees that, upon the giving of such notice, during the existence of a Cash Dominion Period, the Collateral Agent shall exercise sole dominion over such account. At the direction of Collateral Agent, after giving the notice specified above, all available cash balances and cash receipts, including the then contents or then entire ledger balance of any such account, shall be transferred by the end of each Business Day by ACH or wire transfer into an account (the “Loan Account”) maintained by the Administrative Agent and applied in accordance with Section 2.26(b). Upon a Cash Dominion Event ceasing to exist, the Administrative Agent shall provide the applicable banks or intermediaries notice that it has ceased to exercise control pursuant to the applicable Control Agreement.

(b) After the occurrence of an Event of Default and the exercise of remedies provided for in Section 2.26(c) or Section 7.01 (or after the Loans have automatically become due and payable in the case of an Event of Default described in Section 7.01(i) or Section 7.01(j)) or the sale or other disposition of the Collateral through an enforcement action, all amounts received by the Administrative Agent for distribution hereunder or under the Loan Documents shall, subject to the terms of the Intercreditor Agreement or any Junior Lien Intercreditor Agreement, be distributed in the following order and, if to Lenders, according to each Lender’s pro rata share with respect to each category set forth below:

(i) first, to all fees, indemnification, costs and expenses, owing to the Administrative Agent, including Extraordinary Expenses;

(ii) second, to all amounts owing to the Administrative Agent on Swingline Loans, Protective Advances and any Loans or Revolving L/C Exposure that a Defaulting Lender has failed to settle or fund;

(iii) third, to all amounts owing to the Issuing Bank;

(iv) fourth, to all Secured Obligations (other than Secured Bank Product Obligations) constituting fees, indemnification, costs and expenses owing to the Revolving Facility Lenders;

(v) fifth, to all Secured Obligations (other than Secured Bank Product Obligations) constituting interest;

(vi) sixth, to Cash Collateralization of Revolving L/C Exposure;

(vii) seventh, to all Loans and to Secured Bank Product Obligations (including cash collateralization thereof) up to the amount of the Bank Product Reserves existing therefor;

(viii) eighth, to all other Secured Bank Product Obligations;

(ix) ninth, to all remaining Secured Obligations; and

(x) last, any remaining balance to the Person entitled to receive such amounts under the Intercreditor Agreement or any Junior Lien Intercreditor Agreement and if no such agreement exists, to the Borrowers or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Amounts shall be applied to payment of each category of Secured Obligations only after Full Payment of all amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among Secured Obligations in such category. The Administrative Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from the applicable Secured Bank Product Provider. If the provider fails to deliver the calculation within five days following request, the Administrative Agent may assume the amount is zero.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Holdings and each Borrower represents and warrants to each of the Lenders with respect to itself and each of its respective Restricted Subsidiaries that:

Section 3.01. Organization; Powers. Except as set forth on Schedule 3.01, each Loan Party and each of its Restricted Subsidiaries (a) is duly incorporated, established or organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its incorporation, establishment or organization except for such failure to be in good standing which could not reasonably be expected to have a Material Adverse Effect (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents subject to the terms of such Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of each Borrower, to borrow and otherwise obtain credit hereunder.

Section 3.02. Authorization; No Violation; No Conflict. The execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party, and the borrowings hereunder and the Transactions (a) have been duly authorized by all necessary corporate, company, stockholder, limited liability company or partnership action required to be obtained by such Loan Party and (b) will not (i) violate (A) the certificate, memorandum or articles of incorporation, association or amalgamation, or certificate or declaration of limited partnership, or other constitutive documents or by-laws of, or unanimous shareholders’ agreement or shareholder declaration pertaining to, such Loan Party, (B) any provision of law, statute, rule or regulation, or any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, lease, agreement or other instrument to which such Loan Party is a party or by which any of them or any of their respective property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, lease, agreement or other instrument, where any such conflict, violation, breach or default referred to in clauses (i)(B), (i)(C) or (ii) of this clause (b), could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (c) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by such Loan Party, other than the Liens created by the Loan Documents or permitted pursuant to Section 6.04.

Section 3.03. Enforceability. This Agreement has been duly executed and delivered by Holdings and each Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing.

Section 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions except for (a) the filing of UCC financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office, (c) recordation of the Security Documents or any of the Collateral to the extent required or customary under applicable law, (d) such consents, authorizations, approvals, registrations, filings or other actions (i) that have been made or obtained and are in full force and effect, (ii) that are listed on Schedule 3.04 or (iii) the failure of which to be obtained or made could not reasonably be expected to have a Material Adverse Effect.

Section 3.05. Financial Statements. There has heretofore been furnished to the Lenders:

(a) The audited consolidated balance sheets as of December 31, 2009 and December 31, 2010 and December 31, 2011 and the related audited consolidated statements of earnings (loss), changes in shareholder’s equity and cash of Holdings for the years ended December 31, 2009 and December 31, 2010 and December 31, 2011 (which have heretofore been furnished to the Lenders), were prepared in accordance with GAAP applied not only during such periods but also as compared to the periods covered by the financial statements of Holdings referred to in paragraph (b) of this Section 3.05 (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Holdings as of the dates thereof and its consolidated results of operations and cash flows for the period then ended.

(b) The unaudited interim consolidated balance sheets as of September 30, 2012, and the related statements of consolidated statements of earnings (loss), changes in shareholder’s equity and cash of Holdings as of September 30, 2012 were prepared in accordance with GAAP consistently applied not only during such periods but also as compared to the periods covered by the financial statements of Holdings referred to in paragraph (a) of this Section 3.05 (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Holdings as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments).

Section 3.06. No Material Adverse Effect. Since December 31, 2011, there has been no event or occurrence which has resulted in or would reasonably be expected to result in, individually or in the aggregate, any Material Adverse Effect.

Section 3.07. Title to Properties; Possession Under Leases.

(a) Holdings, the Borrowers and their Restricted Subsidiaries have good and valid title to, or valid leases, sub-leases or licences of, or are otherwise entitled to use, all assets necessary for carrying on the business of Holdings, the Borrowers and their Restricted Subsidiaries as presently conducted, except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Holdings, the Borrowers and their Restricted Subsidiaries have maintained, in all material respects and in accordance with normal industry practice, all of the machinery, equipment, vehicles, facilities and other tangible personal property now owned or leased by Holdings, the Borrowers and their Restricted Subsidiaries that is necessary to conduct their business as it is now conducted. All such assets are free and clear of Liens, other than Prior Liens and other Liens expressly permitted by Section 6.04 or arising by operation of law.

(b) Holdings, the Borrowers and their Restricted Subsidiaries have complied with all obligations under all leases, sub- leases and other occupancy agreements to which it is a party, except where the failure to comply could not reasonably be expect to have a Material Adverse Effect, and all such leases, sub-leases and other occupancy agreements are in full force and effect, except leases, sub-leases and other occupancy agreements in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. Holdings, the Borrowers and their Restricted Subsidiaries enjoy peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Holdings, the Borrowers and their Restricted Subsidiaries own or possess, or have the right to use or could obtain ownership or possession of or a right to use, on terms not materially adverse to it, all patents, trademarks, service marks, trade names and copyrights necessary for the present conduct of their business, without any known conflict with the rights of others, and free from any burdensome restrictions, except where such conflicts and restrictions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) As of the Closing Date, none of Holdings, the Borrowers and their Restricted Subsidiaries have received any notice of any pending or contemplated condemnation proceeding affecting any Real Property that constitutes part of the Collateral or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Closing Date, except as set forth on Schedule 3.07(d).

(e) Neither Holdings, any Borrower nor any of their Restricted Subsidiaries is obligated on the Closing Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Real Property that constitutes part of the Collateral or any interest therein, except as permitted under Section 6.02(a) or Section 1.01.

(f) Schedule 3.07(f) sets forth as of the Closing Date the name and jurisdiction of incorporation, establishment, formation or organization of each Subsidiary of Holdings and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by Holdings or by any such Subsidiary, indicating the ownership thereof.

(g) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights, pre-emptive rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of Holdings, the Borrowers or any of their Restricted Subsidiaries, except as set forth on Schedule 3.07(g).

(h) Each of Holdings, the Borrowers and their Restricted Subsidiaries owns or holds licenses or other rights to or under all the patents, patent applications, trademarks, designs, service marks, trademark and service mark registrations and applications therefor, trade names, copyrights, copyright registrations and applications therefor, trade secrets, proprietary information, computer programs, data bases, licenses, permits, franchises and formulas, or rights with respect to the foregoing which are material to the business of Holdings and its Subsidiaries (collectively, “Intellectual Property”), and has obtained assignments of all licenses and other rights of whatever nature, material to the present conduct of the business of Holdings and its Subsidiaries without any known conflict with the rights of others in each case except as could not reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries has knowledge of any existing or threatened claim by any Person contesting the validity, enforceability, use or ownership of the Intellectual Property, or of any existing state of facts that would support a claim that use by Holdings or any of its Subsidiaries of any such Intellectual Property has infringed or otherwise violated any proprietary rights of any other Person, in each case except as could not reasonably be expected to have a Material Adverse Effect.

Section 3.08. Litigation; Compliance with Laws.

(a) Except as set forth on Schedule 3.08(a), there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or, to the knowledge of Holdings or any Borrower, threatened in writing against or affecting, any of Holdings and its Restricted Subsidiaries or any business, property or rights of any such Person (i) as of the Closing Date, that involve any Loan Document or the Transactions or (ii) which individually could reasonably be expected to have a Material Adverse Effect or which could reasonably be expected, individually or in the aggregate, to materially adversely affect the Transactions.

(b) Except as set forth in Schedule 3.08(b), none of the Borrowers or any of their Restricted Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any currently applicable law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permit) or any restriction of record or agreement affecting any Real Property that is part of the Collateral, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Each of Holdings, any Borrower or any Subsidiary is in compliance, in all material respects, with the USA PATRIOT Act. To the best of Holdings’ and the Borrowers’ knowledge, Holdings and each of its Subsidiaries is in compliance with the Foreign Corrupt Practices Act (United States of America), regulations and orders made under any of the foregoing statute and any other export controls or sanctions administered or enforced by the Government of United States of America (“Sanctions”) or any analogous laws.

(d) To the best of Holdings’ and the Borrowers’ knowledge none of Holdings, any Borrower or any Subsidiary nor, to the knowledge of Holdings and the Borrowers, any director, officer, agent, employee or Affiliate of Holdings, the Borrowers or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(e) To the best of Holdings’ and the Borrowers’ knowledge, none of it, any of its Subsidiaries or any director, officer, employee, agent, affiliate or representative of it or any of its Subsidiaries is an individual or entity that is, or is owned or controlled by, a person that is (i) the subject of any Sanctions (as defined in paragraph (c) above); or (ii) located, organized or resident in Cuba, Iran, North Korea, Sudan or Syria. Each member of the Group has terminated any and all business activities, direct or indirect, with or in any country or territory listed in the preceding sentence.

(f) To the best of Holdings’ and the Borrowers’ knowledge, none of it, any of its Subsidiaries or any director, officer, employee, agent, affiliate or representative of it or any of its

Subsidiaries has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government- owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage, where such offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value would be reasonably likely to have a Material Adverse Effect or could materially prejudice the Lenders or their reputations.

Section 3.09. Federal Reserve Regulations.

(a) None of Holdings and the Borrowers or any of their Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

Section 3.10. Investment Company Act. None of Holdings or any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.11. Use of Proceeds. Each Borrower will use the proceeds of the Revolving Facility Loans and Swingline Loans, and may request the issuance of Revolving Letters of Credit, solely for general corporate purposes including, without limitation, the consummation of the Refinancing and to pay fees and expenses related thereto.

Section 3.12. Tax Returns. Except as set forth on Schedule 3.12, each of Holdings and its Subsidiaries (i) has timely filed or caused to be timely filed all federal, state, local and non-U.S. Tax returns required to have been filed by it and each such Tax return is complete and accurate in all material respects and (ii) has timely paid or caused to be timely paid all Taxes shown thereon to be due and payable by it and all other material Taxes or assessments (including in the capacity of a withholding agent), except in each case referred to in clauses (i) or (ii) above, (1) if the failure to comply could not reasonably be expected to cause a Material Adverse Effect or (2) if the Taxes or assessments are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings or any of its Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP.

Section 3.13. No Material Misstatements.

(a) All written information (other than the Projections, estimates and information of a general economic nature) (the “Information”) concerning Holdings and its Subsidiaries, the

Transaction and any other transactions contemplated hereby disseminated by Holdings and its Subsidiaries to the Administrative Agent or the Lenders in connection with the Transaction or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Closing Date, and did not contain any untrue statement of a material fact as of any such date or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b) The Projections prepared by or on behalf of Holdings or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by Holdings to be reasonable as of the date thereof, as of the date such Projections were furnished to the Initial Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by Holdings.

(c) At the time of delivery of each Borrowing Base Certificate, each Receivable reflected therein as eligible for inclusion in the Borrowing Base is an Eligible Receivable and the Inventory reflected therein as eligible for inclusion in the Borrowing Base constitutes Eligible Inventory.

Section 3.14. Employee Benefit Plans.

(a) Each Plan has been administered in compliance with the applicable provisions of ERISA and the Code (and the regulations and published interpretations thereunder), except for such noncompliance that could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the excess of the present value of all benefit liabilities under each Plan of each Borrower, and each Subsidiary of a Borrower and the ERISA Affiliates (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, over the value of the assets of such Plan could not reasonably be expected to have a Material Adverse Effect, and the excess of the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) as of the last annual valuation dates applicable thereto for which valuations are available, over the value of the assets of all such underfunded Plans could not reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events which have occurred or for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

(b) All foreign pension schemes sponsored or maintained by Holdings and each of its Subsidiaries, if any, are maintained in accordance with the requirements of applicable foreign law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

Section 3.15. Environmental Matters. Except as set forth on Schedule 3.15 or to matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) no written notice, request for information, order, complaint, Environmental Claim or penalty has been received by Holdings, any Borrower or any of the

Restricted Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or to the knowledge of Holdings, any Borrower and its Restricted Subsidiaries threatened against a Borrower or any of its Subsidiaries which allege a violation of or liability under any Environmental Laws, in each case relating to such Borrower or any of its Subsidiaries, (ii) Holdings, each Borrower and each of its Restricted Subsidiaries has all environmental, health and safety permits and approvals necessary for its operations as currently conducted to comply with all applicable Environmental Laws and is, and has been, in compliance with the terms of such permits and with all other applicable Environmental Laws except for non-compliances which have been resolved and the costs of such resolution have been paid, (iii) to the knowledge of any Holdings, Borrower and its Restricted Subsidiaries, no Hazardous Material is located at any property currently or formerly owned, operated or leased by Holdings, such Borrower or any of its other Restricted Subsidiaries that would reasonably be expected to give rise to any liability to or Environmental Claim against Holdings, such Borrower or any of its Restricted Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned or controlled by Holdings, such Borrower or any of its other Restricted Subsidiaries and transported to or Released at any location in a manner that would reasonably be expected to give rise to any liability or Environmental Claim of Holdings, such Borrower or any of its Subsidiaries under any Environmental Laws, (iv) to the knowledge of Holdings, any Borrower and its Restricted Subsidiaries, there are no acquisition agreements pursuant to which Holdings, such Borrower or any of its Subsidiaries has expressly assumed or undertaken responsibility for any liability or obligation of any other Person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the date hereof, (v) to the knowledge of Holdings, any Borrower and its Restricted Subsidiaries, there are no landfills or disposal areas located at, on, in or under the assets of Holdings, such Borrower or any of its Restricted Subsidiaries, and (vii) to the knowledge of Holdings, any Borrower and its Restricted Subsidiaries, except as listed on Schedule 3.15 there are not currently and there have not been any underground storage tanks “owned” or “operated” (as defined by applicable Environmental Law) by Holdings, such Borrower or any Restricted Subsidiary or present or located on Holdings’, such Borrower’s or any Restricted Subsidiary’s Real Property. For purpose of Section 7.01(a), each of the representations and warranties contained in parts (iii), (iv), (v) and (vi) of this Section 3.15 that are qualified by the knowledge of Holdings, a Borrower and its Restricted Subsidiaries shall be deemed not to be so qualified. Representations and warranties of Holdings, a Borrower or any Restricted Subsidiary with respect to environmental matters are limited to those in this Section 3.15 unless expressly stated.

Section 3.16. No Undisclosed Liabilities.

(a) No Lien exists on or over all or any part of the present or future assets of Holdings, any Borrower or any of its Restricted Subsidiaries that secures Obligations under any Indebtedness of Holdings, any Borrower or any of its Restricted Subsidiaries other than as permitted under Section 6.04.

(b) None of Holdings, any Borrower or any of its Restricted Subsidiaries have incurred any Indebtedness to the extent such incurrence is prohibited by Section 6.02.

Section 3.17. Creation of Security Interests. Each Security Document is effective to create in favor of the Collateral Agent for the benefit of the Finance Parties, a legal, valid and enforceable security interest in the Collateral described therein except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealings and any other Reservations. Upon completion of the delivery, filing and other actions specified in the relevant Security Documents, the Collateral Agent shall have a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (to the extent a security interest in such Collateral can be perfected through taking of such actions), as security for the Obligations, in each case prior in right to the Lien of any other Person except for Liens permitted pursuant to Section 6.04 and Liens having priority by operation of law.

Section 3.18. Solvency.

(a) Immediately after giving effect to the Transactions (i) the fair value of the assets (for the avoidance of doubt, calculated to include goodwill and other intangibles) of Holdings, the Borrowers and their Restricted Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of Holdings, the Borrowers and their Restricted Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of Holdings, the Borrower and their Restricted Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Holdings, the Borrowers and their Restricted Subsidiaries that are Loan Parties on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Holdings, the Borrowers and their Restricted Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) Holdings, the Borrowers and their Restricted Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b) Holdings, the Borrowers and their Restricted Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts beyond their ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by Holdings, any Borrower or any such Restricted Subsidiary and the timing and amounts of cash to be payable on or in respect of the Indebtedness of Holdings, any Borrower or any such Restricted Subsidiary.

Section 3.19. Labor Matters. There are no strikes pending or threatened against any Loan Party or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters. All material payments due from the Loan Parties or any of their Subsidiaries or for which any claim may be made against any Loan Party or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary to the extent required by GAAP. Except as set forth on Schedule 3.19, consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries (or any predecessor) is a party or by which any Loan Party or any of its Subsidiaries (or any predecessor) is bound, other than collective bargaining agreements that, individually or in the aggregate, are not material to Holdings and its Subsidiaries, taken as a whole.

Section 3.20. Insurance. Schedule 3.20 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of Holdings and its Restricted Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect. Holdings believes that the insurance maintained by or on behalf of it and its Restricted Subsidiaries is adequate.

Section 3.21. Designation as Senior Debt. All Obligations are and shall be treated as “Designated Senior Indebtedness” under, and defined in, the each subordinated debt document.

ARTICLE IV

CONDITIONS TO CREDIT EVENTS

The obligations of (a) the Lenders to make Loans or (b) any Issuing Bank to issue, amend, extend or renew any Revolving Letter of Credit hereunder (each of (a) and (b), a “Credit Event”) are subject to the satisfaction of the following conditions:

Section 4.01. All Credit Events. On the date of each Credit Event (other than any Credit Event on the Closing Date):

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a Revolving Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Revolving Letter of Credit as required by Section 2.05(b) (in the case of any Revolving Letter of Credit).

(b) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date of such Credit Event (other than an amendment, extension or renewal of a Revolving Letter of Credit without any increase in the stated amount of such Revolving Letter of Credit), as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) At the time of and immediately after such Credit Event (other than an amendment, extension or renewal of a Revolving Letter of Credit without any increase in the stated amount of such Revolving Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing.

Each Credit Event (other than any Credit Event on the Closing Date) (other than an amendment, extension or renewal of a Revolving Letter of Credit without any increase in the stated amount of such Revolving Letter of Credit) shall be deemed to constitute a representation and warranty by the Borrowers on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

Section 4.02. First Credit Event. On the Closing Date:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (a) a counterpart of this Agreement signed on behalf of such party or (b) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission, or electronic transmission of a PDF copy, of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Lenders and each Issuing Bank on the Closing Date, favorable written opinions of (i) Simpson Thacher & Bartlett LLP, special counsel for the Loan Parties, as to matters of New York law and (ii) Baker Botts L.L.P as to matters of Texas law, in each case, in form and substance reasonably satisfactory to the Administrative Agent (A) dated the Closing Date, (B) addressed to each Issuing Bank on the Closing Date, the Administrative Agent, the Collateral Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to the Loan Documents as the Administrative Agent shall reasonably request, and, where applicable, each Loan Party and each Finance Party hereby instructs its counsel to deliver such opinions; provided that, if any of the above opinions is not required to cover Loan Documents being entered into on the Closing Date, such opinion may instead be provided pursuant to Section 5.12.

(c) The Administrative Agent shall have received in the case of each Loan Party each of the following:

(i) a copy of the certificate or articles of incorporation, partnership agreement or limited liability agreement, including all amendments thereto, or other relevant constitutional documents under applicable law of each Loan Party, (A) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official, including a public notary or, where customary practice in any relevant jurisdiction, by an officer or director of such Loan Party) and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official), or (B) in the case of a partnership or limited liability company, certified by the Secretary or Assistant Secretary of each such Loan Party;

(ii) a certificate of an officer of each Loan Party, in each case dated the Closing Date and certifying:

(A) that attached thereto is a true and complete copy of the by-laws (or partnership agreement, memorandum and articles of association, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below,

(B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing a specified person or persons to execute, deliver and perform of the Loan Documents to which such Loan Party is a party (or at least the Loan Documents to which such Loan Party is a party on the Closing Date) and any certificate, notice or document related thereto and, in the case of any Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C) that the certificate or articles of incorporation, partnership agreement or limited liability agreement (or other equivalent governing documents) of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above, and

(D) as to the incumbency and specimen signature of each officer or director executing any Loan Document on behalf of such Loan Party, and

(d) The Collateral and Guarantee Requirement with respect to items to be completed as of the Closing Date shall have been satisfied and, if applicable, be in proper form for filing or be evidenced in the shareholder register.

(e) The Refinancing shall have been consummated or shall be consummated substantially contemporaneously with the initial Credit Event hereunder.

(f) The Lenders shall have received the financial statements referred to in Section 3.05.

(g) The Lenders shall have received a solvency certificate substantially in the form of Exhibit B and signed by the chief financial officer or another Responsible Officer of Holdings confirming the solvency of Holdings, the Borrowers and their Restricted Subsidiaries on a consolidated basis after giving effect to the Transactions.

(h) There has not been any Company Material Adverse Effect, after giving effect to the Transactions, taken as a whole, since December 31, 2011.

(i) The Agents shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced 3 Business Days prior to the Closing Date, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced 3 Business Days prior to the Closing Date, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

(j) The Administrative Agent shall have received a certificate signed by a Responsible Officer of each of Holdings and the Lead Borrower as to the matters set forth in clauses (e), (h) and (l)(ii) of this Section 4.02.

(k) The Administrative Agent shall have received a completed perfection certificate dated the Closing Date and signed by a Responsible Officer of each Loan Party, together with all attachments contemplated thereby.

(l) The (i) Specified Acquisition Agreement Representations and (ii) the Specified Representations shall be true and correct in all material respects.

(m) The Administrative Agent shall have received the results of recent UCC Lien and judgment searches with respect to each Loan Party to the extent reasonably required by the Administrative Agent, and such results shall reveal no material judgments and no Liens on any of the assets of the Loan Parties except for Permitted Liens or Liens discharged on or prior to the Closing Date.

(n) The Lead Borrower shall have duly authorized, executed and delivered the Borrowing Base Certificate on or prior to the Closing Date. On or prior to the Closing Date, the Borrowers shall have provided to the Administrative Agent (i) an appraisal of the Inventory of each Borrower and their respective Subsidiaries and (ii) the results of a field examination of the Inventory and Accounts and related assets and liabilities of each Borrower and their respective Subsidiaries and, in each case, the results of such appraisal and field examination shall be in form, scope and substance reasonably satisfactory to the Administrative Agent.

(o) The Administrative Agent shall have received 5 days prior to the Closing Date (or such later date that the Administrative Agent shall reasonably agree) all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including USA Patriot, for each of Holdings and each Borrower and any other Loan Party that the Administrative Agent has reasonably requested at least 10 days in advance of the Closing Date.

ARTICLE V

AFFIRMATIVE COVENANTS

The Lead Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Revolving Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Lead Borrower will, and will cause each other Borrower and each of its Restricted Subsidiaries (and with respect to Sections 5.01(a) and 5.14(f), Holdings) to:

Section 5.01. Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.06,

and except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by a Borrower or a Restricted Subsidiary of a Borrower in such liquidation or dissolution; provided that Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties unless permitted by Section 6.01.

(b) Do or cause to be done all things necessary to (i) in the Lead Borrower’s reasonable business judgment obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, (ii) comply in all material respects with all material applicable laws, rules, regulations (including any applicable zoning, building, ordinance, code or approval or any building permits) and judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted and (iii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement); in each case in this paragraph (b) except where the failure could not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Insurance.

(a) Keep its insurable properties insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance (including, to the extent consistent with past practices, self-insurance), of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses and maintain such other insurance as may be required by law or any other Loan Document.

(b) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) none of the Agents, the Lenders, the Issuing Bank and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (x) each Borrower and their Subsidiaries shall look solely to their insurance companies or any parties other than the aforesaid parties for the recovery of such loss or damage and (y) such insurance companies shall have no rights of subrogation against the Agents, the Lenders, any Issuing Bank or their agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then each Borrower hereby agrees, to the extent permitted by law, to waive, and to cause each of its Restricted Subsidiaries to waive, its right of recovery, if any, against the Agents, the Lenders, any Issuing Bank and their agents and employees; and

(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent, the Collateral Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent, the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of any Borrower or any of their Subsidiaries or the protection of their properties.

Section 5.03. Taxes. Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings, and the affected Borrower or the affected Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto or (ii) the aggregate amount of such Taxes, assessments, charges, levies or claims does not exceed U.S.$2.5 million.

Section 5.04. Financial Statements, Reports, Etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) within 90 days after the end of each fiscal year (except 120 days after the end fiscal year 2012), a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of Holdings and its Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, all audited by independent chartered accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (except 60 days after the end of the first full fiscal quarters of the fiscal year after the Closing Date), a consolidated balance sheet and related statements of operations and cash flows showing the financial position of Holdings and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all certified by a Financial Officer of Holdings, on behalf of Holdings, as fairly presenting, in all material respects, the financial position and results of operations of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);

(c) concurrently with any delivery of financial statements under (a) or (b) above, a certificate of a Financial Officer of Holdings (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth the reasonably detailed calculations with respect to the Fixed Charge Coverage Ratio for such period, whether or not the requirements of Section 6.10 are then in effect and (iii) a list of Material Subsidiaries;

(d) promptly after the same become publicly available, copies of all periodic and other available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Holdings, the Lead Borrower and its Subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, if and as applicable;

(e) promptly, a copy of all reports submitted to the Board of Directors (or any committee thereof) of any Borrower or any of its Restricted Subsidiaries in connection with any material interim or special audit made by independent accountants of the books of any Borrower or any of its Wholly Owned Subsidiaries;

(f) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of a Borrower or any of its Restricted Subsidiaries, or compliance with the terms of any Loan Document, or such consolidating financial statements, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender);

(g) promptly upon request by the Administrative Agent (and only if such documents are in existence), copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor or a Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Administrative Agent shall reasonably request;

(h) contemporaneously with the financial statements delivered pursuant to clause (a) above, a budget (setting forth quarterly forecasts) for such fiscal year in form customarily prepared by Holdings;

(i) contemporaneously with the financial statements delivered pursuant to clause (a) above, a certificate from an Responsible Officer containing any updates to Sections 1(a) or (c)(iii) of the perfection certificate or stating no changes to such sections have occurred since the perfection certificate delivered on the Closing Date or last delivered pursuant to this clause (i), as applicable;

(j) promptly upon the Administrative Agent’s reasonable request, from time to time, a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging.

Section 5.05. Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of Holdings or any Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against any Loan Party or any of its Restricted Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to Holdings, the Borrowers or any of their Restricted Subsidiaries that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse Effect; and

(d) the occurrence of any ERISA Event, that together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect.

Section 5.06. Compliance with Laws.

(a) Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (owned or leased), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to payment of Taxes, which are the subject of Section 5.03.

(b) Comply in all respects with the laws and regulations set forth in Section 3.08(c), in each case to the extent applicable, where failure to comply would have a Material Adverse Effect or could materially prejudice the Lenders or their reputations.

Section 5.07. Maintaining Records; Access to Properties and Inspections.

(a) Maintain all financial records in accordance with GAAP.

(b) Permit the Administrative Agent, subject to reasonable advance notice to, and reasonable coordination with, the Lead Borrower and normal business hours, to visit and inspect the Properties of any Borrower, at the Borrowers’ expense as provided in clause (c) below, inspect, audit and make extracts from any Borrower’s corporate, financial or operating records, and discuss with its officers, employees, agents, advisors and independent accountants (subject to such accountants’ customary policies and procedures) such Borrower business, financial condition, assets and results of operations (it being understood that a representative of the Lead Borrower is allowed to be present in any discussions with officers, employees, agent, advisors and independent accountants); provided that the Administrative Agent shall only be permitted to conduct one field examination and one inventory appraisal (each at the expense of the Borrowers) with respect to any Collateral comprising the Borrowing Base per 12-month period; provided further, that if at any time Excess Availability is less than the greater of (i) 30% of Availability and (ii) $ 60.0 million for a period of 3 consecutive Business Days during such 12-month period, one additional field examination and one additional inventory appraisal (each at the expense of the Borrowers) will be permitted in such 12-month period and (ii) during the continuation of any Specified Event of Default, there shall be no limit on the number of additional field examinations and inventory appraisals (each at the expense of the Borrowers) that shall be permitted at the Administrative Agent’s reasonable request. No such inspection or visit shall unduly interfere with the business or operations of any Borrower, nor result in any damage to the Property or other Collateral. No inspection shall involve invasive testing without the prior written consent of the Lead Borrower. Neither the Administrative Agent nor any

Lender shall have any duty to any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with any Borrower. Each of the Borrowers acknowledges that all inspections, appraisals and reports are prepared by the Administrative Agent and Lenders for their purposes, and the Borrowers shall not be entitled to rely upon them.

(c) Reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses (other than any legal fees or costs and expenses covered under Section 9.05) of the Administrative Agent in connection with field examinations and inventory appraisals of Collateral comprising the Borrowing Base; subject to the limitations on such field examinations and appraisals permitted under the preceding paragraph. Subject to and without limiting the foregoing, the Borrowers specifically agree to pay the Administrative Agent’s then standard charges for examination activities, including the standard charges of the Administrative Agent’s internal appraisal group. This Section 5.07 shall not be construed to limit the Administrative Agent’s right to use third parties for such purposes.

Section 5.08. Use of Proceeds. Use the proceeds of the Loans and the issuance of Letters of Credit solely for the purposes described in Section 3.11.

Section 5.09. Compliance with Environmental Laws. Comply, and make commercially reasonable efforts to cause all lessees and other Persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10. Further Assurances.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages and other documents and recordings of Liens in stock registries or land title registries, as applicable), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the applicable Loan Parties and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) Schedule 5.10 lists all of the Loan Parties’ owned Real Property as of the Closing Date. Each Borrower or Loan Party shall, as applicable, on or prior to the date that is 180 days after the Closing Date (or 180 days after the date of acquisition in the case of Real Property acquired by a Loan Party after the Closing Date) grant to the Collateral Agent security interests and mortgages in any owned Real Property of such Borrower or such Loan Party that is listed on Schedule 5.10 or is acquired after the Closing Date, in each case with a Fair Market Value of $5,000,000 or more pursuant to documentation in such form as is reasonably satisfactory to the Administrative Agent (each, a “Mortgage”) and constituting valid and enforceable Liens subject to no other Liens except as are permitted by Section 6.04. Unless otherwise waived by the

Administrative Agent, with respect to each such Mortgage, the applicable Loan Party shall deliver (at its expense) to the Administrative Agent contemporaneously therewith (i) a policy or policies or marked up unconditional binder of title insurance insuring amounts reasonably determined by the Lead Borrower and, paid for by the Loan Parties, issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 6.04, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request to the extent available at commercially reasonable rates and (ii) the legal opinions of local U.S. counsel in the state where such real property is located, in form and substance reasonably satisfactory to the Administrative Agent.

(c) In the case of any Loan Party, (i) furnish to the Collateral Agent prompt written notice of any change (A) in such Loan Party’s corporate or organization name, (B) in such Loan Party’s identity or organizational structure or (C) in such Loan Party’s organizational identification number; provided that no Loan Party shall effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the UCC, or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of, among potentially other Secured Parties, the Finance Parties and (D) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(d) The requirement to comply with the Collateral and Guarantee Requirement and the other provisions of this Section 5.10.

Section 5.11. Fiscal Year. In the case of Holdings, the Borrowers, cause their fiscal year to end on December 31.

Section 5.12. Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth in the definition of “Collateral and Guarantee Requirement,” to the extent not executed, delivered or completed on the Closing Date, in each case within the time periods specified therein (including any extension of such time periods permitted by the Administrative Agent pursuant to the relevant paragraphs of the definition of “Collateral and Guarantee Requirement”).

Section 5.13. Additional Guarantors and Security Coverage.

(a) The Parent Borrower shall procure that any of its Domestic Subsidiaries which is listed as a Material Subsidiary pursuant to the most recently delivered audited financial statements provided pursuant to Section 5.04(a) shall within 90 days after the date of delivery of such financial statements become a Guarantor and satisfy the Collateral and Guarantee Requirement (provided that (i) the Administrative Agent may (in its reasonable discretion) extend such date and (ii) in no way event shall any Disregarded Domestic Subsidiary or any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary be required to be a Guarantor); provided further that this requirement shall not apply to Excluded Subsidiaries.

(b) On each date on which Holdings delivers audited financial statements pursuant to Section 5.04(a), Holdings will confirm whether the requirements in the proviso to the definition of “Material Subsidiary” have been met. In the event the thresholds set forth therein are not met, Holdings shall ensure that, within 60 days of the date on which the relevant audited financial statements were delivered pursuant to Section 5.04(a), a sufficient number of Immaterial Subsidiaries are deemed Material Subsidiaries and, as applicable, satisfy the Collateral and Guarantee Requirement (provided that the Administrative Agent may (in its reasonable discretion) extend such time period).

Notwithstanding anything herein (including the definition of “Collateral and Guarantee Requirement”) (a) neither Holdings nor any of its Subsidiaries will be required to enter into any leasehold mortgages or take any action with respect to the perfection of security interests in motor vehicles and other assets with certificates of title and (b) no actions in any non-U.S. jurisdiction shall be required in order to create or perfect any security interests in assets located or titled outside of the United States (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).

Section 5.14. Collateral Monitoring and Reporting.

(a) Borrowing Base Certificates. By the 12th Business Day of each month, the Borrowers shall deliver to the Administrative Agent (and the Administrative Agent shall promptly deliver same to the Lenders) a Borrowing Base Certificate prepared as of the close of business on the last Business Day of the previous month (provided that, if a Liquidity Event shall have occurred and be continuing, the Borrowers shall deliver to the Administrative Agent weekly Borrowing Base Certificates by the 3rd Business Day of every week prepared as of the close of business on Friday of the previous week (or less frequently as required by the Administrative Agent), which weekly Borrowing Base Certificates shall be in standard form unless otherwise reasonably agreed to by the Administrative Agent; it being understood that (i) Inventory amounts shown in the Borrowing Base Certificates delivered on a weekly basis will be based on the Inventory amount (a) set forth in the most recent weekly report, where possible, and (b) for the most recently ended month for which such information is available with regard to locations where it is impracticable to report Inventory more frequently, and (ii) the amount of Eligible Accounts shown in such Borrowing Base Certificate will be based on the amount of the gross Accounts set forth in the most recent weekly report, less the amount of ineligible Accounts reported for the most recently ended month). All calculations of Availability in any Borrowing Base Certificate shall be made by the Borrowers and certified by a Responsible Officer.

(b) Certain Information with Regard to Accounts. Each Borrower shall also provide to the Administrative Agent, on or before the date the Borrowing Base Certificate is delivered pursuant to clause (a) of this Section 5.14, (i) a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and the amount, invoice date and due date, (ii) a reconciliation of Accounts Receivable to the general ledger and to the Borrowing Base Certificate delivered pursuant to clause (a) of this Section 5.14 and (iii) a summary Inventory listing by category and a reconciliation of Inventory to the general ledger and to the Borrowing Base Certificate delivered pursuant to clause (a) of this Section 5.14.

(c) Maintenance of Dominion Accounts. The Borrowers shall maintain Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to the Administrative

Agent and shall establish such lockbox or other arrangement as provided in clause (j) of the definition of “Collateral and Guarantee Requirement.” The Administrative Agent and the Lenders assume no responsibility to the Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any check, draft or other item of payment payable to a Borrower (including those constituting proceeds of Collateral) accepted by any bank.

(d) Proceeds of Collateral. The Borrowers shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts (other than Accounts with balances less than $2,500,000) or otherwise relating to Current Asset Collateral are made directly to a Deposit Account subject to a Deposit Account Control Agreement (or a lockbox relating to a Dominion Account). If any Borrower receives cash or any check, draft or other item of payment payable to a Borrower with respect to any Collateral, it shall hold the same in trust for the Administrative Agent and promptly deposit the same into any such Deposit Account or Dominion Account.

(e) Administration of Deposit Accounts. Schedule 5.14 sets forth all Deposit Accounts (other than Excluded Deposit Accounts) maintained by the Loan Parties, including all Dominion Accounts, as of the Closing Date. Subject to clause (j) of the definition of “Collateral and Guarantee Requirement,” each Loan Party shall take all actions necessary to establish the Administrative Agent’s control (within the meaning of the UCC) over each such Deposit Account other than Excluded Deposit Accounts and Deposit Accounts that do not have cash balances at any time exceeding $5,000,000 in the aggregate for all such Deposit Accounts at all times or exceed $2,500,000 with respect to any one Deposit Account. Each Loan Party shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than the Administrative Agent and the Notes Trustee) to have control over a Deposit Account or any deposits therein.

(f) Holdings will not engage in any business other than: (a) ownership and acquisition of Equity Interests in a Lead Borrower, together with activities directly related thereto, (b) performance of its obligations under and in connection with the Loan Documents and Senior Notes (and Permitted Refinancing Indebtedness in respect thereof) and the other agreements contemplated hereby and thereby, (c) actions required by law to maintain its existence, (d) the payment of taxes, fees, costs and other customary obligations, (e) the issuance of Equity Interests, (f) activities incidental to the consummation of the Transactions, (g) the indemnification of officers and directors and (h) activities incidental to its maintenance and continuance and to the foregoing activities.

Section 5.15. Fiscal Year. Each Loan Party will, and cause its Restricted Subsidiaries to, maintain the fiscal year such Person had as of the Closing Date unless otherwise consented to by the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned).

ARTICLE VI

NEGATIVE COVENANTS

The Lead Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing:

Section 6.01. Restricted Payments.

(a) Lead Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of Lead Borrower’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Lead Borrower or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Lead Borrower’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Lead Borrower and other than dividends or distributions payable to the Lead Borrower or a Restricted Subsidiary of the Lead Borrower);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Lead Borrower) any Equity Interests of the Lead Borrower or any direct or indirect parent of the Lead Borrower;

(iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of any Loan Party that is contractually subordinated to all of the Revolving Facility, the Guarantees given pursuant to the Loan Document Guarantee, the Senior Notes and any Note Guarantees (excluding any intercompany Indebtedness between or among the Lead Borrower and any of its Restricted Subsidiaries) or (y) the purchase, repurchase or other acquisition of Indebtedness that is contractually subordinated to the Revolving Facility, the Guarantees given pursuant to the Loan Document Guarantee, the Senior Notes and any Note Guarantee, as the case may be, purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition), except a payment of interest or principal at the stated maturity thereof;

(iv) make any Restricted Investment; or

(v) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value the Senior Notes and any Note Guarantees other than regularly scheduled interest and principal payments thereof;

(all such payments and other actions set forth in these clauses (i) through to (v) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment (x) under clauses (i) and (ii) above the Dividend Restricted Payment Conditions are met and (y) under clauses (iii), (iv) and (v) above the Other Payment Conditions are met.

(b) The preceding provisions will not prohibit:

(i) the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if, at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Agreement;

(ii) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Lead Borrower) of, Equity Interests of the Lead Borrower or any direct or indirect parent company of the Lead Borrower (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Lead Borrower;

(iii) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Lead Borrower or any Restricted Subsidiary with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(iv) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Lead Borrower to the holders of its Equity Interests on a pro rata basis;

(v) The repurchase, redemption or other acquisition or retirement (or dividends or distributions to any direct or indirect parent company of the Lead Borrower to finance any such repurchase, redemption or other acquisition or retirement) for value of any Equity Interests of the Lead Borrower or any Restricted Subsidiary of the Lead Borrower or any direct or indirect parent company of the Lead Borrower held by any current or former officer, director, consultant or employee of the Lead Borrower or any of its Restricted Subsidiaries or any direct or indirect parent company of the company pursuant to any equity subscription agreement, stock option agreement, shareholders’ or members’ agreement or similar agreement, plan or arrangement, including any Equity Interests rolled over by management of the Lead Borrower or any direct or indirect parent of the Lead Borrower in connection with the Transactions; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $10.0 million in any calendar year (which shall increase to $20.0 million subsequent to the consummation of any underwritten public Equity Offering by the Lead Borrower or any of its direct or indirect parent entities) (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years); provided further, that the amount in any calendar year may be increased by an amount not to exceed:

(A) The cash proceeds received by the Lead Borrower or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Lead Borrower or any direct or indirect parent company of the Lead Borrower (to the extent contributed to the Lead Borrower) to members of management, directors or consultants of the Lead Borrower and its Restricted Subsidiaries or any direct or indirect parent company of the Lead Borrower that occurs after the Closing Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition, or dividend or distribution will not increase the amount available for the Restricted Payments under clause (C) of the immediately preceding paragraph; plus

(B) The cash proceeds of key man life insurance policies received by the Lead Borrower or any direct or indirect parent company of the Lead Borrower (to the extent contributed to the Lead Borrower) and its Restricted Subsidiaries after the Closing Date;

(provided that the Lead Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any single calendar year);

(vi) the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants;

(vii) Permitted Payments to Parent;

(viii) other Restricted Payments in an aggregate amount not to exceed $50.0 million since the Closing Date;

(ix) the satisfaction of change of control obligations and asset sale obligations once the Borrowers have fulfilled their obligations under the Revolving Facility and the Senior Notes with respect to a Change of Control or an Asset Sale;

(x) the repayment of intercompany debt that was permitted to be incurred under this Agreement;

(xi) cash dividends or other distributions on the Lead Borrower’s Capital Stock used to, or the making of loans to any direct or indirect parent of the Lead Borrower to, fund the payment of fees and expenses owned by the Lead Borrower or its Restricted Subsidiaries to Affiliates, to the extent permitted by Section 6.07 (other than under Section 6.07(b)(vi));

(xii) the payment of dividends or distributions on the Lead Borrower’s common equity (or the payment of dividends or distributions to a direct or indirect parent company of the Lead Borrower to fund the payment by such parent company of dividends or distributions on its common equity) of up to 6.0% per calendar year of the net proceeds received by the Lead Borrower from any public Equity Offering (other than a Qualifying MLP IPO) or contributed to the Lead Borrower by a direct or indirect parent company of the Lead Borrower from any public Equity Offering (other than a Qualifying MLP IPO); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (C)(3) of the preceding paragraph; and

(xiii) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Lead Borrower or a Restricted Subsidiary of the Lead Borrower by, Unrestricted Subsidiaries;

(xiv) any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto;

(xv) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible or exchangeable for Capital Stock of the MLP;

(xvi) [reserved]; and

(xvii) any MLP Drop-Down to the extent constituting an Investment.

(c) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Lead Borrower or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. In the event that a Restricted Payment meets the criteria of more than one of the exceptions described in Section 6.01(b)(i) through (b)(xvii) above or is entitled to be made pursuant to the first paragraph above, the Lead Borrower shall, in its sole discretion, classify such Restricted Payment.

Section 6.02. Incurrence of Indebtedness and Issuance of Preferred Equity.

(a) The Lead Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Lead Borrower will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred equity; provided, however, that the Lead Borrower may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Lead Borrower or any other Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue preferred equity, if (v) on the date thereof the Other Debt Covenant Ratio for the Lead Borrower’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred equity is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred equity had been issued, as the case may be, at the beginning of such four-quarter period, (w) it matures (or is otherwise payable or requires any sinking fund or other mandatory payment) no earlier than the date that is ninety-one (91) days after the Maturity Date, (x) after giving effect to the incurrence of such Indebtedness no Default or Event of Default exists and (z) to the extent such Indebtedness is secured by a Lien, such Liens either (A) do not extend to any Revolving Facility Priority Collateral or (B) are secured on a junior basis to the Liens securing the Obligations on any

Revolving Facility Priority Collateral and, in the case of this clause (B) relating to Indebtedness for borrowed money, are subject to the terms of the Intercreditor Agreement or a Junior Lien Intercreditor Agreement, as applicable; provided, however incurrence of Indebtedness and issues Disqualified Stock and preferred equity by Persons that do not become Loan Parties shall be capped at $15.0 million.

(b) Paragraph (a) above will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i) the incurrence by the Lead Borrower and its Restricted Subsidiaries of Indebtedness to the extent outstanding on the Closing Date;

(ii) (a) the incurrence by the Lead Borrower and its Restricted Subsidiaries (including any future Guarantor) of Indebtedness represented by the Senior Notes issued on the Closing Date and related Notes Guarantees, in each case, subject to the terms of the Intercreditor Agreement and (b) the incurrence of Indebtedness pursuant to the Loan Documents;

(iii) the incurrence by the Lead Borrower or any of its Restricted Subsidiaries of Indebtedness represented by (A) Capital Lease Obligations; and (B) other Capital Lease Obligations, mortgage financings, industrial revenue bonds, purchase money obligations or other Indebtedness or preferred stock, or synthetic lease obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, installation or improvement of property (real or personal and including Capital Stock), plant or equipment used in the business of Holdings or any of its Restricted Subsidiaries (in each case, whether through the direct purchase of such assets or the Equity Interests of any Person owning such assets), in an aggregate principal amount under this clause (B) not to exceed at any time outstanding the greater of (x) $40 million and 5.0% of Total Assets; provided that Capital Lease Obligations incurred by the Lead Borrower or any Restricted Subsidiary of the Lead Borrower pursuant to this clause (iii) in connection with a sale and leaseback transaction shall not be subject to the foregoing limitation so long as the proceeds of such sale and leaseback transaction are used by the Company or such Restricted Subsidiary to permanently repay outstanding Indebtedness of the Company and the Restricted Subsidiaries;

(iv) the incurrence by the Lead Borrower or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted to be incurred under Section 6.02(a) or clauses (i), (ii), (iii), (iv), (v), or (xii) of this Section 6.02(b);

(v) the incurrence by the Lead Borrower or any of its Restricted Subsidiaries of intercompany Indebtedness and cash management pooling obligations and arrangements between or among the Lead Borrower and any of its Restricted Subsidiaries; provided, however, that:

(A) if the Lead Borrower or any Loan Party is the obligor on such Indebtedness (other than cash management pooling obligations) and the payee is not the Lead Borrower or a Loan Party, such Indebtedness must be expressly subordinated to the Full Payment of the Secured Obligations; and

(B) (x) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Lead Borrower or a Restricted Subsidiary of the Lead Borrower and (y) any sale or other transfer of any such Indebtedness to a Person that is not either Holdings or a Restricted Subsidiary of the Lead Borrower, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Lead Borrower such Restricted Subsidiary, as the case may be, that was not permitted by this clause (b)(vi);

(vi) the issuance by any of the Lead Borrower’s Restricted Subsidiaries to the Lead Borrower or to any of its Restricted Subsidiaries of shares of preferred equity; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such preferred equity being held by a Person other than the Lead Borrower or a Restricted Subsidiary of the Lead Borrower, and

(B) any sale or other transfer of any such preferred equity to a Person that is not either the Lead Borrower or a Restricted Subsidiary of the Lead Borrower,

will be deemed, in each case, to constitute an issuance of such preferred equity by such Restricted Subsidiary that was not permitted by this clause (vii);

(vii) the incurrence by the Lead Borrower or any of its Restricted Subsidiaries of Hedging Obligations other than for speculative purposes;

(viii) the guarantee by the Lead Borrower or any of its Restricted Subsidiaries of Indebtedness and cash management pooling obligations and arrangements of the Lead Borrower or a Restricted Subsidiary of the Lead Borrower; provided that if the Indebtedness being guaranteed shall be subordinated to the Obligations the Guarantee shall be so subordinated;

(ix) the incurrence by the Lead Borrower or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation, statutory obligations, bankers’ acceptances, bid, performance, surety or similar bonds and letters of credit or completion or performance guarantees (including without limitation, performance guarantees pursuant to flying contracts, supply agreements or equipment leases), or other similar obligations in the ordinary course of business or consistent with past practice;

(x) the incurrence by the Lead Borrower or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds;

(xi) Indebtedness, Disqualified Stock or preferred equity of the Lead Borrower or any Restricted Subsidiary incurred or issued to finance an acquisition or of Persons that are acquired by the Lead Borrower or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of this Agreement; provided that (w) such Indebtedness, Disqualified Stock or preferred equity matures no earlier than (and requires no sinking fund or other payment) the date that is ninety-one (91) days after the Maturity Date, (x) after giving effect to the incurrence of such Indebtedness, Disqualified Stock or preferred equity no Default or Event of Default exists and (z) to the extent such Indebtedness is secured by a Lien, such Liens either (A) do not extend to any Revolving Facility Priority Collateral or (B) are secured on a junior basis to the Liens securing the Obligations on any Revolving Facility Priority Collateral and, in the case of this clause (B) relating to Indebtedness for borrowed money, are subject to the terms of the Intercreditor Agreement or a Junior Lien Intercreditor Agreement, as applicable provided, however, that for any such indebtedness outstanding under this clause (xi) in excess of $40.0 million, after giving effect to such acquisition and the incurrence of such Indebtedness, Disqualified Stock and preferred equity either:

(A) the Lead Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Other Debt Covenant Ratio test set forth in the first sentence of this covenant available immediately preceding the date on which such additional Indebtedness is incurred of least 2.0 to 1.0, determined on a pro forma basis; or

(B) the Other Debt Covenant Ratio would not be less than immediately prior to such acquisition;

(xii) the incurrence of unsecured Indebtedness, Indebtedness Secured on a pari passu basis with the Senior Notes and/or Junior Lien Indebtedness by Holdings or a Restricted Subsidiary in an aggregate amount not to exceed $100.0 million; provided that (x) if such Indebtedness matures earlier than the date that is ninety-one (91) days after the Maturity Date, the Administrative Agent shall have the right to establish a reserve against Availability in an amount equal to the principal amount of such Indebtedness, (y) after giving effect to the incurrence of such Indebtedness no Default or Event of Default exists and (z) to the extent such Indebtedness is secured by a Lien, such Liens either (A) do not extend to any Revolving Facility Priority Collateral or (B) are secured on a junior basis to the Liens securing the Obligations on any Revolving Facility Priority Collateral and, in the case of this clause (B) relating to Indebtedness for borrowed money, are subject to the terms of the Intercreditor Agreement or a Junior Lien Intercreditor Agreement, as applicable;

(xiii) the incurrence of Indebtedness arising from agreements of the Lead Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn outs, or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary in accordance with the terms of this Agreement, other than guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; and

(xiv) the incurrence by the Lead Borrower or any of its Restricted Subsidiaries of additional Indebtedness or the issuance of Disqualified Stock or preferred equity in an aggregate principal amount (or accreted value, as applicable) or having an aggregate liquidation preference at any time outstanding not to exceed the greater of $100 million or 7.5% of Total Assets (it being understood that any Indebtedness, Disqualified Stock or preferred equity incurred pursuant to this clause (xiv) shall cease to be deemed incurred or outstanding for purposes of this covenant from and after the date on which the Lead Borrower could have incurred such Indebtedness or Disqualified Stock or preferred equity under the first paragraph of this covenant without reliance upon this clause (xiv)); provided to the extent such Indebtedness is secured by a Lien, such Liens either (A) do not extend to any Revolving Facility Priority Collateral or (B) are secured on a junior basis to the Liens securing the Obligations on any Revolving Facility Priority Collateral and, in the case of this clause (B) relating to Indebtedness for borrowed money, are subject to the terms of the Intercreditor Agreement or a Junior Lien Intercreditor Agreement, as applicable;

(xv) Indebtedness of Restricted Subsidiaries of the Company that are not Guarantors in an amount not to exceed, in the aggregate at any one time outstanding the greater of (x) $40.0 million and (y) 10.0% of Total Non-Guarantor Assets (it being understood that any Indebtedness incurred pursuant to this clause (xv) shall cease to be deemed incurred or outstanding for purposes of this clause (xv) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Restricted Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (xv));

(xvi) any “bad boy”, or springing recourse, guarantee by the Lead Borrower or any Restricted Subsidiary of the Lead Borrower that is the parent company of an MTBE Subsidiary or Permitted MTBE Joint Venture of Indebtedness of an MTBE Subsidiary or Permitted MTBE Joint Venture so long as such Indebtedness (x) is incurred by such MTBE Subsidiary or Permitted MTBE Joint Venture in connection with its ownership, development, use or operation of its MTBE Assets and (y) such Indebtedness is otherwise non-recourse to the Lead Borrower and its Restricted Subsidiaries (other than any MTBE Subsidiary):

(xvii) the incurrence by the Lead Borrower or any of its Restricted Subsidiaries of Indebtedness in connection with the MLP Formation Transactions to the extent such Indebtedness is extinguished in connection with the proceeds from a Qualifying MLP IPO;

(xviii) [reserved]; and

(xix) Indebtedness of the Lead Borrower or any Restricted Subsidiary of Lead Borrower consisting of (x) the financing of insurance premiums or (y) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business.

(c) The Lead Borrower will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Borrower or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Revolving Facility on substantially identical terms (or terms more favorable to the Lenders under the Revolving Facility); provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

(d) For purposes of determining compliance with this Section 6.02, in the event that an item of proposed Indebtedness, Disqualified Stock or preferred equity meets the criteria of more than one of the categories of Permitted Debt described in Section 6.02(b) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Holdings will be permitted to classify such item of Indebtedness, Disqualified Stock or preferred equity on the date of its incurrence and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred equity in one of the above clauses, although Holdings may divide and classify an item of Indebtedness, Disqualified Stock or preferred equity in one or more of the types of Indebtedness, Disqualified Stock or preferred equity and may later reclassify all or a portion of such item of Indebtedness, Disqualified Stock or preferred equity, in any manner that complies with this covenant. The accrual of interest or dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred equity as Indebtedness due to a change in accounting principles, the payment of dividends on Disqualified Stock or preferred equity in the form of additional shares of the same class of Disqualified Stock or preferred equity and unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of Standards Codification No. 815—Derivatives and Hedging (formerly SFAS 133)) or any comparable standard relating to hedge accounting) will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred equity for purposes of this covenant; provided, in each such case (other than preferred stock that is not Disqualified Stock), that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Lead Borrower as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Lead Borrower or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(e) For purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the establishment of the facility or instrument under which such Indebtedness was incurred; provided, however, that if such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars, covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness refinanced, except to the extent that (i) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence, and (ii) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. Dollar Equivalent of such excess, as appropriate, will be determined on the date such refinancing Indebtedness is incurred.

(f) The amount of any Indebtedness outstanding as of any date will be:

(i) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(ii) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(iii) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person.

Section 6.03. Asset Sales.

(a) The Lead Borrower will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless the Lead Borrower (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Lead Borrower (or the applicable Restricted Subsidiary, as the case may be) may:

(i) apply such Net Proceeds, at its option:

(A) (1) to the extent the Net Proceeds constitute proceeds of Revolving Facility Priority Collateral repay Loans (other than Swingline Loans) pursuant to Section 2.11(e) (and, in the case of repayment of Revolving Facility Loans, correspondingly and permanently reduce commitments under the Revolving Facility) or (2) to the extent the Net Proceeds constitute proceeds of Notes Priority Collateral redeem or purchase Senior Notes, by way of optional redemption, open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or an “Asset Sale Offer” in accordance with the terms of the Senior Notes Indenture; or

(B) in reinvestment in the business of the Lead Borrower and its Subsidiaries by (1) acquiring all or substantially all of the assets of, or any Capital Stock of, another Permitted Business (provided, that in the case of any such acquisition of Capital Stock, such Person is or becomes a Restricted Subsidiary of the Lead Borrower), (2) acquiring other short- or long-term assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business, or (3) investing in Additional Assets; or

(ii) enter into a binding commitment to apply the Net Proceeds pursuant to paragraph (i) above, provided that such binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the earlier of (x) the date on which such acquisition or expenditure is consummated, and (y) the 180th day following the expiration of the aforementioned 365 day period.

Section 6.04. Liens. The Lead Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures Indebtedness of the Lead Borrower or its Restricted Subsidiaries, on any asset or property of the Lead Borrower or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom in each such case to the extent such asset, property, income or profits constitute Collateral, except that, the foregoing shall not apply to Permitted Liens.

Section 6.05. Dividend and other Payment Restrictions Affecting Subsidiaries

(a) The Lead Borrower will not, and will not permit any of its Restricted Subsidiaries that is not a Loan Party to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of the Lead Borrower or any Restricted Subsidiary that is not a Loan Party to:

(i) pay dividends or make any other distributions on its Capital Stock to the Lead Borrower or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Lead Borrower or any of its Restricted Subsidiaries;

(ii) make loans or advances to the Lead Borrower or any of its Restricted Subsidiaries; or

(iii) sell, lease or transfer any of its properties or assets to the Lead Borrower or any of its Restricted Subsidiaries.

(b) However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(i) agreements governing Indebtedness outstanding on the Closing Date, this Agreement and Credit Facilities as in effect on the Closing Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Closing Date;

(ii) the Senior Notes Indenture, the Senior Notes the Note Guarantees, the documentation governing any Indebtedness permitted to be incurred under Section 6.02 and secured on a pari passu or junior basis to the Liens securing the Senior Notes, so long as they are subject to the terms of the Intercreditor Agreement or Junior Lien Intercreditor Agreement, as applicable (to the extent they remain secured by Liens), and in each case the security documents or similar agreements related thereto;

(iii) applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(iv) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Lead Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

(v) non-assignment provisions or subletting restrictions in contracts, leases and licenses entered into in the ordinary course of business;

(vi) purchase money obligations for property (including Capital Stock) acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in Section 6.02(b)(iii);

(vii) any agreement for the sale or other disposition of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending closing of the sale or other disposition;

(viii) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(ix) Liens permitted to be incurred under Section 6.04 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(x) provisions limiting the disposition or distribution of assets or property or transfer of Capital Stock in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, limited liability company organizational documents, and other similar agreements entered into in the ordinary course of business, consistent with past practice or with the approval of the Lead Borrower’s or Holdings’ Board of Directors, which limitation is applicable only to the assets, property or Capital Stock that are the subject of such agreements;

(xi) restrictions on cash, Cash Equivalents, Marketable Securities or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business;

(xii) other Indebtedness of Restricted Subsidiaries that are not Loan Parties that is incurred subsequent to the Closing Date pursuant to Section 6.02;

(xiii) encumbrances on property that exist at the time the property was acquired by Holdings or a Restricted Subsidiary;

(xiv) contractual encumbrances or restrictions in effect on the Closing Date, and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Closing Date;

(xv) any encumbrance or restriction with respect to an Unrestricted Subsidiary pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to or entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of Holdings or any other Restricted Subsidiary other than the assets and property of such Unrestricted Subsidiary;

(xvi) any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was incurred if either (x) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (y) the Lead Borrower determines that any such encumbrance or restriction will not materially affect the Lead Borrower’s ability to make principal or interest payments on the Revolving Facility or the Senior Notes, as determined in good faith by the Board of Directors of the Lead Borrower whose determination shall be conclusive;

(xvii) provisions with respect to the receipt of a rebate on an operating lease until all obligations due to a lessor on other operating leases are satisfied or other customary restrictions in respect of assets or contract rights acquired by a Restricted Subsidiary in connection with a sale and leaseback transaction;

(xix) customary provisions in master limited partnership agreements, joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such master limited partnership or joint venture;

(xx) encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Lead Borrower or any Restricted Subsidiary of the Lead Borrower or the ability of the Lead Borrower or such Restricted Subsidiary to realize such value, or to make any distributions relating to such property or assets in each case in any material respect;

(xxi) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to above in Section 6.05(b)(i) through Section 6.05(b)(xx) above; provided that such encumbrances and restrictions contained in amendments or refinancings are not materially more restrictive, taken as a whole, than such encumbrances and restrictions prior to such amendment or refinancing.

For purposes of determining compliance with this covenant, (i) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on ordinary shares shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Lead Borrower or a Restricted Subsidiary to other Indebtedness Incurred by the Lead Borrower or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 6.06. Consolidation, Amalgamation, Merger, or Sale of Assets.

(a) The Lead Borrower will not, directly or indirectly: (1) consolidate, amalgamate or merge with or into another Person; or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the Lead Borrower’s properties or assets (determined on a consolidated basis for the Lead Borrower and its Restricted Subsidiaries) in one or more related transactions to another Person, unless:

(i) (a) the Lead Borrower is the surviving entity; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Lead Borrower) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership (including a master limited partnership) or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(ii) the Person formed by or surviving any such consolidation or merger (if other than the Lead Borrower) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Lead Borrower, as the case may be, under the Loan Documents pursuant to arrangements reasonably satisfactory to the Collateral Agent; and

(iii) immediately before and after giving effect to such transaction the Other Payment Conditions are met.

In addition, the Borrower will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

(b) Section 6.06(a) will not apply to:

(i) any consolidation, amalgamation, merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Lead Borrower and any Loan Party;

(ii) a merger of the Lead Borrower with an Affiliate solely for the purpose of reincorporating the Lead Borrower under the laws of the United States, any state of the United States or the District of Columbia; and

(iii) any transaction contemplated by the Merger Agreement.

(c) A Subsidiary Loan Party may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Loan Party is the surviving Person), another Person, other than the Lead Borrower or another Subsidiary Loan Party, unless immediately before and after giving effect to such transaction the Other Payment Conditions are met.

Section 6.07. Transactions with Affiliates.

(a) The Lead Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Lead Borrower (each, an “Affiliate Transaction”), involving aggregate consideration in excess of $10.0 million, unless:

(i) the Affiliate Transaction is on terms that are not materially less favorable to the Lead Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Lead Borrower or such Restricted Subsidiary with an unrelated Person; and

(ii) the Lead Borrower delivers to the Administrative Agent (x) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $40.0 million, a resolution of the Board of Directors of Holdings or the Lead Borrower certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members, if any, of the Board of Directors of Holdings or the Lead Borrower.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 6.07(a):

(i) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Lead Borrower or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice and payments pursuant thereto;

(ii) transactions between or among Holdings and/or any of its Restricted Subsidiaries;

(iii) transactions with a Person (other than an Unrestricted Subsidiary of the Lead Borrower) that is an Affiliate of the Lead Borrower solely because the Lead Borrower owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(iv) payment of reasonable fees to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Lead Borrower or any of its Restricted Subsidiaries or any direct or indirect parent company of the Lead Borrower;

(v) any contribution to the capital of the Lead Borrower or any issuance of Equity Interests (other than Disqualified Stock) of the Lead Borrower to Affiliates of the Lead Borrower or to any director, officer, employee or consultant of the Lead Borrower or any direct or indirect parent company of the Lead Borrower, and the granting and performance of registration rights;

(vi) Restricted Payments and Investments that do not violate Section 6.01;

(vii) the entering into any agreement to pay, and the payment of, customary annual management, consulting, monitoring and advisory fees to the Equity Investors in an amount not to exceed in any four quarter period the greater of (x) $2.5 million and (y) 1.0% of Consolidated Adjusted EBITDA of Holdings and its Restricted Subsidiaries for such period and related expenses;

(viii) loans or advances to employees or consultants in the ordinary course of business or consistent with past practice;

(ix) any transaction in which the Lead Borrower or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Lead Borrower or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of Section 6.07(a)(i);

(x) the existence of, or the performance by the Lead Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any acquisition agreements or members’ or stockholders agreement or related documents to which it is a party as of the Closing Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Lead Borrower or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this Section 6.07(b)(x) to the extent that the terms of any such existing agreement, together with all amendments thereto, taken as a whole, or such new agreement are not otherwise more disadvantageous to the Lenders taken as a whole than the original agreement as in effect on the Closing Date;

(xi) transactions with Unrestricted Subsidiaries, customers, clients, suppliers, joint ventures, joint venture partners or purchasers or sellers of goods or services or lessor or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), materially no less favorable to the Lead Borrower or its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Lead Borrower or such Restricted Subsidiary with an unrelated Person, in the reasonable determination of the Board of

Directors of Holdings or the Lead Borrower or senior management of either of them, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xii) (A) guarantees of performance by the Lead Borrower and its Restricted Subsidiaries of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (B) pledges of Equity Interests of Unrestricted Subsidiaries for the benefit of lenders of Unrestricted Subsidiaries;

(xiii) if such Affiliate Transaction is with a Person in its capacity as a holder of Indebtedness or Capital Stock of Holdings or any Restricted Subsidiary where such Person is treated no more favorably than the holders of Indebtedness or Capital Stock of the Lead Borrower or any Restricted Subsidiary;

(xiv) transactions effected pursuant to agreements in effect on the Closing Date and any amendment, modification or replacement of such agreement (so long as such amendment or replacement is not materially more disadvantageous to the holders of the notes, taken as a whole);

(xv) payments to the Equity Investors made for any financial advisory, financing or other investment banking activities, including without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors;

(xvi) the Transactions and the payment of all fees and expenses related to the Transactions;

(xvii) intellectual property licenses in the ordinary course of business;

(xviii) Permitted Liens of the type described in clause (xiv)(B) thereof granted in favor of an MTBE Subsidiary or Permitted MTBE Joint Venture;

(xix) the MLP Formation Transactions;

(xx) transactions with any MLP Subsidiary if approved by the MLP’s conflicts committee; and

(xxi) transactions between the Lead Borrower or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Lead Borrower; provided, however, that such director abstains from voting as a director of the Lead Borrower on any matter involving such other Person.

Section 6.08. Business Activities. The Lead Borrower will not, and will not permit any of their Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Lead Borrower and its Restricted Subsidiaries taken as a whole.

Section 6.09. Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of Holdings or the Lead Borrower may designate any Subsidiary of Holdings (including any newly acquired or newly formed Subsidiary of Holdings) other than a Borrower to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, Holdings or any other Subsidiary of Holdings that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter incur Non-Recourse Debt (other than guarantees of performance of the Unrestricted Subsidiary in the ordinary course of business, excluding guarantees of Indebtedness for borrowed money); provided, further, however, that both immediately before and after giving effect to any such designation the Other Payment Conditions are met.

(b) The Board of Directors of Holdings or the Lead Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, both immediately before and after giving effect to any such designation the Other Payment Conditions are met.

(c) Any such designation by the Board of Directors of Holdings or the Lead Borrower shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the applicable Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

Section 6.10. Minimum Fixed Charge Coverage Ratio. If, at any time during any Fiscal Quarter, (i) an Event of Default is continuing or (ii) Excess Availability is less than the greater of (x) 10% of Availability and (y) $20.0 million (which in case of clause (y), shall be reduced after a Significant Asset Sale proportionately based on the Fair Market Value of the Significant Asset Sale in relation to Total Assets, but only to the extent that there is a permanent reduction in Commitments on a pro rata basis), the Lead Borrower shall comply with a minimum Fixed Charge Coverage Ratio for the most recent period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 3.05 of at least 1.0 to 1.0. Such requirement shall continue until the date that no Event of Default exists and Excess Availability shall have been not less than the greater of (x) 10% of Availability and (y) $20.0 million for a period of 21 consecutive calendar days.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01. Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made by a Borrower or any other Loan Party in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been incorrect, false or misleading in any material respect when so made, deemed made or furnished by a Borrower or any other Loan Party;

(b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any Revolving L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or on any Revolving L/C Disbursement or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(d) failure by Holdings to comply with its obligations under Section 5.01(a) (with respect to any Borrower), Section 5.05(a) or Article VI.

(e) failure by Holdings or any of Holdings’ Restricted Subsidiaries to comply with any of its other obligations (other than those specified in paragraphs (b), (c) or (d) above) under the Loan Documents and the continuance of such failure for 30 days (or 60 days in the case of a Reporting Failure (other than Section 5.14, which shall be subject to a 5 Business Day grace period hereunder; provided that failure to deliver a weekly Borrowing Base certificate, if required under Section 5.14, shall be subject to a 2 day grace period hereunder)) after notice thereof to Holdings by the Administrative Agent or any Lender (given through the Administrative Agent);

(f) (i) any event or condition occurs that (x) results in any Material Indebtedness becoming due prior to its scheduled maturity or (y) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) a Borrower or any of its Significant Subsidiaries (or a group of Subsidiaries that taken as a whole, would constitute, a Significant Subsidiary) shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g) failure by Holdings, the Lead Borrower or any Significant Subsidiary (or a group of Subsidiaries that taken as a whole, would constitute, a Significant Subsidiary), to pay final and non- appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million (net of any amounts which are covered by insurance or bonded), which judgments are not paid, waived, satisfied, discharged or stayed for a period of 60 days;

(h) there shall have occurred a Change in Control (other than a Qualifying MLP IPO);

(i) Holdings, the Lead Borrower, or any Significant Subsidiary (or a group of Subsidiaries that taken as a whole, would constitute, a Significant Subsidiary) pursuant to or within the meaning of Bankruptcy Law:

(i) commences a voluntary case or proceeding (including the filing of a notice of intention in respect thereof),

(ii) consents to the entry of an order for relief against it in an involuntary case or proceeding,

(iii) consents to the appointment of a custodian, receiver, receiver-manager, administrative receiver, administrator, liquidator, trustee, liquidation custodian, sequestrator, conservator, or similar official of it or for all or substantially all of its property, or

(iv) makes a general assignment for the benefit of its creditors;

(j) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against Holdings, the Lead Borrower, or any Significant Subsidiary in an involuntary case or proceeding;

(ii) appoints a custodian, receiver, receiver-manager, administrative receiver, administrator, liquidator, trustee, liquidation custodian, sequestrator, conservator, or similar official of Holdings, the Lead Borrower, or any Significant Subsidiary or for all or substantially all of the property of Holdings, the Lead Borrower, or any Significant Subsidiary; or

(iii) orders the liquidation, winding up, or dissolution or a suspension of payments against Holdings, the Lead Borrower, or any Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(k) one or more ERISA Events shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l) (i) any Loan Document (subject to the terms of such Loan Document) shall for any reason be asserted in writing by any Loan Party not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to Collateral that is not immaterial to Holdings and its Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that (x) any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under any Security Document or to file UCC continuation statements, (y) such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer or (z) any such loss of validity, perfection or priority is the result of any failure by the Collateral Agent or the Administrative Agent to take any action necessary to secure the validity, perfection or priority of the liens, or (iii) the Guarantees pursuant to the Loan Document Guarantee by Holdings, the Borrowers or the Subsidiary Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Holdings, any Borrower, any Subsidiary Loan Party or any other Person not to be in effect or not to be legal, valid and binding obligations; then, and in every such event (other than an event with respect to a Borrower described in paragraph (i) or (j) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to Holdings, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) demand cash collateral pursuant to Section 2.05(c); and in any event described in paragraph (i) or (j) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.05(c), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 7.02. Holdings’ Right to Cure.

(a) Financial Performance Covenant. Notwithstanding anything to the contrary contained in Section 7.01, in the event that Holdings fails to comply with the requirements of the Financial Performance Covenant, until the expiration of the 10th day subsequent to the date the certificate calculating such Financial Performance Covenant is required to be delivered pursuant to Section 5.04(c) (the “Last Cure Date”), Holdings shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of Holdings (collectively, the “Cure Right”), and upon the receipt by Holdings of such cash (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right such Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustments:

(i) Consolidated Adjusted EBITDA shall be increased, solely for the purpose of measuring the Financial Performance Covenant (and measuring compliance with the Financial Performance Covenant in subsequent Test Periods that include the relevant fiscal quarter) and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) if, after giving effect to the foregoing recalculations, Holdings shall then be in compliance with the requirements of the Financial Performance Covenant, Holdings shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the financial covenant that had occurred shall be deemed cured for this purposes of the Agreement.

(b) Limitation on Exercise of Cure Right. Notwithstanding anything herein to the contrary, (i) in each four-fiscal- quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant and (iii) the Cure Right shall not be exercised more than four times during the term of this Agreement. The Lenders shall not be required to comply with any request for Borrowing during any Financial Performance Covenant default and until such time as the Holdings has received the Cure Amount necessary for complying with the Financial Performance Covenant for the relevant period.

ARTICLE VIII

THE AGENTS

Section 8.01. Collateral Agent and Administrative Agent Appointment. Each Secured Party hereby irrevocably designates and appoints Bank of America, N.A. as the Administrative Agent of such Lender under this Agreement and the other Loan Documents (for purposes of this Agreement, the term “Administrative Agent” shall include Bank of America, N.A. in its capacity as Collateral Agent pursuant to the Security Documents and the Intercreditor Agreement), and each such Secured Party irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

Section 8.02. Joint Lead Arrangers, etc. Each Lender and each Issuing Bank recognizes and agrees that the Joint Lead Arrangers, Joint Book Manager, Syndication Agent and Documentation Agents in their respective capacities as such, shall have no duties or responsibilities under this Agreement or any other Loan Document, or any fiduciary relationship with any Lender of Issuing Bank, and shall have no functions, responsibilities, duties, obligations or liabilities for acting as such hereunder.

Section 8.03. Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender or Issuing Bank an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17(a) or Section 2.17(c), each Lender or Issuing Bank shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender or Issuing Bank for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender or Issuing Bank failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by the Administrative Agent shall be conclusive absent manifest error. Each Lender and Issuing Bank Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Bank under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.03. The agreements in this Section 8.03 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 8.04. Lien Release; Care of Collateral. Secured Parties authorize the Agents to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition or Lien that Borrowers certify in writing is an Asset Sale permitted under Section 6.03 or a Permitted Lien entitled to priority over the Collateral Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry) and (c) that does not constitute a material part of the Collateral. The Agents shall have no obligation to assure that any Collateral exists or is owned by any Loan Party, or is cared for, protected or insured, nor to assure that the Collateral Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Section 8.04.

Section 8.05. Additional Agreement. The Administrative Agent is authorized to enter into the Intercreditor Agreement and any other intercreditor agreement contemplated hereby with respect to Indebtedness that is (i) required or permitted to be subordinated hereunder and/or (ii) secured by Liens and which Indebtedness contemplates an intercreditor, subordination or collateral trust agreement (any such other intercreditor agreement, an “Additional Agreement”), and the parties hereto acknowledge that the Intercreditor Agreement and any Additional Agreement is binding upon them. Each Lender (a) hereby consents to the subordination of the Liens on the Collateral other than the “Revolving Facility Priority Collateral” securing the Obligations on the terms set forth in the Intercreditor Agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement or any Additional Agreement and (c) hereby authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement or any Additional Agreement and to subject the Liens on the Collateral securing the obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrowers and such Secured Parties are intended third-party beneficiaries of such provisions and the provisions of the Intercreditor Agreement and/or any Additional Agreement.

Section 8.06. Reliance by Agents. The Agents shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. The Agents shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.

Section 8.07. Action Upon Default. The Agents shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Article IV, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify the Agents and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and Required Lenders, it will not take any Enforcement Action, accelerate any Secured Obligations (other than Secured Bank Product Obligations), or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other dispositions of Collateral, or to assert any rights relating to any Collateral.

Section 8.08. Indemnification. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS THE AGENTS AND THE ISSUING BANK, TO THE EXTENT NOT REIMBURSED BY THE LOAN PARTIES, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH PERSON, PROVIDED THAT ANY CLAIM AGAINST AN AGENT RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). If the Administrative Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by the Administrative Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to the Administrative Agent by each Lender to the extent of its pro rata share.

Section 8.09. Successor Agent and Co-Agents.

(a) Resignation; Successor Administrative Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Administrative Agent (and the Collateral Agent) may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Administrative Agent (and Collateral Agent) which shall be (a) a Lender or an Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Event of Default under Section 7.01(b), (c), (i) or (j) exists) Borrowers. If no successor agent is appointed prior to the effective date of the Administrative Agent’s (and the Collateral Agent’s) resignation, then the Administrative Agent and Lead Borrower may appoint a successor agent that is a financial institution acceptable to it, which shall be a Lender unless no Lender accepts the role. Upon acceptance by a successor Agent of its appointment hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring the Administrative Agent (and the Collateral Agent) without further act, and the retiring the Administrative Agent (and the Collateral Agent) shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in in this Agreement and the other Loan Documents. Notwithstanding any Agent’s resignation, the provisions of this Section 8.09 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while the Administrative Agent (and the Collateral Agent). Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be the Administrative Agent (and the Collateral Agent) hereunder without further act on the part of any Secured Party or Loan Party.

(b) Co-Collateral Agent. If necessary or appropriate under Applicable Law, the Administrative Agent (and the Collateral Agent) may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right and remedy intended to be available to the Administrative Agent (and the Collateral Agent) under the Loan Document shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that the Administrative Agent (and the Collateral Agent) may request to effect such appointment. If an agent shall dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by applicable law, shall vest in and be exercised by the Administrative Agent (and the Collateral Agent) until appointment of a new agent.

(c) Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank and Swingline Lender. If Bank of America resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all Revolving L/C Reimbursement Obligations with respect thereto, including the right to require the Lenders to make ABR Loans or fund risk participations in Fronting Exposure. If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make ABR Loans or fund risk participations in outstanding Swingline Loans. Upon the appointment by the Borrower of a successor Issuing Bank or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as applicable, (ii) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Revolving Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Revolving Letters of Credit.

Section 8.10. Individual Capacities. As a Lender, Bank of America shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. The Agents, Lenders and their Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, the Loan Parties and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, the Agents, Lenders and their Affiliates may receive information regarding the Loan Parties, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

Section 8.11. Bank Product Providers; Hedging Obligations. Each Secured Bank Product Provider and counterparty to Hedging Obligations that are Secured Obligations agrees to be bound by Section 2.26 and this Article VIII. Each Secured Bank Product Provider and counterparty to Hedging Obligations shall indemnify and hold harmless the Administrative Agent (and the Collateral Agent), to the extent not reimbursed by the Loan Parties, against all Claims that may be incurred by or asserted against the Administrative Agent (and the Collateral Agent) in connection with such provider’s Secured Bank Product Obligations and Hedging Obligations.

Section 8.12. No Third Party Beneficiaries. This Article VIII is an agreement solely among Secured Parties, and shall survive Full Payment of the Obligations. Other than as set forth herein this Article VIII does not confer any rights or benefits upon Borrowers or any other Person. As between Borrowers and the Agents, any action that any Agents may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties. Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, Joint Lead Arrangers, Administrative Agent or Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder

ARTICLE IX

MISCELLANEOUS

Section 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)	if to any Loan Party:

c/o TPC Group Inc.

5151 San Felipe, Suite 800

Houston, Texas 77056

Attn: Miguel Desdin

with copies to:

First Reserve Corporation

One Lafayette Place

Greenwich, CT 06830

Attn: Neil Wizel

SK Capital Partners III, L.P.

400 Park Avenue Suite 810

New York, NY 10022

Attn: Jack Norris

Service of process to the Process Agent on behalf of any Borrower shall be made in accordance with Section 9.15 to the addresses set forth above;

and

(ii)	if to the Administrative Agent and the Collateral Agent, to:

Bank of America, N.A.

901 Main Street, 11th Floor

TX1-492-11-23

Dallas, TX 75202

Attn: Laura Wieland

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to service of process, or to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, the Collateral Agent and each Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided further that approval of such procedures may be limited to particular notices or communications.

(c) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or (to the extent permitted by paragraph (b) above) electronic means prior to 1:00 p.m. (New York time) on such date, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrowers and the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or Revolving L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Revolving Letter of Credit is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Section 2.15, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

Section 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Borrowers and the Agents and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrowers, each Issuing Bank, the Agents and each Lender and their respective permitted successors and assigns.

Section 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Revolving Letter of Credit), except that other than pursuant to a merger permitted by Section 6.06, no Borrower may assign or otherwise transfer any of its rights or obligations hereunder (except as part of the Transaction) without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Revolving Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) Holdings; provided that no consent of Holdings shall be required for an assignment to a Lender, an Affiliate of a Lender or, if an Event of Default pursuant to Section 7.01(b), Section 7.01(c), Section 7.01(i) or Section 7.01(j) has occurred and is continuing, any other assignee (provided that any liability of any Borrower to an assignee that is an Approved Fund or Affiliate of the assigning Lender under Section 2.17 or Section 2.19 shall be limited to the amount, if any, that would have been payable hereunder by such Borrower in the absence of such assignment);

(B) the Administrative Agent, the Issuing Bank and the Swingline Lender;

(C) so long as no Event of Default has occurred and is continuing, Holdings may withhold its consent if the costs or the taxes payable by the Borrowers to the assignee under Section 2.15 or Section 2.17 shall be greater than they would have been to assignor;

(ii)	Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than U.S.$5.0 million and increments of U.S. $1.0 million in excess thereof, in the case of assignments under the Revolving Facility, provided that no such consent of Holdings shall be required if an Event of Default under paragraph (b), (c), (i) or (j) of Section 7.01 has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that (i) only one such fee shall be payable in the case of contemporaneous assignments to or by two or more related Approved Funds and (ii) such fee does not apply to assignments by the Joint Lead Arrangers;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any administrative information that the Administrative Agent may reasonably request; and

(E) no Commitments or Loans under the Revolving Facility may be assigned to the Sponsor or any Sponsor Affiliate.

For purposes of this Section 9.04(b), the term “Approved Fund” shall have the following meaning:

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender hereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall not be effective as an assignment hereunder.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and Revolving L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agents, each Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Bank and (solely with respect to its own Commitments) any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, any administrative information reasonably requested by the Administrative Agent (unless the assignee shall already be a Lender hereunder), and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of any Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and Revolving L/C Disbursements owing to it); provided that (H) such Lender’s obligations under this Agreement shall remain unchanged, (I) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (J) the Borrowers, the Agents, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument (oral or written) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to exercise rights under and to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.04(a)(i) or clause (i), (ii), (iii), (iv), (vi) or (vii) of the first proviso to Section 9.08(b) that affects such Participant and (y) no other agreement (oral or written) with respect to such Participant may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section 9.04, the Borrowers agree that each

Participant shall be entitled to the benefits (and subject to the requirements and limitations) of Sections 2.15, 2.16 and 2.17 to the same extent as if it were the Lender from whom it obtained its participation (subject to the requirements and limitations therein, including the requirement to provide documentation under Section 2.17(e)) and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Revolver Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Revolving Facility Loans, Revolving Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Revolving Facility Loans, Revolving Letters of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register

(i) A Participant shall not be entitled to receive any greater payment under Sections 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Holdings’ prior written consent (which shall not be unreasonably withheld) and Holdings may withhold its consent if a Participant would be entitled to require greater payment than the applicable Lender under such Sections.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and its promissory note, if any, to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto, and any such pledgee (other than a pledgee that is the Federal Reserve Bank) shall acknowledge in writing that its rights under such pledge are in all respects subject to the limitations applicable to the pledging Lender under this Agreement or the other Loan Documents.

(e) Notwithstanding anything to the contrary contained in this Section 9.04, (i) guarantees, collateral security agreements, pledge agreements and related documents (if any) executed by the Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and/or waived with the consent of the Administrative Agent at the request of the Borrowers (or the Lead Borrower on behalf of Borrowers) without the input or need to obtain the consent of any other Lenders to (x) comply with local law or advice of local counsel or (y) to cause such guarantees, collateral security agreements, pledge agreement or other document to be consistent with this Agreement and the other Loan Documents, (ii) the Borrowers and the Administrative Agent may, without the input or consent of any other Revolving Facility Lender (other than, in the case of Section 2.20, each applicable New Revolving Facility Lender), effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrowers and the Administrative Agent to effect the provisions of Sections 2.20 or 2.23 and (iii) if the Administrative Agent and the Borrowers have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrowers shall be permitted to amend such provision solely to address such matter as reasonably determined by them acting jointly.

Section 9.05. Expenses; Indemnity.

(a) The Borrowers agree to pay all reasonable and documented out-of-pocket expenses incurred by the Agents in connection with the preparation of this Agreement and the other Loan Documents, or by the Agents in connection with the syndication of the Commitments or the administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination, appraisals and field examinations and the preparation of reports based thereon and the reasonable fees, disbursements and the charges for no more than one counsel in each jurisdiction where Collateral is located) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not such transactions hereby contemplated shall be consummated) or incurred by the Agents or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel (including the reasonable and documented expenses of Paul Hastings LLP and the reasonable and documented allocated costs of internal counsel for the Agents, the Joint Lead Arrangers, any Issuing Bank or any Lender); provided that, absent any conflict of interest, the Agents and the Joint Lead Arrangers shall not be entitled to indemnification for the fees, charges or disbursements of more than one counsel in each jurisdiction.

(b) The Borrowers agree to indemnify the Agents, the Joint Lead Arrangers, each Issuing Bank, each Lender and each of their respective directors, trustees, officers, employees, investment advisors, agents, affiliates and assigns (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of the Commitment Letter, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Revolving Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction to have resulted from the gross negligence, bad faith, material breach of contract or willful misconduct of such Indemnitee (treating, for this purpose only, an Indemnitee and its Related Parties as a single Indemnitee) as determined by a court of competent jurisdiction in a final non-appealable order. Subject to and without limiting the generality of the foregoing sentence, the Borrowers agree to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel or consultant fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any Environmental Claim related in any way to Holdings, the Borrowers or any of their Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any Real Property, any property owned, leased or operated by any predecessor of Holdings, the Borrowers or any of their Subsidiaries, or any property at which Holdings, the Borrowers or any of their Subsidiaries has sent Hazardous Wastes for treatment, storage or disposal, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction in a final non-appealable order to have resulted from the gross negligence, bad faith, material breach of contract or willful misconduct of such Indemnitee or any of its Related Parties or would have arisen as against the Indemnitee regardless of this Agreement or any Borrowings hereunder. In no event shall any Indemnitee be liable to any Loan Party for any consequential, indirect, special or punitive damages. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations under the Loan Documents, the invalidity or unenforceability of any term or provision of the Commitment Letter, this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent, any Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Unless an Event of Default shall have occurred and be continuing, the Borrowers shall be entitled to assume the defense of any action, claim or other proceeding for which indemnification is sought hereunder with counsel of their choice at its expense (in which case the Borrowers shall not thereafter be responsible for the fees and expenses of any separate counsel retained by an Indemnitee except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to each such Indemnitee. Notwithstanding a Borrower’s election to assume the defense of such action, claim or proceeding, each Indemnitee shall have the right to employ separate counsel and to participate in the defense of such action, claim or proceeding, and such Borrower shall bear the reasonable fees, costs and expenses of such separate counsel, if (i) the use of counsel chosen by such Borrower to represent such Indemnitee would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action, claim or proceeding include both such Borrower and such Indemnitee and such Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to such Borrower (in which case such Borrower shall not have the right to assume the defense or such action, claim or proceeding on behalf of such Indemnitee); (iii) such Borrower shall not have employed counsel reasonably satisfactory to such Indemnitee to represent it within a reasonable time after notice of the institution of such action, claim or proceeding; or (iv) such Borrower shall authorize in writing such Indemnitee to employ separate counsel at such Borrower’s expense. Such Borrower will not be liable under this Agreement for any amount paid by an Indemnitee to settle any claims, actions or proceedings if the settlement is entered into without such Borrower’s consent, which consent may not be withheld or delayed unless such settlement is unreasonable in light of such claims, actions or proceedings against, and defenses available to, such Indemnitee; provided, that such Borrower will have no such consent right if an Event of Default shall have occurred and be continuing.

(d) This Section 9.05 shall not apply to Taxes, other than any Taxes that represent losses or damages arising from non-Tax claims (and taking into account any associated Tax benefits in determining such losses or damages).

Section 9.06. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank or for the credit or the account of any Loan Party or any other Subsidiary incorporated in the United States of America of any jurisdiction therein, against any and all obligations of the Loan Parties, now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

Section 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08. Waivers; Amendment. No failure or delay of the Agents, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Borrower or any other Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(a) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Collateral Agent and consented to by the Required Lenders (or otherwise in accordance with the terms of such Loan Document); provided, however, that no such agreement shall

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any Revolving L/C Disbursement without the prior written consent of each Lender directly and adversely affected thereby; provided that any amendment to the financial covenant definitions or “most favored nation” provisions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i),

(ii) increase or extend the Commitment of any Lender or decrease the Commitment Fees or Revolving L/C Participation Fees or other fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender),

(iii) extend any date on which payment of interest on any Loan, Revolving L/C Disbursement or any Fees is due, without the prior written consent of each Lender directly and adversely affected thereby,

(iv) amend or modify the provisions of Section 2.26(b), without the prior written consent of each Lender directly and adversely affected thereby,

(v) amend or modify the provisions of this Section 9.08 or the definition of the terms “Required Lenders,” “Majority Lenders,” “Super-Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender directly and adversely affected thereby, or

(vi) subject to Section 9.18, release all or substantially all of the Collateral or release all or substantially all of the value of the Guarantees under the Loan Document Guarantee of the Subsidiary Loan Parties, taken as a whole, without the prior written consent of each Lender directly and adversely affected thereby;

provided, further; that (x) the consent of Super-Majority Lenders shall be required to amend, modify, supplement, waive or otherwise change, as applicable (A) the definition of “Availability” and “Excess Availability,” or (B) definition of Borrowing Base (including any applicable advance rates) and any defined terms which appear in the definition of “Borrowing Base” and would have the effect of increasing Availability or the Borrowing Base (it being understood that the establishment, modification or elimination of reserves and adjustment, establishment and elimination of criteria for Eligible Accounts Receivable and

Eligible Inventory, in each case in accordance with the terms hereof will not be deemed to require the consent of the Super-Majority Lenders); and (y) that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or an Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender.

(b) Without the consent of any Syndication Agent, Joint Lead Arranger or Lender, the Loan Parties and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Finance Parties (and potentially other Secured Parties), or as required by local law to give effect to, or protect any security interest for the benefit of the Finance Parties (and potentially other Secured Parties), in any property or so that the security interests therein comply with applicable law.

(c) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, and the Borrowers (ii) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect there to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(d) In addition, notwithstanding the foregoing, technical and conforming modification to the Loan Documents may be made with the consent of the Lead Borrower and the Administrative Agent to the extent necessary to integrate any New Term Commitments, New Commitments or facilities provided pursuant to Section 9.08(d) or Section 9.08(e) on substantially the same basis as the Loans and any then existing Term Loans, or on customary terms for term loans, as applicable.

Section 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

Section 9.10. Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavour in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission or an electronic transmission of a PDF copy thereof shall be as effective as delivery of a manually signed original; provided, however, that any such delivery shall be followed promptly by delivery of the manually signed original.

Section 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15. Jurisdiction; Consent to Service of Process.

(a) Each of the Borrowers, the Agents, the Issuing Bank and the Lenders hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each Borrower further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to such Borrower at the address specified for the Loan Parties in Section 9.01, or in accordance with the following sentence. Each Borrower appoints Lead Borrower (the “Process Agent”) as its agent for service of process in relation to any action or proceeding in such courts and agrees that failure by the Process Agent to notify the relevant Borrower of any process will not invalidate the proceedings concerned. In the event the Process Agent is unable to act as a Borrower’s agent for service of process for any reason, the relevant Borrower will immediately appoint another process agent reasonably acceptable to the Administrative Agent. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Borrower or any Loan Party or their properties in the courts of any jurisdiction.

(b) Each of the Borrowers, the Agents, the Issuing Bank and the Lenders hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.16. Confidentiality. Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to Holdings, the Borrowers and their other Subsidiaries and their respective Affiliates furnished to it by or on behalf of Holdings, the Borrowers or the other Loan Parties or such Subsidiary or Affiliate (other than information that (x) has become generally available to the public other than as a result of a disclosure by such party in breach of this Agreement, (y) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.16 or (z) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such Person’s actual knowledge, no obligations of confidentiality to Holdings, the Borrowers or any other Subsidiary or any such Affiliate) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any Person that approves or administers the Loans on behalf of such Lender or Issuing Bank (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (i) to the extent necessary to comply with law or any legal process or the regulatory or supervisory requirements of any Governmental Authority (including bank examiners), the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded,

(ii) as part of reporting or review procedures to Governmental Authorities (including bank examiners) or the National Association of Insurance Commissioners, (iii) to its parent companies, Affiliates or auditors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (iv) in order to enforce its rights under any Loan Document in a legal proceeding, (v) to any actual or prospective assignee of, or actual or prospective Participant in, any of its rights under this Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16 or on terms at least as restrictive as those set forth in this Section 9.16) and (vi) to any direct or indirect contractual counterparty in Hedge Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section or on terms at least as restrictive as those set forth in this Section 9.16). If a Lender, an Issuing Bank or an Agent is requested or required to disclose any such information (other than to its bank examiners and similar regulators, internal or external auditors) pursuant to or as required by law or legal process or subpoena to the extent reasonably practicable, it shall give prompt notice thereof to Holdings so that Holdings may seek an appropriate protective order and such Lender, Issuing Bank or Agent will cooperate with Holdings (or the applicable Subsidiary or Affiliate) in seeking such protective order. Notwithstanding the foregoing, the Agents and the Lenders may publish or disseminate general information concerning this credit facility for league table, tombstone and advertising purposes, and with the Lead Borrower’s written consent, may use Borrowers’ logos, trademarks or product photographs in advertising materials for such purposes .

Section 9.17. Communications. Delivery. Each Loan Party hereby agrees that it will use all reasonable efforts to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to 5:00 p.m. (CST) on the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at the address referenced in Section 9.01(a)(ii). Nothing in this Section 9.17 shall prejudice the right of the Agents, the Syndication Agent, the Joint Lead Arrangers or any Lender or Issuing Bank or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.

(i) Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform (as defined below) shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e mail address.

(b) Posting. Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on an electronic transmission system (the “Platform”).

(c) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its affiliates or any of their respective officers, directors, employees, agents advisors or representatives (collectively, “Agent Parties”) have any liability to the Loan Parties, any Lender or Issuing Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct.

Section 9.18. Release of Liens and Guarantees.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, automatically and without the need for any further action by any person (or, if automatic release is not permitted in accordance with any applicable law, upon request to the Collateral Agent by Holdings or the relevant Loan Party):

(i) the Liens on the Collateral held by the Collateral Agent shall (without notice to, or vote or consent of, any Secured Party) be released: (A) in whole or in part, as applicable, as to all or any portion of the Collateral which has been taken by eminent domain, condemnation or other similar circumstances, at the time of such event; (B) in part, as to any property that is sold, transferred, leased or otherwise disposed of by any Loan Party (other than to any other Loan Party) in a transaction not prohibited by Section 6.03 or Section 6.06, at the time of such sale, transfer or disposition (which, in connection with sale and leaseback transactions and novations and any refinancings thereof shall include the assets which are the subject of such sale and leaseback transactions, novations and/or refinancings, assets and contract rights related thereto (including, without limitation, the right to receive rental rebates or deferred sale payments), sub-lease rights, insurances relating thereto and rental deposits); (C) in part, as to any property that is owned or at any time acquired by a Loan Party that has been released from its Guarantee in accordance with paragraph (b) of this Section 9.18, concurrently with the release of such Guarantee; and (D) otherwise in accordance with any applicable provisions of the Security Documents or the Intercreditor Agreement; and

(ii) the Guarantee of a Subsidiary Loan Party given under the Loan Document Guarantee will be released: (A) in connection with any sale, disposition or transfer of all or substantially all of the assets of that Subsidiary Loan Party (including by way of merger, amalgamation or consolidation) to a Person that is not (either before or after giving effect to such transaction) Holdings or a Restricted Subsidiary of Holdings, if such sale, disposition or transfer is not prohibited by Section 6.03 or Section 6.06; (B) in connection with any sale, disposition or transfer of all of the Capital Stock of that Subsidiary Loan Party to a Person that is not (either before or after giving effect to such transaction) Holdings or a Restricted Subsidiary of Holdings, if the sale, disposition or transfer is not prohibited by Section 6.03 or Section 6.06; or (C) if Holdings designates any Restricted Subsidiary that is a Subsidiary Loan Party to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Agreement.

(b) The Security Documents and the Loan Document Guarantee shall terminate, and each Loan Party shall automatically and without the need for any further action by any person be released from its obligations thereunder and the security interests in the Collateral granted by any Loan Party shall be automatically released (or, if automatic release is not permitted in accordance with any applicable law, the Security Documents and the Loan Document Guarantee shall terminate, and each Loan Party shall be released from its obligations thereunder and the security interests in the Collateral shall be released upon request to the Collateral Agent by Holdings or the relevant Loan Party) upon Full Payment of the Secured Obligations.

(c) The Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the applicable Loan Party and at such Loan Party’s expense to evidence or effect any release or termination provided for in this Section 9.18.

(d) Any representation, warranty or covenant contained in any Loan Document relating to any Equity Interests or assets shall no longer be deemed to be made once such Equity Interests or asset is conveyed, sold, leased, assigned, transferred or disposed of.

Section 9.19. U.S.A. PATRIOT Act and Similar Legislation. Each Lender and Issuing Bank hereby notifies each Loan Party that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001) (the “U.S.A. PATRIOT Act”), it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of each Loan Party and other information that will allow the Lenders to identify such Loan Party in accordance with such legislation. Each Loan Party agrees to furnish such information promptly upon request of a Lender. Each Lender shall be responsible for satisfying its own requirements in respect of obtaining all such information.

Section 9.20. Judgment. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first mentioned currency with such other currency at the Administrative Agent’s principal office in New York on the Business Day preceding that on which final judgment is given.

Section 9.21. No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrowers and the other Loan Parties. Each Borrower hereby agrees that subject to applicable law, nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and Borrower, their stockholders or their Affiliates. Each Borrower hereby acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, (ii) in connection therewith and with the process leading to such transaction none of the Lenders is acting as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its Affiliates has advised or is currently advising such Loan Party on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (iv) each Borrower and other Loan party has consulted its own legal and financial advisors to the extent it has deemed appropriate. Each Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

Section 9.22. Joint and Several Obligations.

(a) Each of the Borrowers shall be jointly and severally liable hereunder and under each of the other Loan Documents with respect to all Obligations, regardless of which of the Borrowers actually receives the proceeds of the Loans or the benefit of any other extensions of credit hereunder, or the manner in which the Lead Borrower, the Borrowers, the Administrative Agent, the Lenders or any of the Issuing Banks account therefore in their respective books and records. In furtherance and not in limitation of the foregoing, (i) each Borrower’s obligations and liabilities with respect to proceeds of Loans which it receives or Letters of Credit issued for its account, and related fees, costs and expenses, and (ii) each Borrower’s obligations and liabilities arising as a result of the joint and several liability of the Borrowers hereunder with respect to proceeds of Loans received by, or Letters of Credit issued for the account of, any of the other Borrowers, together with the related fees, costs and expenses, shall be separate and distinct obligations, both of which are primary obligations of such Borrower. Except as otherwise provided in any Loan Document, the joint and several liability of any of the Borrowers shall not be impaired or released by (A) the failure of the Administrative Agent, any Lender, the Collateral Agent or any Issuing Bank, any successors or assigns thereof, or any holder of any Note or any of the Obligations to assert any claim or demand or to exercise or enforce any right, power or remedy against the Lead Borrower, any Borrower, any Subsidiary of any Borrower, any other Person, the Collateral or otherwise; (B) any extension or renewal for any period (whether or not longer than the original period) or exchange of any of the Obligations or the release or compromise of any obligation of any nature of any Person with respect thereto; (C) the surrender, release or exchange of all or any part of any property (including without limitation the Collateral) securing payment, performance and/or observance of any of the Obligations or the compromise or extension or renewal for any period (whether or not longer than the original period) of any obligations of any nature of any Person with respect to any such property; (D) any action or inaction on the part of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank, or any other event or condition with respect to any other Borrower, including any such action or inaction or other event or condition, which might otherwise constitute a defense available to, or a discharge of, such Borrower, or a guarantor or surety of or for any or all of the Obligations; and (E) any other act, matter or thing (other than payment or performance of the Obligations) which would or might, in the absence of this provision, operate to release, discharge or otherwise prejudicially affect the obligations of such Borrower or any other Borrower.

(b) Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent the joint obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law) then the Obligations of each Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

(c) To the extent that any Borrower shall make a payment under this Section 9.22 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s Allocable Amount (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 9.22 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. This Section 9.22 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 9.22(c) is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Credit Agreement. Nothing contained in this Section 9.22 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, Fees and Expenses with respect thereto for which such Borrower shall be primarily liable. The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing. The rights of the indemnifying Borrowers against other Credit Parties under this Section 9.22 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Commitments.

(d) The liability of Borrowers under this Section 9.22 is in addition to and shall be cumulative with all liabilities of each Borrower to Agent and Lenders under this Credit Agreement and the other Loan Documents to which such Borrower is a party, without any limitation as to amount.

Section 9.23. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof; and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

IN WITNESS WHEREOF, each of the undersigned has caused this Credit Agreement to be duly executed and delivered by its duly authorized officer or other representative as of the day and year first above written.

Lead Borrower

TPC GROUP INC.

/s/ Rishi A. Varma
By:	Rishi A. Varma
Its:	Vice President, General Counsel

SAWGRASS MERGER SUB INC.

/s/ Neil A. Wizel
By:	Neil A. Wizel
Its:	Co-President and Treasurer

/s/ Jack Norris
By:	Jack Norris
Its:	Co-President and Secretary

Holdings

TPC HOLDINGS, INC.

/s/ Rishi A. Varma
By:	Rishi A. Varma
Its:	Vice President, General Counsel

Designated Borrowers

TPC GROUP LLC

/s/ Rishi A. Varma
By:	Rishi A. Varma
Its:	Vice President, General Counsel

TP CAPITAL CORP.

/s/ Rishi A. Varma
By:	Rishi A. Varma
Its:	Vice President, General Counsel

TEXAS BUTYLENE CHEMICAL CORPORATION

/s/ Rishi A. Varma
By:	Rishi A. Varma
Its:	Vice President, General Counsel

TEXAS OLEFINS DOMESTIC INTERNATIONAL SALES CORPORATION

/s/ Rishi A. Varma
By:	Rishi A. Varma
Its:	Vice President, General Counsel

PORT NECHES FUELS, LLC

/s/ Rishi A. Varma
By:	Rishi A. Varma
Its:	Vice President, General Counsel

Administrative Agent

BANK OF AMERICA, N.A.

By:	/s/ Laura Wieland
Name:	Laura Wieland
Title:	Vice President

Collateral Agent

BANK OF AMERICA, N.A.

By:	/s/ Laura Wieland
Name:	Laura Wieland
Title:	Vice President

Lenders

BANK OF AMERICA, N.A.

By:	/s/ Laura Wieland
Name:	Laura Wieland
Title:	Vice President

WELLS FARGO BANK, N.A.

By:	/s/ Karen Cox
Name:	Karen Cox
Title:	Director

BANK OF MONTREAL

By:	/s/ Michael Scolaro
Name:	Michael W. Scolaro
Title:	Managing Director

JEFFERIES FINANCE LLC

By:	/s/ E.J. Hess
Name:	E.J. Hess
Title:	Managing Director

MORGAN STANLEY BANK, N.A.

By:	/s/ Lisa Hanson
Name:	Lisa Hanson
Title:	Authorized Signatory

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ MZL
Name:	MZL
Title:

By:	/s/ Phil Sauders
Name:	Phil Sauders
Title:	Director

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
Name:	Robert Ehudin
Title:	Authorized Signatory